Exhibit 2



                           INVESTMENT AGREEMENT

                         dated as of March 31, 1999

                                  between

                               BRERA SCI, LLC

                                    and

                    SAFETY COMPONENTS INTERNATIONAL, INC.

                             TABLE OF CONTENTS



                                                                       Page
                                                                       ----
 ARTICLE I   ISSUANCE AND SALE OF SENIOR PREFERRED STOCK  . . . . . . . . 2
                Section 1.1  Issuance and Sale of Senior
                             Preferred Stock . . . . . . . . . . . . . .  2
                Section 1.2  Closing . . . . . . . . . . . . . . . . . .  2

 ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . 2
                Section 2.1  Corporate Organization and
                             Qualification  . . . . . . . . . . . . . . . 2
                Section 2.2  Authorization of Agreements . . . . . . . .  3
                Section 2.3  Consents; No Conflicts  . . . . . . . . . .  3
                Section 2.4  Capitalization; Securities  . . . . . . . .  4
                Section 2.5  Subsidiaries  . . . . . . . . . . . . . . .  5
                Section 2.6  Dividends, Stock Repurchases, Etc.  . . . .  6
                Section 2.7  Company Reports; Financial Statements . . .  6
                Section 2.8  Undisclosed Liabilities . . . . . . . . . .  7
                Section 2.9  Absence of Certain Changes  . . . . . . . .  7
                Section 2.10  Property . . . . . . . . . . . . . . . . .  9
                Section 2.11  Litigation . . . . . . . . . . . . . . . .  9
                Section 2.12  Compliance with Laws; Regulatory
                              Approvals . . . . . . . . . . . . . . . .  10
                Section 2.13  Taxes  . . . . . . . . . . . . . . . . . . 10
                Section 2.14  ERISA and Other Employment Matters . . . . 11
                Section 2.15  Contracts  . . . . . . . . . . . . . . . . 14
                Section 2.16  Customer and Vendor Relations  . . . . . . 14
                Section 2.17  Financial Advisors and Brokers . . . . . . 14
                Section 2.18  Exemption from Registration  . . . . . . . 15
                Section 2.19  Environmental Protection . . . . . . . . . 15
                Section 2.20  Board Actions  . . . . . . . . . . . . . . 17
                Section 2.21  Propriety of Past Payments . . . . . . . . 18
                Section 2.22  Year 2000 and Euro Compliance  . . . . . . 18
                Section 2.23  Personnel  . . . . . . . . . . . . . . . . 18
                Section 2.24  Potential Conflict of Interest . . . . . . 19
                Section 2.25  Disclosure . . . . . . . . . . . . . . . . 19

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE INVESTOR . . . . . .  19
                Section 3.1  Organization  . . . . . . . . . . . . . . . 20
                Section 3.2  Authorization of Agreements . . . . . . . . 20
                Section 3.3  Consents; No Conflicts  . . . . . . . . . . 20
                Section 3.4  Financial Advisors and Brokers  . . . . . . 20
                Section 3.5  Ownership of Company Equity Securities;
                             Purpose of Investment   . . . . . . . . . . 21

 ARTICLE IV  STANDSTILL . . . . . . . . . . . . . . . . . . . . . . . .  21
                Section 4.1  Standstill Agreement  . . . . . . . . . . . 21

 ARTICLE V   PRE-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . .  22
                Section 5.1  Taking of Necessary Action  . . . . . . . . 22
                Section 5.2  Conduct of Business . . . . . . . . . . . . 23
                Section 5.3  Notifications . . . . . . . . . . . . . . . 24
                Section 5.4  Alternative Transactions  . . . . . . . . . 24
                Section 5.5  Supplements to Disclosure Schedules . . . . 24
                Section 5.6  Amendments to Credit Agreements . . . . . . 25
                Section 5.7  Amendment to By-Laws  . . . . . . . . . . . 25

 ARTICLE VI  ADDITIONAL COVENANTS . . . . . . . . . . . . . . . . . . .  25
                Section 6.1  Financial and Other Information . . . . . . 25
                Section 6.2  Publicity . . . . . . . . . . . . . . . . . 26
                Section 6.3  Status of Dividends . . . . . . . . . . . . 26
                Section 6.4  Director and Officer Indemnification  . . . 26
                Section 6.5  Listing; Reservation  . . . . . . . . . . . 27
                Section 6.6  Legend  . . . . . . . . . . . . . . . . . . 27
                Section 6.7  Stockholders' Meeting . . . . . . . . . . . 27
                Section 6.8  Use of Proceeds . . . . . . . . . . . . . . 29

 ARTICLE VII CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . .  29
                Section 7.1  Conditions to Investor's Obligations  . . . 29
                Section 7.2  Conditions of the Company's Obligations . . 31

 ARTICLE VIII TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . 33
                Section 8.1  Termination of Agreement  . . . . . . . . . 33
                Section 8.2  Effect of Termination . . . . . . . . . . . 33

 ARTICLE IX  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . .  34
                Section 9.1  Fees and Expenses . . . . . . . . . . . . . 34
                Section 9.2  Survival of Representations, Warranties
                             and Covenants  . . . . . . . . . . . . . .  35
                Section 9.3  Specific Performance  . . . . . . . . . . . 35
                Section 9.4  Indemnification . . . . . . . . . . . . . . 35
                Section 9.5  Notices . . . . . . . . . . . . . . . . . . 37
                Section 9.6  Entire Agreement; Amendment . . . . . . . . 38
                Section 9.7  Counterparts  . . . . . . . . . . . . . . . 39
                Section 9.8  Governing Law . . . . . . . . . . . . . . . 39
                Section 9.9  Successors and Assigns  . . . . . . . . . . 39
                Section 9.10  No Third-Party Beneficiaries . . . . . . . 40


                                  ANNEXES

 ANNEX A:    DEFINITIONS


                                  EXHIBITS

 EXHIBIT A:  FORM OF SENIOR CERTIFICATE OF DESIGNATIONS
 EXHIBIT B:  FORM OF JUNIOR CERTIFICATE OF DESIGNATIONS
 EXHIBIT C:  FORM OF AMENDED BY-LAWS
 EXHIBIT D: FORM OF OPINION OF SWIDLER BERLIN SHEREFF FRIEDMAN, LLP EXHIBIT E: FORM OF COO AGREEMENT
 EXHIBIT F:  FORM OF OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM
             (ILLINOIS)
 EXHIBIT G:  FORM OF REGISTRATION RIGHTS AGREEMENT
 EXHIBIT H:  FORM OF STOCKHOLDER AGREEMENT
 EXHIBIT I:  FORM OF ZUMMO AGREEMENT
 EXHIBIT J:  FORM OF KAPLAN AGREEMENT
 EXHIBIT K:  FORM OF AMENDMENT TO EMPLOYMENT AGREEMENT



                            INVESTMENT AGREEMENT


             INVESTMENT AGREEMENT (the "Agreement"), dated as of March 31, 1999, by and between Brera SCI, LLC, a Delaware limited liability company (the "Investor") and Safety Components International, Inc., a Delaware corporation (the "Company"). As used in this Agreement, capitalized terms have the meaning ascribed to them in Annex A hereto.

                            W I T N E S S E T H:

             WHEREAS, each of the Company and the Investor has determined to enter into this Agreement pursuant to which the Investor has agreed to purchase from the Company, and the Company has agreed to issue and sell to the Investor, 28,000 shares of the Company's Series A Convertible Preferred Stock, par value $0.10 per share (the "Senior Preferred Stock"), having the rights, preferences, privileges and restrictions set forth in the form of Certificate of Designations of Senior Preferred Stock attached hereto as Exhibit A (the "Senior Certificate of Designations"), initially convertible into shares of Common Stock (the "Common Stock") and, under certain circumstances, shares of the Company's Series B Junior Participating Preferred Stock, par value $0.10 per share (the "Junior Preferred Stock," and together with the Senior Preferred Stock, the "Preferred Stock"), having the rights, preferences, privileges and restrictions set forth in the form of Certificate of Designations of Junior Preferred Stock attached hereto as Exhibit B (the "Junior Certificate of Designations," and together with the Senior Certificate of Designations, the "Certificates of Designations");

             WHEREAS, the Company and the Investor desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein;

             NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                  ARTICLE I
                 ISSUANCE AND SALE OF SENIOR PREFERRED STOCK

             Section 1.1  Issuance and Sale of Senior Preferred Stock.
 Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Closing (as hereinafter defined), the Company will issue, sell and deliver to the Investor, and the Investor will purchase from the Company, 28,000 shares of Senior Preferred Stock, initially convertible into shares of Common Stock, subject to adjustment as set forth in the form of Senior Certificate of Designations, and, under certain circumstances shares of Junior Preferred Stock, for an aggregate purchase price of $28,000,000 (the "Investor Purchase Price").

             Section 1.2 Closing. (a) Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Sections 7.1 and 7.2 hereof, the Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York at 10:00 a.m., New York City time, on the fifth Business Day following satisfaction or waiver of the conditions set forth herein, or at such other time and place as the parties may agree (the "Closing," and the date on which the Closing occurs, the "Closing Date").

                (b) At the Closing, (i) the Company will deliver to the Investor one or more certificates representing the Senior Preferred Stock to be purchased by, and sold to, the Investor pursuant to Section 1.1 hereof (registered in the names and in the denominations designated by the Investor at least two Business Days prior to the Closing Date), together with the other documents, certificates and opinions to be delivered pursuant to Section 7.1 hereof, and (ii) the Investor, in full payment for the Senior Preferred Stock to be purchased by, and sold to, the Investor pursuant to Section 1.1 hereof, will deliver to the Company an amount equal to the Investor Purchase Price, against which any amounts due to the Investor for fees mutually agreed upon by the Company and the Investor shall be netted (provided, that the Investor shall continue to be entitled to seek reimbursement after the Closing for expenses that are properly reimbursable pursuant to Section 9.1(a) hereof), in immediately available funds by wire transfer to the account designated by the Company at least two Business Days prior to the Closing Date, or by such other means as may be agreed upon by the parties hereto, together with the other documents, certificates and opinions to be delivered pursuant to Section 7.2 hereof.


                                 ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

             The Company hereby represents and warrants to, and agrees with, the Investor as follows:

             Section 2.1 Corporate Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own or lease and operate its properties and to conduct its business in all material respects as it is currently being conducted and is currently proposed to be conducted. Except as set forth on Schedule 2.1, each of the Company and its Subsidiaries is duly licensed, authorized or qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which its ownership, lease or operation of property or conduct of business requires such qualification, except where the failure to be so licensed, authorized or qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Company has made available to the Investor a complete and correct copy of the Certificate of Incorporation and the Bylaws of the Company and each of its Subsidiaries, each as amended to date and each of which as so made available is in full force and effect. The Company has made available to the Investor a complete and correct copy of the minute books of the Company and each of its Subsidiaries, and each such minute book includes minutes of the meetings of, and resolutions adopted by, the board of directors of such entity and the committees thereof to date.

             Section 2.2 Authorization of Agreements. (a) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Agreements and the Certificates of Designations. The execution, delivery and performance of the Transaction Agreements and the Certificates of Designations, and the consummation by the Company at the Closing of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company. The Board of Directors has approved the entry by the Company and the Investor into this Agreement and the consummation of the transactions contemplated hereby (including the issuance to the Investor of the Senior Preferred Stock and the issuance of Common Stock and Junior Preferred Stock upon conversion of the Senior Preferred Stock).

                (b)The Transaction Agreements have been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery of such documents by all other parties thereto) each such agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

             Section 2.3 Consents; No Conflicts. (a) Except for the Required Regulatory Approvals, no material Regulatory Approval from, or material registration, declaration or filing with, any Governmental Entity is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of the Transaction Agreements and the Certificates of Designations and the consummation of the transactions contemplated hereby and thereby.

                (b) Except as set forth on Schedule 2.3(b), the execution and delivery of each of the Transaction Agreements does not and, subject to the receipt of the Required Regulatory Approvals, the performance of the obligations set forth herein, therein and in the Certificates of Designations (including without limitation the payment of dividends and the redemption or repurchase of Preferred Stock in accordance therewith) and the consummation of the transactions contemplated hereby and thereby will not, (i) violate any provision of the Certificate of Incorporation or the Bylaws of the Company or the comparable governing instruments of any of its Subsidiaries; (ii) give rise to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any applicable Law or any provision of the Certificate of Incorporation or Bylaws of the Company or any agreement or instrument to which the Company is a party or by which the Company is bound; (iii) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or material modification of any right or obligation under, or give rise to a right to put or to compel a tender offer for outstanding securities of the Company or any of its Subsidiaries under, or require any consent, waiver or approval under, any material note, bond, debt instrument, indenture, mortgage, deed of trust, lease, loan agreement, joint venture agreement, Regulatory Approval, contract or any other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries is bound; (iv) result in the creation or imposition of any Lien upon any assets or properties of the Company or any of its Subsidiaries, except for such Liens the imposition of which, individually and in the aggregate, would not have a Material Adverse Effect; or (v) violate any Law applicable to the Company or any of its Subsidiaries, except for such violations which, individually and in the aggregate, would not have a Material Adverse Effect.

                (c) Other than the Shareholder Approval, no consent or approval of the Company's stockholders is required by Law, the Company's Certificate of Incorporation or Bylaws, the rules (the "NASD Rules") of the National Association of Securities Dealers, Inc. (the "NASD") relating to the quotation of the Common Stock on Nasdaq, or otherwise, for the execution, delivery and performance by the Company of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

             Section 2.4 Capitalization; Securities. (a) As of the date hereof, the authorized capital stock of the Company consists of (i) 10,000,000 shares of Common Stock, of which 5,136,316 shares are outstanding, 2,333,333 are reserved for issuance upon conversion of Senior Preferred Stock and 1,082,667 are reserved for issuance under the Option Plans, as applicable, the COO Agreement and all other agreements or arrangements pursuant to which the Company has or is obligated to issue options or warrants, and (ii) 2,000,000 shares of preferred stock, par value $0.10 per share, of which no shares are outstanding, no shares have been designated and no shares are reserved for issuance. All of such outstanding shares of Common Stock were duly authorized and validly issued and are fully paid and non-assessable.

                (b) Except for the Senior Preferred Stock to be issued pursuant to this Agreement, the securities granted or to be granted pursuant to the COO Agreement and as set forth on Schedule 2.4(b), there are no authorized or outstanding (or any obligations to authorize or issue) Derivative Securities.

                (c) The Company and its Subsidiaries have no outstanding Indebtedness other than under the agreements and in the amounts set forth on Schedule 2.4(c) and other than Indebtedness incurred under Section 2.9(v) after the date hereof. A complete and correct copy of each credit agreement, indenture and similar documents with respect to such Indebtedness, including the exhibits and schedules thereto and any other material documents executed in connection therewith, has been made available to the Investor.

                (d) Subject to the filing of the Certificates of Designations with the Secretary of State of the State of Delaware, the shares of Senior Preferred Stock to be issued pursuant to this Agreement have been duly and validly authorized and, when issued as contemplated by this Agreement, will have been validly issued and will be fully paid and non-assessable. The Conversion Shares have been duly and validly authorized and validly reserved for issuance and, when issued upon conversion of the Senior Preferred Stock, will have been validly issued and will be fully paid and non-assessable. Schedule 2.4(d) sets forth a complete and correct list of the registration rights, shareholder, voting rights and similar agreements requiring the Company to register securities under the Securities Act or governing voting and other rights of shareholders of the Company, in each case to which the Company is a party. Except as set forth on Schedule 2.4(d), the registration of Conversion Shares pursuant to the Registration Rights Agreement will not give rise to any registration rights on behalf of any Person under any agreement or instrument applicable to the Company (other than the Registration Rights Agreement). As of the date hereof, there are, and as of the Closing Date there will be, no securities as to which the Company has received a request pursuant to any agreement listed on Schedule 2.4(d) hereto.

             Section 2.5 Subsidiaries. (a) Schedule 2.5(a) lists, for each Subsidiary of the Company, the name of such Subsidiary, together with
 (i) the jurisdiction and nature (e.g., corporation, partnership, limited liability company) of its organization, (ii) the number and percentage of shares of each class of Equity Securities owned by the Company or any of its Wholly-Owned Subsidiaries, (iii) the identity of the record holder(s) and the name and number of shares of each class of Equity Securities owned by any Person other than the Company or its Wholly-Owned Subsidiaries, and
 (iv) the identity of any Person other than the Company or its Wholly-Owned Subsidiaries that has the right (including upon the passage of time or upon the occurrence of specified events) to acquire any of its Equity Securities. Such list is correct and complete in all material respects as of the date hereof. The Equity Securities of each such Subsidiary owned, directly or indirectly, by the Company are held free and clear of all Liens (other than those arising under agreements pursuant to which the Indebtedness set forth on Schedule 2.4(c) was incurred), and all such Equity Securities have been duly authorized and validly issued and are fully paid and non-assessable.

                (b) Except for Equity Securities of the Subsidiaries of the Company, as set forth on Schedule 2.5(b) hereto, the Company does not, directly or indirectly, (i) Beneficially Own or own of record any Equity Securities of, or any other equity interest in, any other Person or (ii) have any other equity investment or other ownership interest in any other Person.

                (c) Neither the Company nor any of its Subsidiaries is obligated, pursuant to any agreement or instrument applicable to the Company or such Subsidiary, to purchase any Equity Securities of, or make any other equity investment in, any Person.

             Section 2.6 Dividends, Stock Repurchases, Etc. Other than pursuant to the agreements by which the Indebtedness set forth on Schedule 2.4(c) was incurred, or as restricted or limited by applicable Law, there are no contractual or other restrictions or limitations on the ability of the Company or any of its Subsidiaries to pay any dividends or make any other distributions on, or to purchase, redeem or otherwise acquire, any of its Equity Securities.

             Section 2.7 Company Reports; Financial Statements. (a) The Company has made available to the Investor a correct and complete copy of
 (i) the Company's Annual Report on Form 10-K for the years ended March 28, 1998 and March 31, 1997 and (ii) each registration statement, report on Form 8-K, report on Form 10-Q, proxy statement, information statement or other report or statement filed by the Company with the Commission since March 31, 1997 and prior to the date hereof, in each case in the form (including exhibits and any amendments thereto) filed with the Commission (collectively, the "SEC Reports"). As of their respective dates, except as set forth on Schedule 2.7, the SEC Reports and any registration statement, report, proxy statement, information statement or other statement filed by the Company with the Commission from and after the date of this Agreement and before the Closing Date ("Subsequent Reports") (i) was, or will be, as the case may be, timely filed with the Commission; (ii) complied, or will comply, as the case may be, in all material respects, with the applicable requirements of the Exchange Act and the Securities Act, and (iii) did not, or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has filed all reports and statements with the Commission required to have been filed as of the date hereof for the Company to register securities for sale on Form S-3 under the Securities Act or any successor form thereto.

                (b) Each of the consolidated balance sheets (including, where applicable, the related notes and schedules) included in or incorporated by reference into the SEC Reports or any Subsequent Reports fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and each of the consolidated statements of income (or statements of results of operations), stockholders' equity and cash flows (including the related notes and schedules) included in or incorporated by reference into the SEC Reports or any Subsequent Reports, fairly presents the results of operations, retained earnings and cash flows, as the case may be, of the Company and its Subsidiaries (on a consolidated basis) for the periods or as of the dates, as the case may be, set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or, where applicable, in the notes thereto, except in each of the foregoing instances in the case of interim statements for the lack of footnote disclosure and subject to normal year end adjustments) and in compliance in all material respects with the rules and regulations of the Commission.

             Section 2.8 Undisclosed Liabilities. There are no Liabilities of the Company, and the Company knows of no valid basis for the assertion of any such Liabilities, and no existing condition, situation or set of circumstances exists which could reasonably be expected to result in a Liability, other than:

                (a) Liabilities adequately and expressly reflected or reserved for in the balance sheet at December 26, 1998 (including the notes thereto);

                (b) Liabilities incurred in the ordinary and usual course of business consistent with past practice since December 26, 1998;

                (c) Liabilities and obligations that are set forth on
 Schedule 2.8; and

                (d) Liabilities which, individually and in the aggregate do not and will not have a Material Adverse Effect.

             Section 2.9 Absence of Certain Changes. Except for transactions contemplated by the Transaction Agreements and the exhibits thereto (including, for the period from the date hereof to the Closing, transactions expressly permitted pursuant to Section 5.2 hereof or with respect to which the Investor shall have given its written consent), or as disclosed in the SEC Reports prior to the date of this Agreement or on
 Schedule 2.9 hereto, since December 26, 1998 the Company and its Subsidiaries have conducted their consolidated business in the ordinary and usual course, and there has not been any of the following:

                     (i) any change or amendment to the certificate or articles of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;

                     (ii) any issuance or sale or purchase or redemption of any shares of their respective Equity Securities or of any Derivative Securities, other than pursuant to this Agreement and the Option Plans;

                     (iii) any dividend or other distribution declared, set aside, paid or made with respect to their respective Equity Securities or any direct or indirect redemption, purchase or other acquisition of such Equity
      Securities by the Company or any of its Subsidiaries, except dividends or other distributions made to the Company or to any Wholly-Owned Subsidiary of the Company;

                     (iv) any acquisition or disposition of assets by the Company and its Subsidiaries having a fair value or for a purchase price in excess of $100,000, in the aggregate, other than acquisitions or dispositions made in the ordinary course of business and acquisitions or dispositions among the Company and its Wholly-Owned Subsidiaries or among such Wholly-Owned Subsidiaries;

                     (v) any increase in excess of $100,000 in the Indebtedness of the Company and its Subsidiaries, taken as a whole, other than repayments at stated maturity and any change in intra-Company Indebtedness among the Company and its Wholly-Owned Subsidiaries or among such Wholly-Owned Subsidiaries and other than drawdowns permitted under the Credit Agreement as in effect on the date hereof;

                     (vi) any material amendment of any mortgage, Lien, lease, agreement, Regulatory Approval, loan agreement, indenture or other instrument or document, other than in the ordinary course of business;

                     (vii) any default, event of default or breach
      (or any event which, with notice or the passage of time or both, would constitute a default, event of default or breach) by the Company or any of its Subsidiaries of any credit, financing or other agreement or instrument relating to any material Indebtedness;

                     (viii) any material damage, destruction, theft or other casualty loss (not covered by insurance or covered by insurance but is reasonably likely to have a Material Adverse Effect);

                     (ix) any material commitment, agreement, settlement or transaction entered into, amended, or terminated (or any waiver of any rights or remedies under any of the foregoing) by the Company or any of its Subsidiaries (including any agreement with respect to any ongoing or threatened litigation), other than in the ordinary course of business;

                     (x) except for the COO Agreement, the Kaplan
      Agreement, the Amendment to Employment Agreement between the Company and Jeffrey J. Kaplan, attached hereto as Exhibit K, and the Zummo Agreement, any entry into or amendment of any material employment or severance compensation agreement or consulting or similar agreement with, or any material increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any employee of the Company or any of its Subsidiaries (other than agreements terminable without penalty or similar payment by the Company or such Subsidiary, as the case may be, on not more than 30 days' notice and any other increases in compensation payable or to become payable to employees (other than directors or officers) in the ordinary course of business);

                     (xi) any change in the financial accounting methods, principles or practices of the Company and its Subsidiaries for financial accounting purposes, taken as a whole, except as required by GAAP or applicable law;

                     (xii) any adoption of a plan of or any
      agreement or arrangement with respect to or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company or any of its Subsidiaries;

                     (xiii) any change, condition, occurrence, circumstance or other event that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; or

                     (xiv) any commitment or Agreement to do any of the foregoing, except as otherwise required or expressly permitted by this Agreement.

             Section 2.10 Property. (a) Except as disclosed on Schedule 2.10(a) hereto, each of the Company and its Subsidiaries has good and marketable title to all property owned by each of them, in each case free and clear of any Liens, except such as do not materially and adversely affect the value of such property and do not interfere with the use made or proposed to be made of such property by the Company or such Subsidiary, and any real property and buildings held under lease by the Company or any such Subsidiary is held under a valid, subsisting and enforceable lease, with such exceptions as are not material and do not interfere with the use made or proposed to be made of such property and buildings by the Company or such Subsidiary.

                (b) Except as disclosed on Schedule 2.10(b) hereto, each of the Company and its Subsidiaries owns or possesses the rights to use, all material Intellectual Property that is used or required by it in the conduct of its business and all such Intellectual Property is in full force and effect and will not cease to be in full force and effect in accordance with its terms by virtue of the consummation of the transactions contemplated by the Transaction Agreements. Except as disclosed on
 Schedule 2.10(b) hereto, neither the Company nor any of its Subsidiaries has received any notice of, and they have no knowledge of, (i) any infringement of or conflict with asserted rights of others with respect to any Intellectual Property owned or used by the Company or any of its Subsidiaries, (ii) any challenge to the ownership of or validity or effectiveness of any license for the use of any Intellectual Property owned or used by the Company or any of its Subsidiaries, or (iii) any claim against the use by the Company or any of its Subsidiaries of any Intellectual Property owned or used by it, in each case which would have a Material Adverse Effect.

             Section 2.11 Litigation. Except as expressly disclosed in the SEC Reports or on Schedule 2.11 hereto, there are no claims, suits, actions, proceedings, arbitrations or, to the knowledge of the Company, investigations (each, a "Proceeding") pending or, to the knowledge of the Company, any of the foregoing threatened, against or affecting the Company or any of its Subsidiaries, that individually or in the aggregate involve a claim against the Company or any of its Subsidiaries in an amount in excess of $500,000; and except as so disclosed, there are no judgments, decrees, injunctions, rules, stipulations or orders outstanding against or applicable to the Company or any of its Subsidiaries or against or applicable to any of their respective properties or businesses except for those which, if the Company failed to comply therewith, individually or in the aggregate, would not have a Material Adverse Effect.

             Section 2.12 Compliance with Laws; Regulatory Approvals. Except in each case as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and except as disclosed in the SEC Reports, the businesses of the Company and its Subsidiaries currently are being conducted in compliance with all applicable Laws. All Regulatory Approvals required by the Company and its Subsidiaries to conduct their respective business as now conducted by them have been obtained and are in full force and effect, and the Company and its Subsidiaries are in compliance with the terms and requirements of such Regulatory Approvals except for those Regulatory Approvals which, if the Company failed to obtain them or comply with them individually or in the aggregate, would not cause a Material Adverse Effect. Except in connection with the matters disclosed on Schedules 2.11 and 2.12 hereto, since March 28, 1998, none of the Company or any of its Subsidiaries has received any written notice or other written communication from any Governmental Entity regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Regulatory Approval, (ii) any violation of any Law by the Company or any of its Subsidiaries or (iii) any other limitations on the conduct of business by the Company or any of its Subsidiaries except for those which, individually or in the aggregate, would not have a Material Adverse Effect.

             Section 2.13 Taxes. Except as disclosed on Schedule 2.13 hereto:

                (a) The Company and its Subsidiaries have duly filed all U.S. federal, state, local, foreign and other tax returns (including any information returns), reports and statements that are required to have been filed with the appropriate taxing authority and have paid all Taxes shown to be due on such returns, reports or statements. All information provided in such returns, reports and statements is complete and accurate in all material respects.

                (b) No audits or investigations relating to any Taxes for which the Company or its Subsidiaries may be liable are pending or, to the knowledge of the Company, threatened by any taxing authority. There are no agreements or applications by the Company or any of its Subsidiaries for the extension of the time for filing any tax return or paying any Tax nor have there been any waivers of any statutes of limitation for the assessment of any Taxes. Schedule 2.13 hereto lists the audit status of each of the Company's tax returns.

                (c) Neither the Company nor any of its Subsidiaries are parties to any agreements relating to the sharing or allocation of Taxes.

                (d) As of December 26, 1998 for U.S. federal income tax purposes, the Company had no net operating loss carryforwards. There has not been an ownership change of the Company within the meaning of Section 382 of the Code during the five years preceding the date of this Agreement.

                (e) The Company or its Subsidiaries have withheld from its employees and timely paid to the appropriate taxing authority proper and accurate amounts in all material respects through all periods in compliance in all material respects with all employee Tax withholding provisions of all applicable Laws.

             Section 2.14 ERISA and Other Employment Matters. (a) Except for the Option Plans or as set forth on Schedule 2.14(a) hereto, neither the Company nor any of its Subsidiaries maintains or contributes to or has any obligation to contribute to, or has any liability with respect to, any plan, program, arrangement, agreement or commitment which is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation, or other material employee benefit plan, program, arrangement, agreement or commitment, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA (individually, a "Plan", and collectively, the "Plans") that provides benefits or compensation to or on behalf of (i) employees or former employees of the Company or any Subsidiary other than a Subsidiary that is not a U. S. corporation (the "U.S. Plans") and (ii) employees or former employees of any Subsidiary that is not a U.S. corporation (the "Non-U.S. Plans").

                (b) Except as set forth on Schedule 2.14(b), with respect to each U.S. Plan that is subject to the provisions of Title IV of ERISA and with respect to which the Company or any of its Subsidiaries, or any Person that would be treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) or (o) of the Code (collectively, the "Principal Corporations") may, directly or indirectly, incur any liability (whether by reason of the complete or partial termination of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in Section 4205 of ERISA) by any Person, whether or not such Person is one of the Principal Corporations, from any such plan, or otherwise:

                     (i) no such plan has been terminated so as to result, directly or indirectly, in any liability, contingent or otherwise, of any of the Principal Corporations under Title IV of ERISA;

                     (ii) no complete or partial withdrawal from such plan has been made by a Principal Corporation, or by any other Person, so as to result in a liability to a Principal
      Corporation, whether such liability is contingent or otherwise;

                     (iii) no proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation
      ("PBGC")) within the preceding six years to terminate any such plan;

                     (iv) no condition or event currently exists or currently is expected to occur that is likely to result, directly or indirectly, in any liability of any of the Principal Corporations under Title IV of ERISA (except for required premium payments under Title IV of ERISA, which payments have been or will be made when due) on account of the termination of any such plan;

                     (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan within the preceding three years, other than a reportable event for which the applicable notice requirement has been waived by the PBGC; and

                     (vi) no such plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), within the preceding six years whether or not waived.

                (c) Except as described in Schedule in 2.14(c), no event has occurred within the preceding six years with respect to any U. S. Plan in connection with which the Company or any of its Subsidiaries or any Plan, directly or indirectly, could be subject to any material liability under
 (x) ERISA, the Code or any other Law, applicable to any U. S. Plan, including, without limitation, Section 406, 409, 502(i), 502(l) or 4069 of ERISA, or Section 4971, 4975 (assuming for the purpose of such Section that the "taxable period" of any "prohibited transaction" (as such terms are defined in such Section) had expired three years from the date hereof) or 4976 of the Code, or (y) any agreement or instrument pursuant to or under which the Company or any of its Subsidiaries has agreed to indemnify any Person against liability incurred under, or for a violation or failure to satisfy the requirement of, any such Law.

                (d) Other than as set forth in Schedule 2.14(d) hereto, with respect to each Plan (i) all payments due from each of the Company or any of its Subsidiaries to date have been made when due and all amounts properly accrued to date or as of the Closing Date as liabilities of the Company or any of its Subsidiaries which have not been paid or funded through a third party funding vehicle have been properly recorded on the books of the Company or any of its Subsidiaries; (ii) the Company and each of its Subsidiaries have complied with, and each such Plan conforms in form and operation to, all applicable laws and regulations, including, but not limited to, ERISA and the Code, in all material respects; (iii) except as described in Schedule 2.14(d) hereto, each U. S. Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan or against the assets of such Plan or (v). Other than as set forth in Schedule 2.14(d), each Non-U.S. Plan has at all times prior to the date hereof been maintained, by its terms and is in operation, in all material respects in accordance with applicable laws and regulations of the jurisdiction governing such Non-U.S. Plan, including, but not limited to laws and regulations related to funding, reporting, disclosure and the provision of benefits.

                (e) Except as described on Schedule 2.14(e) hereto, neither the execution and delivery of the Transaction Agreements nor the consummation of the transactions contemplated by this Agreement will (i) accelerate the time of the payment, vesting or funding of, or increase the amount of, compensation due to any employee or former employee of the Company or any of its Subsidiaries or (ii) constitute a "Change of Control" within the meaning of the Employment Agreements. Except as described on
 Schedule 2.14(e) hereto, during the one year preceding the date hereof, neither the Board of Directors nor any committee thereof has taken any action that would, in connection with the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated by this Agreement, result in an acceleration of the time of the payment, vesting or funding of, or increase the amount of, compensation due to any employee or former employee of the Company or any of its Subsidiaries, including any determination to contribute assets to any Grantor Trust.

                (f) Except for the agreements set forth on Schedule 2.14(f), none of the Company or any of its Subsidiaries are parties to any collective bargaining agreements and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent, any employee of the Company or any of its Subsidiaries.

                (g) Neither the Company nor any of its Subsidiaries has violated any provision of Law regarding (x) the terms and conditions of employment of employees, former employees or prospective employees or (y) other labor related matters, including, without limitation, Laws relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

                (h) Except as set forth on Schedule 2.14(h), there exists no limitation on the ability of the Company or any of its Subsidiaries to modify or terminate any U. S. Plan providing medical or life insurance benefits to current or former employees of the Company.

             Section 2.15 Contracts. (a) Except as set forth on Schedule 2.15(a) hereto, neither the Company nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied): (i) any Employment Agreement or understanding or obligation, with respect to severance or termination, to pay liabilities or fringe benefits with any present or former officer or director of the Company or with any consultant of the Company or any of its Subsidiaries, who is or may be entitled to receive pursuant to the terms thereof, compensation in excess of $150,000 upon termination of such Person's employment or engagement; or
 (ii) any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, royalty payments, profit sharing or similar understanding with respect to any present or former officer or director of the Company or with any consultant of the Company or any of its Subsidiaries, who is or may be entitled to receive pursuant to the terms thereof, compensation in excess of $150,000 in any single year.

                (b) Except as set forth on Schedule 2.15(b) hereto, none of the Company, any of its Subsidiaries, or to the knowledge of the Company, any other party is in breach or violation or in default in the performance or observance of any term or provision of any contract, agreement, indenture, mortgage, loan agreement, note, lease or other instrument to which the Company or any such Subsidiary is a party or by which the Company or any such Subsidiary is bound or to which any of the properties of the Company or any such Subsidiary is subject, which breach, violation or default is reasonably likely to, individually or in the aggregate, involve a claim against the Company or any of its Subsidiaries in an amount in excess of $250,000 or have a Material Adverse Effect.

             Section 2.16 Customer and Vendor Relations. Schedule 2.16 hereto contains for the Company and its Subsidiaries, taken as a whole, a listing that is accurate and complete in all material respects of (i) the ten largest customers (measured by revenues) and the revenues for each such customer and (ii) the ten largest vendors and the amounts paid to such vendors, in each case for the year ended March 28, 1998. Except as set forth on Schedule 2.16 hereto, as of the date of this Agreement, none of the Company's ten largest customers or ten largest vendors has advised the Company or any of its Subsidiaries that it is not continuing, or is terminating, or is making a material adverse change with respect to, its business with the Company or any of its Subsidiaries. As of the date of this Agreement, none of the Company's 10 largest customers has advised the Company or any of its Subsidiaries that it is not continuing, or is terminating, or is making an adverse change with respect to, its business with the Company or any of its Subsidiaries.

             Section 2.17 Financial Advisors and Brokers. (a) Except for BT and Maxima, no Person has acted, directly or indirectly, as a broker, finder or financial advisor of the Company in connection with the Transaction Agreements or the transactions contemplated thereby, and no Person is entitled to receive any broker's, finder's or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company, any of its Subsidiaries or any of their respective directors, officers or employees. Correct and complete copies of all agreements between the Company, on the one hand, and BT and Maxima (or any of their Affiliates), on the other, have been made available to the Investor.

                (b) The Board of Directors has received an opinion of BT to the effect that the consideration to be received by the Company for the Senior Preferred Stock pursuant to the terms hereof is fair, from a financial point of view, to the Company and, accordingly, to its shareholders.

             Section 2.18 Exemption from Registration. Assuming the representations and warranties of the Investor set forth in Article III hereof are true and correct in all material respects, the offer and sale of the Securities made pursuant to this Agreement and the acquisition of the Conversion Shares upon exercise of the Preferred Stock's conversion rights will be in compliance with the Securities Act and any applicable state securities laws and will be exempt from the registration requirements of the Securities Act and such state securities laws.

             Section 2.19 Environmental Protection. Except as set forth in Schedule 2.19:

                (a) The Company and each of its Subsidiaries has obtained all permits, licenses and other authorizations which are required under the Environmental Laws for the use and operation of all real property owned, leased or operated by the Company and each of its Subsidiaries, all such permits, licenses and authorizations are in effect, no appeal nor any other action is pending to revoke any such permit, license or authorization, and the Company and each of its Subsidiaries is in substantial compliance with all material terms and conditions of all such permits, licenses and authorizations. The Company has listed all such permits, licenses and other authorizations, including the expiration dates of such permits, licenses and authorizations, on Schedule 2.19.

                (b) The Company, each of its subsidiaries and all real property owned, leased or operated by the Company and each of its Subsidiaries are in substantial compliance with all Environmental Laws including, without limitation, all material restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                (c) The Company has heretofore delivered to the Investor correct and complete copies of all environmental studies made in the last five years by or on behalf of the Company or any Subsidiary or of which the Company or any Subsidiary is otherwise aware relating to all real property currently or previously owned, leased or operated by the Company and each of its Subsidiaries.

                (d) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter existing or pending, or to the Company's Knowledge threatened, relating to the Company, any of its Subsidiaries or any real property currently or previously owned, leased or operated by the Company or any of its Subsidiaries relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                (e) Neither the Company nor, to the Company's Knowledge, any other person has released, placed, stored, buried or dumped a material amount of any Hazardous Substances, Oils, Pollutants or Contaminants or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to real property owned, leased or operated by the Company or any of its Subsidiaries or any property formerly owned, operated or leased by the Company or any of its Subsidiaries except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company and its Subsidiaries (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations and in a manner such that there has been no material Release of any such substances into the environment).

                (f) No Release, or Cleanup has occurred at real property owned, leased or operated by the Company or any of its Subsidiaries or any other properties formerly owned or used by the Company or any of its Subsidiaries which is reasonably likely to result in the assertion or creation of a Lien on real property owned, leased or operated by the Company or any of its Subsidiaries by any Governmental Entity, nor has any such assertion of a Lien been made by any Governmental Entity with respect thereto.

                (g) No employee of the Company or any of its Subsidiaries in the course of his or her employment with the Company or any of its Subsidiaries has been exposed to any Hazardous Substances, Oils, Pollutants, Contaminants or other substance, generated, produced or used by the Company or any of its Subsidiaries which is reasonably likely to give rise to any claim against the Company or any of its Subsidiaries.

                (h) Neither the Company nor any of its Subsidiaries has received any notice or order from any Governmental Entity or private entity advising it that it is responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances, Oils, Pollutants or Contaminants or any other waste or substance and neither the Company nor any of its Subsidiaries has entered into any agreements concerning such Cleanup, nor is the Company aware of any facts which might reasonably give rise to such notice, order or agreement.

                (i) No real property owned, leased or operated by the Company or any of its Subsidiaries contains any: (A) underground storage tanks;
 (B) asbestos; (C) equipment using PCBs; (D) underground injection wells; or
 (E) septic tanks in which process waste water or any Hazardous Substances, Oils, Pollutants or Contaminants have been disposed.

                (j) Neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless for or against any Environmental Liabilities.

                (k) With regard to the Company and its Subsidiaries and any real property owned, leased or operated thereby, to the knowledge of the Company there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which is reasonably likely to interfere with or prevent substantial compliance or substantial continued compliance with the Environmental Laws as in effect on the date hereof or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which is reasonably likely to give rise to any common law or legal liability under the Environmental Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, generation, processing, distribution, use, treatment, storage, place of disposal, transport or handling, or the Release or threatened Release into the indoor or outdoor environment by the Company or any of its Subsidiaries or a facility of the Company or any of its Subsidiaries, of any Hazardous Substances, Oils, Pollutants or Contaminants, other than those which would not be reasonably likely to cause a Material Adverse Effect.

             Section 2.20 Board Actions. The Board of Directors of the Company has taken all appropriate and necessary actions such that the Investor will not be prohibited from entering into a "business combination" with the Company as an "interested stockholder" (in each case as such term is used in Section 203 of the DGCL ("DGCL Section 203") as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. To the best knowledge of the Company, no other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") as in effect on the date hereof is applicable to the transactions contemplated by this Agreement. No anti-takeover provision contained in the Company's certificate of incorporation, including Article Seventh thereof, or its Bylaws is, or as of the Closing will be, applicable to the Company, the Preferred Stock, the Common Stock, or the transactions contemplated by this Agreement. Except as set forth on Schedule 2.20, the Board of Directors has taken all necessary and appropriate action such that no "change in control" shall be deemed to have occurred, or as of the Closing will be deemed to have occurred, for purposes of the Company's Senior Management Incentive Plan, Stock Appreciation Rights Award Plan or any other stock option or award plan of the Company.

             Section 2.21 Propriety of Past Payments. (a) No unrecorded fund or asset of the Company or any Subsidiary has been established for any illegal purpose, (b) no accumulation or use of any material amount of corporate funds of the Company or any Subsidiary has been made without being properly accounted for in the books and records of the Company or such Subsidiaries, (c) no payment has been made by or on behalf of the Company or any Subsidiary with the understanding that any part of such payment is to be used for any illegal purpose and (d) none of the Company, any Subsidiary, any director, officer, employee or agent of the Company or any Subsidiary or any other Person associated with or acting for or on behalf of the Company or any Subsidiary has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other illegal payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for the Company or any Subsidiary in securing business,
 (ii) to pay for favorable treatment for business secured for the Company or any Subsidiary, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company or (iv) for the Company or any Subsidiary in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty (including existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans relating to real property). Neither the Company nor any Subsidiary nor any current director or officer of the Company nor, to the Company's Knowledge, any agent, employee or other Person acting on behalf of the Company or any Subsidiary, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

             Section 2.22 Year 2000 and Euro Compliance. The Company has instituted a plan to test whether the Computer Systems owned by or licensed to the Company or any Subsidiary will be Year 2000 Compliant. "Computer Systems" means, with respect to any Person, the computer software, firmware, hardware (whether general or special purpose), and other similar or related items of automated, computerized or software system(s) that are owned by or licensed to such Person. "Year 2000 Compliant" means, with respect to any Computer Systems, the ability of such Computer Systems (to the extent reasonably necessary in the ordinary work of business) to process data, without material impairment as to performance, involving dates prior to, during or after the year 2000. "Euro Compliant" means, with respect to any Computer Systems, the ability of such Computer Systems (to the extent reasonably necessary in the ordinary work of business) to process data, without material impairment as to performance, involving the single European currency (including without limitation complying with the conversion and rounding rules set forth in Council Regulation 11/03/97 upon the advent of the European Monetary Union). The costs of becoming Year 2000 Compliant and Euro Compliant will not have a Material Adverse Effect on the Company's business, operations or financial condition.

             Section 2.23 Personnel. Schedule 2.23 sets forth a true and complete list of the names and current salaries of all directors and elected and appointed officers of each of the Company and the Subsidiaries, and the family relationships, if any, among such persons. Neither the Company nor any Subsidiary is in default with respect to any of its obligations referred to in the preceding sentence other than such defaults as would not have a Material Adverse Effect. To the knowledge of the Company, no key employee or group of employees has any plans to terminate their employment with the Company or any Subsidiary as a result of the transactions contemplated herein or otherwise.

             Section 2.24 Potential Conflict of Interest. Except as expressly disclosed in the SEC Reports or as set forth on Schedule 2.24, no officer or director of the Company or any Subsidiary owns or holds, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person that is a competitor, lessor, lessee, agent, service provider, joint venturer, customer or supplier to, with or of the Company, and no officer or director of the Company or any Subsidiary (a) owns or holds, directly or indirectly, in whole or in part, any Intellectual Property that the Company or any Subsidiary uses or the use of which is necessary for the business of the Company or its Subsidiaries, (b) has notified the Company of any, and to the knowledge of the Company there is no, claim, charge, action or cause of action against the Company or any Subsidiary, except for claims for wages, reasonable unreimbursed travel or entertainment expenses, accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof, (c) has made, on behalf of the Company or any Subsidiary, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of the Company or any Subsidiary (or, to the knowledge of the Company, a relative of any of the foregoing) is a partner or shareholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies) or (d) owes any money to the Company or any Subsidiary or (e) has any material interest in any property, real or personal, tangible or intangible, used in the business of the Company or any Subsidiary.

             Section 2.25 Disclosure. The representations and warranties made by the Company in this Agreement, and the exhibits, certificates or schedules furnished or to be furnished to the Investor pursuant to the terms hereof or expressly referenced herein or therein, taken as a whole, do not and will not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.


                                 ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

             The Investor represents and warrants to, and agrees with, the Company as follows:

             Section 3.1 Organization. The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own or lease and operate its properties and to conduct its business as it is now being conducted and is currently proposed to be conducted.

             Section 3.2 Authorization of Agreements. (a) The Investor has all requisite power as a limited liability Company and authority to execute, deliver and perform its obligations under the Transaction Agreements. The execution, delivery and performance of this Agreement and the Registration Rights Agreement, and the consummation by the Investor at the Closing of the transactions contemplated hereby and thereby, have been duly authorized by all other necessary action on the part of the Investor.

                (b) This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Investor, and (assuming due authorization, execution and delivery of such agreements by the Company) each such agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

             Section 3.3 Consents; No Conflicts. (a) Except for the Required Regulatory Approvals, no material Regulatory Approval from, or material registration, declaration or filing with, any Governmental Entity is required to be made or obtained by the Investor in connection with the execution, delivery and performance of any of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

                (b) The execution and delivery of each of the Transaction Agreements to which it is a party do not, and the performance of the obligations set forth herein and therein and the consummation of the transactions contemplated hereby and thereby will not, (i) violate any provision of the organizational documents of the Investor; (ii) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or require any consent, waiver or approval under, any note, bond, debt instrument, indenture, mortgage, deed of trust, lease, loan agreement, joint venture agreement, Regulatory Approval, contract or any other agreement, instrument or obligation to which such Investor is a party or by which the Investor or any of its property is bound, or (iii) violate any Law applicable to the Investor.

             Section 3.4 Financial Advisors and Brokers. Except for Merrill Lynch & Co., no Person has acted directly or indirectly as a broker, finder or financial advisor of the Investor in connection with the Transaction Agreements or the transactions contemplated hereby or thereby, and no Person is entitled to receive any broker's, finder's or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Investor or any of its directors, officers or employees.

             Section 3.5 Ownership of Company Equity Securities; Purpose of Investment. (a) The Investor and its Affiliates do not own more than 1% of the outstanding voting stock of the Company (each of "own" and "voting stock" as defined for purposes of DGCL Section 203).

                (b) Except as permitted pursuant to Section 9.9 hereof, the Investor is acquiring the Senior Preferred Stock under this Agreement for its own account solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The Investor acknowledges that the Preferred Stock and the Conversion Shares have not been registered under the Securities Act and may be sold or disposed of in the absence of such registration only pursuant to an exemption from the registration requirements of the Securities Act.

                (c) The Investor is an "accredited investor" within the meaning of Rule 501(a) contained in Regulation D promulgated under the Securities Act.

                (d) The Investor has been given the opportunity to ask questions of the Company and its representatives concerning the transactions contemplated in this Agreement and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company.

             Section 3.6 No Prior Activities. The Investor was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities, conducted any operations, incurred any obligation or liability or entered into any agreements other than in connection with its organization or the claims contemplated hereby.

             Section 3.7 Financial Capability. Prior to the date hereof, the Investor delivered to the Company copies of equity commitment letters relating to the transactions contemplated by this Agreement and setting forth the source(s) of funds available to the Investor for such financing. The Investor will have available at the Closing the total amount of cash and marketable securities contemplated in the equity commitment letters for use in consummating the transactions contemplated by this Agreement.


                                 ARTICLE IV
                                 STANDSTILL

             Section 4.1 Standstill Agreement. (a) The Investor covenants and agrees with the Company that, from the date hereof through the Closing Date and thereafter, the Investor and its Affiliates shall not, without the prior approval of the Board of Directors, acquire, seek, propose or offer to acquire or agree to acquire (other than (w) in accordance with the terms of this Agreement and the Certificates of Designations; (x) as a result of a stock split (but not a reverse stock split), stock dividend or other recapitalization by the Company or the exercise of rights or warrants distributed to stockholders generally; (y) as a result of transfers between the Investor and its Affiliates, provided that the transferor did not itself acquire the transferred Voting Securities in violation of clause (a) of this Section 4.1; or (z) in a transaction in which the Investor or one of its Affiliates acquires Beneficial Ownership of more than 50% of the Voting Power of the Voting Securities of a previously non-Affiliated business entity that owns less than 5% of the Voting Power of the outstanding Voting Securities of the Company if such acquisition is not made in contemplation of any acquisition prohibited under this clause (a) or commence or propose to commence any tender offer or exchange offer seeking to acquire) Beneficial Ownership of additional Voting Securities prior to the first anniversary of the Closing Date or in an amount which, when taken together with all other Voting Securities owned by the Investor, would cause the Investor to own more than the greater of (i) 49.9% of the Voting Securities of the Company or (ii) the amount of Common Stock into which the Senior Preferred Stock could be converted but for the Sub-Debt Cap Amount (as defined in the Senior Certificate of Designations). Notwithstanding the foregoing, the Investor shall be permitted at any time to acquire Affiliate Shares and to acquire or to make a tender offer seeking to acquire Beneficial Ownership of all of the outstanding shares of Common Stock not then owned by the Investor and its Affiliates made on the same terms to each holder of such Common Stock.

                (b) The Company shall not adopt any stockholder rights plan or similar device which would have an adverse effect on the Investor and its Affiliates based solely upon the Investor and its Affiliates holding Preferred Stock or Conversion Shares acquired in the transactions contemplated by this Agreement or additional Voting Securities acquired in transactions permitted by Section 4.1(a) hereof.


                                  ARTICLE V
                            PRE-CLOSING COVENANTS

             Section 5.1 Taking of Necessary Action. Each of the parties hereto agrees to use its reasonable best efforts promptly to take or cause to be taken all actions and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Investor and the Company will use their reasonable best efforts to make all filings, including filings under the HSR Act (to the extent required after the Closing) and with respect to any applicable Takeover Statutes, and obtain all Required Regulatory Approvals, other Regulatory Approvals and any consents (including without limitation the consents set forth on Schedule 2.3(b)) necessary or, in the opinion of the Investor or the Company, advisable in order to permit the consummation of the transactions contemplated hereby.

             Section 5.2 Conduct of Business. From the date hereof until the Closing, the Company shall conduct its business and shall cause its Subsidiaries to conduct their respective businesses in, and only in, the ordinary course and shall use, and shall cause its Subsidiaries to use, their reasonable best efforts to preserve intact their respective present business organizations, operations, goodwill and relationships with third parties (including, without limitation, customers and vendors) and to keep available the services of the present directors, officers and key employees, except as may be otherwise agreed by the parties. Without limiting the generality of the foregoing, except as required pursuant to outstanding agreements or obligations of the Company or any of its Subsidiaries that have been disclosed to the Investor and set forth in the Schedules hereto or the SEC Reports, from the date hereof until the Closing, without the prior written consent of the Investor (except as expressly permitted or required by this Agreement):

                     (i) the Company shall not, and shall cause each of its Subsidiaries not to, sell any of the assets (other than inventory in the ordinary course of business or obsolete assets) of the Company or its Subsidiaries to any Person, other than between the Company and a Wholly-Owned Subsidiary of the Company, in one transaction or a series of related transactions, in which the fair value of the assets being sold, or the total consideration (in the form of cash or property) to be received by the Company and its Subsidiaries, exceeds $100,000;

                     (ii) the Company shall not, and shall cause each of its Subsidiaries not to, acquire any assets (other than in the ordinary course of business) of any other Person or acquire any equity, partnership or other interests in any other Person, in one transaction or series of related transactions, in which the total consideration (in the form of cash or property) to be paid by the Company and its Subsidiaries exceeds $100,000;

                     (iii) the Company shall not, and shall cause each of its Subsidiaries not to, take any of the actions, omit to take any action or enter into any agreement, commitment or transaction if such action, omission or entering into such an agreement, commitment or transaction had occurred or failed to occur after December 26, 1998 and on or prior to the date of this Agreement, would have caused a breach of Section 2.10 of this Agreement.

                     (iv) the Company shall not, and shall cause each of its Subsidiaries not to, take any action that it knows or has reason to believe would cause a representation or warranty of the Company set forth herein to be untrue in any material respect if made at the time of such action or at Closing, or a covenant of the Company set forth in Article VII to fail to be satisfied in any material respect (as if such covenant applied at such time);

                     (v) prior to receipt of the Shareholder Approval, the Company shall not consent to the amendment of any agreement set forth on Schedule 2.4(c) without the prior written consent of Brera; and

                     (vi) the Company shall not, and shall cause each of its Subsidiaries not to, commit or agree to do any of the foregoing.

             Section 5.3 Notifications. At all times prior to the Closing Date, the Investor shall promptly notify the Company and the Company shall promptly notify the Investor in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event which will or is reasonably likely to result in the failure to satisfy the conditions to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice.

             Section 5.4 Alternative Transactions. (a) From the date hereof until the earlier of the Closing and the termination of this Agreement (the "Exclusivity Period"), the Company shall not, shall not permit any of its Subsidiaries or Affiliates to, and shall not authorize or permit any of their Representatives to, directly or indirectly, (i) solicit or initiate, or encourage the submission of, any Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Proposal or Alternative Transaction, other than a transaction with the Investor, or (iii) authorize, engage in, or enter into any Agreement or understanding with respect to, any Alternative Transaction; provided, however, to the extent required by the fiduciary obligations of the Board of Directors, as determined in good faith by the Board of Directors based on the advice of outside counsel, the Company may participate in such discussions or negotiations or furnish such information in response to an unsolicited Proposal with respect to, or authorize, engage in or enter into any agreement or understanding with respect to, a Control Transaction; and provided, further, that the Company, its Subsidiaries and Affiliates and their Representatives may respond to any party that initiates discussions regarding a potential Alternative Transaction, to notify such party that it is engaged in the transactions contemplated by this Agreement and will not engage in any further communications while pursuing such transactions.

                (b) The Company will promptly advise the Investor of any Proposal that the Company, any of its Subsidiaries or Affiliates or any of their Representatives may receive during the Exclusivity Period.

             Section 5.5 Supplements to Disclosure Schedules. On or prior to the Closing, the Company will supplement or amend the disclosure schedules to this Agreement with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such disclosure schedules. No supplement or amendment of such disclosure schedules made pursuant to this Section 5.5 shall be deemed to cure any breach of any representation or warranty made in this Agreement or waive any right of the Investor with respect thereto.

             Section 5.6 Amendments to Credit Agreements. The Company agrees to use its reasonable best efforts promptly to take or cause to be taken all actions and promptly to do or cause to be done all things necessary, proper or advisable to amend, or obtain the necessary consents, waivers or other approvals under, the credit agreement with KeyBank set forth on Schedule 5.6 in order to permit the Company to issue and sell the Preferred Stock to the Investor and to permit the Investor and any other holder of the Preferred Stock to exercise their rights under the terms of the Preferred Stock.

             Section 5.7 Amendment to By-Laws. The Company agrees to use its reasonable best efforts to cause its By-Laws to be amended substantially in the form of
 Exhibit C.


                                 ARTICLE VI
                            ADDITIONAL COVENANTS

             Section 6.1 Financial and Other Information. (a) From and after the date hereof until the earlier of the Closing and the termination of this Agreement, and thereafter for so long as the Investor and its Affiliates directly or indirectly Beneficially Own, in the aggregate, at least 10% of the Common Stock, the Company shall (and shall cause each of its Subsidiaries to) afford to and permit the Investor and its Representatives, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Company's (or such Subsidiary's) business, reasonable access to their respective properties, books, contracts, commitments and records (including information regarding any pending or threatened Proceeding to which the Company or any of its Subsidiaries is, or reasonably expects to be, a party) and to discuss the business, affairs, finances, regulatory status and other matters related to the purchase and Beneficial Ownership of the Preferred Stock and Conversion Shares with Representatives of the Company.

                (b) The Investor shall not use information provided pursuant to Section 6.1(a) hereof except in connection with its continuing evaluation of its investment in the Company and, subject to applicable Law, will hold such information in confidence until such time as such information otherwise becomes publicly available.

             Section 6.2 Publicity. Except as required by Law or by obligations pursuant to any listing agreement with or requirement of any national securities exchange or national quotation system on which the Common Stock is listed, admitted to trading or quoted, prior to the Closing neither the Company (or any of its Affiliates) nor the Investor (nor any of its Affiliates) shall, without the prior written consent of each other party hereto, which consent shall not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. Prior to making any public disclosure required by applicable Law or pursuant to any listing agreement with or requirement of any relevant national exchange or national quotation system, the disclosing party shall consult with the other parties hereto, to the extent feasible, as to the content and timing of such public announcement or press release.

             Section 6.3 Status of Dividends. The Company agrees to treat the Preferred Stock as equity for all Tax purposes unless the Company receives the written opinion of a nationally recognized law firm reasonably acceptable to the Investor stating that there is no reasonable basis for such position. The Company shall take no action that would jeopardize the availability of the dividends received deduction under Section 243(a)(1) of the Code for the distributions on the Preferred Stock that are paid out of current or accumulated earnings and profits, if any.

             Section 6.4 Director and Officer Indemnification. (a) So long as the COO or any Investor Nominee or any of the current directors serves as a member of the Board of Directors or any current officer of the Company serves as an officer of the Company and in each case for a period of three years thereafter, the Company shall provide to each such individual indemnification and directors' and officers' insurance having terms and provisions no less favorable to such individuals than the indemnification and directors' and officers' insurance provided to other directors and officers of the Company (including, without limitation, coverage for matters based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring while such Investor Nominee was a director, even though such Investor Nominee may no longer be a director at the time any claim for indemnification or coverage under insurance is made).

                (b) So long as the COO or any Investor Nominee or any of the current directors serves as a member of the Board of Directors or any current officer of the Company serves as an officer of the Company and in each case for a period of three years thereafter, the Company shall not amend the Certificate of Incorporation or Bylaws so as to adversely affect the rights of any such person with respect to indemnification by the Company for any Losses incurred by such person in such person's capacity as an officer or director of the Company.

                (c) So long as the COO or any Investor Nominee or any of the current directors serves as a member of the Board of Directors or any current officer of the Company serves as an officer of the Company and in each case for a period of three years thereafter, the Company shall maintain in full force and effect, to the extent available on commercially reasonable terms, directors' and officers' liability insurance with respect to such person, which insurance shall be in an amount, and shall cover such risks, as is customary for a corporation in the same business as, or in a similar business to, that engaged in by the Company.

             Section 6.5 Listing; Reservation. (a) So long as the Senior Preferred Stock and any Conversion Shares are outstanding, the Company shall use its reasonable best efforts to ensure that the Common Stock continues to be quoted on Nasdaq.

                (b) From and after the Closing, the Company shall at all times reserve and keep available, out of its authorized and unissued Common Stock and Preferred Stock, solely for the purpose of issuing Common Stock and Junior Preferred Stock upon the conversion of Senior Preferred Stock, such number of shares of Common Stock and Junior Preferred Stock free of preemptive rights as shall be sufficient to issue Common Stock and Junior Preferred Stock upon the conversion of all outstanding Senior Preferred Stock.

             Section 6.6 Legend. (a) The Investor agrees to the placement on (i) certificates representing Senior Preferred Stock purchased by the Investor pursuant to the terms hereof, (ii) Certificates representing Conversion Shares upon issuance pursuant to conversion of the Senior Preferred Stock, and (iii) any certificate issued at any time in exchange or substitution for any certificate bearing such legend, of a legend (the "Private Placement Legend") substantially as set forth below:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

                (b) The Private Placement Legend shall be removed from a certificate representing Senior Preferred Stock or Conversion Shares if such securities represented thereby are sold pursuant to an effective registration statement under the Securities Act or there is delivered to the Company such satisfactory evidence, which may include an opinion of independent counsel, as reasonably may be requested by the Company, to confirm that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers of such shares will not violate the registration and prospectus delivery requirements of the Securities Act.

             Section 6.7 Stockholders' Meeting. (a) From and after the Closing, the Company will take, in accordance with applicable law, the Certificate of Incorporation and Bylaws, all action necessary to present the Shareholder Approval Proposal (as defined below) for a vote at the Company's 1999 annual meeting of stockholders, which meeting shall be held as soon as practicable but in any event prior to the six-month anniversary of the Closing Date (the "Stockholders' Meeting"), including the actions set forth in paragraphs (b), (c), (d) and (e) below.

                (b) The Company's proxy statement for the 1999 annual meeting of stockholders (as amended or supplemented, the "Proxy Statement") shall include a proposal to consider and vote on the Shareholder Approval (the "Shareholder Approval Proposal"). Subject to the fiduciary duties of the Board of Directors, the Proxy Statement shall contain the recommendation of the Board of Directors of the Company that the stockholders approve the Shareholder Approval Proposal. The Company shall notify the Investor promptly of the receipt by it of any comments from the Commission or its staff and of any request by the Commission for amendments or supplements to the Proxy Statement or for additional information and will supply the Investor with copies of all correspondence between the Company and its representatives, on the one hand, and the Commission or the members of its staff or of any other governmental officials, on the other hand, with respect to the Proxy Statement. Insofar as it relates to the Shareholder Approval Proposal, the Company shall give the Investor and its counsel the reasonable opportunity to review and comment on the Proxy Statement prior to its being filed with the Commission and shall give the Investor and its counsel the reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the Commission. The Company shall give reasonable consideration to any comments the Investor or its counsel may provide with respect to the Proxy Statement or any amendment or supplement thereto insofar as it relates to the Shareholder Approval Proposal.

                (c) In the event the Shareholder Approval Proposal is not duly approved by the stockholders at the Stockholders' Meeting, the Company shall take all reasonable action necessary, but subject to applicable law, the Certificate of Incorporation and Bylaws to present and the Board of Directors shall recommend the adoption of the Shareholder Approval Proposal at each meeting of its stockholders held thereafter until the Shareholder Approval Proposal is duly adopted by the stockholders for so long as the Shareholder Approval is required under the NASD Rules for the full conversion of the Senior Preferred Stock into Common Stock and the vesting of full voting rights in the Senior Preferred Stock.

                (d) Other than with respect to any information with respect to any member of the Investor Group supplied to the Company by such member of the Investor Group in writing specifically for inclusion in the Proxy Statement as to which information the Company makes no representation or warranty, the Company hereby represents and warrants that the Proxy Statement, as of the date thereof and as of the date of the Stockholders' Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.

                (e) The Investor hereby represents and warrants that the Proxy Statement, as of the date thereof and as of the date of the Stockholders' Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading, to the extent, and only to the extent that such statement or omission was made in reliance upon and in conformity with written information with respect to the Investor and its Affiliates supplied to the Company by the Investor specifically for inclusion in the Proxy Statement.

             Section 6.8 Use of Proceeds. The Company will use the proceeds from the sale of the Senior Preferred Stock to the Investor substantially in the manner set forth on Schedule 6.8 or in any other manner approved by a majority of the Board of Directors, including at least one director nominated by the Investor.


                                 ARTICLE VII
                                 CONDITIONS

             Section 7.1 Conditions to Investor's Obligations. The obligation of the Investor to purchase and pay for the Senior Preferred Stock to be sold to the Investor pursuant to Section 1.1 hereof at the Closing is subject to satisfaction or waiver of each of the following conditions precedent:

                (a) Representations and Warranties; Covenants. The representations and warranties of the Company set forth in Article II hereof shall have been true and correct on and as of the date hereof and shall be true and correct as of the Closing as if made on the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date), except for such failures to be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) which, individually and in the aggregate, would not have a Material Adverse Effect and except for such failures to be true and correct that result from actions expressly permitted under or pursuant to this Agreement. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings and covenants required hereunder to be performed by it at or prior to the Closing. The Company shall have delivered to the Investor at the Closing a certificate in form and substance satisfactory to the Investor dated the Closing Date and signed by the chief executive officer and the chief financial officer of the Company to the effect that the conditions set forth in this Section 7.1(a) have been satisfied.

                (b) Opinion of Counsel. The Investor shall have received at the Closing from Swidler Berlin Shereff Friedman, LLP, special counsel to the Company, a written opinion dated the Closing Date, substantially as set forth in Exhibit D hereto.

                (c) Reserved.

                (d) Establishment of Preferred Stock. The Company shall have amended the Certificate of Incorporation by filing with the Secretary of State of the State of Delaware the Certificates of Designations in the form of Exhibits A and B hereto containing the resolutions of the Board of Directors of the Company creating the Preferred Stock and setting forth the terms and conditions of the Preferred Stock. A copy of the Certificate of Incorporation (including the Certificates of Designations), certified by the State of Delaware, shall have been delivered to the Investor.

                (e) Compliance with Laws; No Adverse Action or Decision. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby; (ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby shall have been issued and remain in effect, and (iii) no Governmental Entity shall have instituted any Proceeding that seeks to restrain, enjoin, prevent, materially delay, prohibit or otherwise make illegal the performance of any of the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.

                (f) Consents. All Regulatory Approvals (including, without limitation, the Required Regulatory Approvals) from any Governmental Entity and all consents, waivers or approvals from any other Person required for or in connection with the execution and delivery of the Transaction Agreements and the consummation at the Closing by the parties hereto and thereto of the transactions contemplated hereby and thereby (except for those Regulatory Approvals, consents, waivers and other approvals, (i) the absence of which would not have a material adverse effect on the Investor and would not prevent the consummation of the transactions hereby and thereby (provided that the amendments, consents, waivers and other approvals set forth in Section 5.6 shall be obtained without regard to this materiality exception) or (ii) required in connection with the filing of any registration statement pursuant to the Registration Rights Agreement) shall have been obtained or made on terms reasonably satisfactory to the Investor, and all waiting periods specified under applicable Law, the expiration of which is necessary for such consummation, shall have expired or been terminated.

                (g) Documents. The Investor shall have received all such counterpart originals or certified or other copies of the Transaction Agreements and such other documents as it may reasonably request.

                (h) Board Representation.   Directors' and officers'
 liability insurance shall be available on customary terms to each Investor Nominee in an amount of coverage at least equal to $5,000,000.

                (i) No Material Adverse Effect; No Alternative Proposal or Control Transaction. Since the date of this Agreement, no event shall have occurred which has had, or is reasonably likely to have, a Material Adverse Effect on the business, financial condition, results of operations or assets of the Company and its Subsidiaries taken as a whole, and no Alternative Proposal or Control Transaction shall have been consummated or agreement, understanding, or arrangement with respect thereto entered into.

                (j) Listing of Conversion Stock. To the extent required by applicable Law, the Conversion Stock shall have been approved for listing on the Nasdaq National Market.

                (k) Agreements. The Company, the Investor and each other party thereto shall have executed the Stockholder Agreement and the Registration Rights Agreement. The Voting Rights Agreements and the limited irrevocable proxies delivered to the Investor pursuant thereto shall be in full force and effect, such proxies shall not have been revoked or modified and such proxies shall grant the attorneys and proxies named therein the power to exercise all voting rights and other rights with respect to the Shares (as defined in such proxies) and the New Shares (as defined in such proxies) with respect to the Identified Matters (as defined in such proxies) and to vote such Shares and such New Shares in favor of approval of such Identified Matters and the other actions and transactions contemplated herein.

             Section 7.2 Conditions of the Company's Obligations. The obligation of the Company to issue and sell the Senior Preferred Stock to the Investor at the Closing is subject to satisfaction or waiver of each of the following conditions precedent:

                (a) Representations and Warranties; Covenants. The representations and warranties of the Investor set forth in Article III hereof shall have been true and correct in all material respects on and as of the date hereof and shall be true and correct as of the Closing as if made on the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date), except for such failures to be true and correct (without giving effect to any limitations as to materiality or material adverse effect set forth therein) which, individually and in the aggregate, would not have a material adverse effect on the ability of the Company or the Investor to consummate the transactions contemplated hereby and except for such failures to be true and correct that result from actions expressly permitted under or pursuant to this Agreement. The Investor shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings and covenants required by it to be performed at or prior to the Closing, and the Investor shall have delivered to the Company at the Closing a certificate in form and substance satisfactory to the Company dated the Closing Date and signed on behalf of a member of the Investor to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

                (b) Opinion of Counsel. The Company shall have received at the Closing from Skadden, Arps, Slate, Meagher & Flom (Illinois), counsel to the Investor, a written opinion dated the Closing Date to the effect set forth in Exhibit F hereto.

                (c) Compliance with Laws; No Adverse Action or Decision. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby; (ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby shall have been issued and remain in effect; and (iii) no Governmental Entity shall have instituted any action, claim, suit, investigation or other proceeding that seeks to restrain, enjoin, prevent, materially delay, prohibit or otherwise make illegal the performance of any of the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.

                (d) Consents. All Regulatory Approvals (including, without limitation, the Required Regulatory Approvals) from any Governmental Entity and all consents, waivers or approvals from any other Person required for or in connection with the execution and delivery of the Transaction Agreements and the consummation at the Closing by the parties hereto and thereto of the transactions contemplated hereby and thereby (except for those Regulatory Approvals, consents, waivers and other approvals, (i) the absence of which would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole and would not prevent the consummation of the transactions hereby and thereby or (ii) required in connection with the filing of any registration statement pursuant to the Registration Rights Agreement) shall have been obtained or made on terms reasonably satisfactory to the Company, and all waiting periods specified under applicable Law, the expiration of which is necessary for such consummation, shall have expired or been terminated.

                (e) Documents. The Company shall have received all such counterpart originals or certified or other copies of the Transaction Agreements and such other documents as it may reasonably request.

                (f) Registration Rights Agreement. The Company shall have received a fully executed counterpart of the Registration Rights Agreement from the Investor and the Registration Rights Agreement shall be in full force and effect.

                (g) Agreement. The Investor, the Company and the other parties thereto shall have entered into the Stockholder Agreement.


                                ARTICLE VIII
                                TERMINATION

             Section 8.1 Termination of Agreement. Subject to Section 9.2 hereof, this Agreement may be terminated by notice in writing at any time prior to the Closing:

                (a) by the Investor or the Company if:

                     (i) the Closing shall not have occurred on or before May 15, 1999; provided, however, that the right to terminate this Agreement under this Section 9.1(a)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                     (ii) any Governmental Entity of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Transaction Agreements and such judgment, injunction, order, ruling, decree or other action becomes final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its reasonable best efforts to have such judgment, injunction, order, ruling or decree lifted, vacated or denied; or

                     (iii) the Company and the Investor so mutually agree in writing; or

                (b) by the Investor if the Company shall have consummated an Alternative Proposal or a Control Transaction or entered into an agreement, understanding or arrangement with respect thereto.

             Section 8.2 Effect of Termination. (a) If this Agreement is terminated in accordance with Section 8.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect except that (i) the terms and provisions of Section 6.3, this Section 8.2 and Article X hereof shall remain in full force and effect and (ii) any termination of this Agreement shall not relieve any party hereto from any liability for any breach of its obligations hereunder.

                (b) Within one business day of the later to occur of (i) termination of this Agreement other than if the Investor's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the termination of this Agreement (unless such failure is preceded by the Company taking any action set forth in Section 8.2(b)(ii)) and (ii) the earlier of (A) the entering into of a written agreement, letter of intent, agreement in principle, memorandum of understanding or similar writing with respect to an Alternative Proposal or a Control Transaction and (B) the consummation of an Alternative Proposal or a Control Transaction, the Company shall pay the Investor (or its assignees) the Alternative Transaction Fee; provided, that an Alternative Transaction Fee shall be payable only in the event an agreement, understanding or arrangement with respect to an Alternative Proposal or a Control Transaction is entered into or an Alternative Proposal or a Control Transaction is consummated within six months after the date this Agreement is terminated; provided, further, that if funds to pay the Alternative Transaction Fee are not available, the Company may issue to the Investor a six-month note bearing interest at 8.0%.


                                 ARTICLE IX
                                MISCELLANEOUS

             Section 9.1 Fees and Expenses. (a) The Company shall be responsible for the payment of all expenses incurred by the Company in connection with the Transaction Agreements and the transactions contemplated thereby, regardless of whether such transactions are consummated, including, without limitation, all fees and expenses of the Company's legal counsel and all third-party consultants engaged by the Company to assist in such transactions, and the fees and expenses of the Investor's legal counsel (currently estimated to be approximately $200,000 as of the date hereof with payment of the final amount subject to documentation which shall be reasonably acceptable to the Company) related to the negotiation and preparation of the Transaction Agreements and any other documents related to the transactions contemplated herein. The Investor shall be responsible for the payment of all expenses incurred by the Investor in connection with the Transaction Agreements and the transactions contemplated thereby, except (i) those expenses of its legal counsel described in the immediately preceding sentence and (ii) as set forth in the next sentence. If the transactions contemplated herein are abandoned or terminated for any reason by the Company or if they are abandoned or terminated by the Investor because the Company fails to satisfy the conditions set forth in Section 7.1(i) hereof, the Company shall reimburse the Investor in an amount up to $1.0 million for all documented out-of-pocket expenses reasonably incurred by the Investor in connection with the Transaction Agreements and the transactions contemplated thereby, including, without limitation, all reasonable fees and expenses of the Investor's legal counsel, financial advisors, accountants, and all third-party consultants engaged by the Investor to assist in such transactions and all reasonable fees and expenses, including fees and expenses of legal counsel, incurred in connection with enforcing the provisions of, and collecting amounts payable pursuant to, Section 8.2(b) hereof; provided that if funds to pay such expenses are not available, the Company may issue to the Investor a six-month note bearing interest at the rate of 8.0%. Subject to the proviso set forth in the immediately preceding sentence, such reimbursements shall be due to the Investor at the Closing, or promptly following any earlier termination of this Agreement for any reason or, in the case of fees and expenses incurred thereafter, promptly upon demand therefor.

                (b) All amounts payable under this Agreement shall be paid in immediately available funds to an account or accounts designated by the recipient of such amounts.

             Section 9.2 Survival of Representations, Warranties and Covenants. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4 and 2.20 and 3.1, 3.2, 3.3 and 3.5 shall survive without limitation. No other representation or warranty shall survive the Closing. The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term. The right to indemnification or any other remedy based on surviving representations or warranties or covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such surviving representation or warranty or covenant or obligation. The waiver of any condition based on the accuracy of any surviving representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations. Any claim for indemnification under this Article X arising out of the inaccuracy or breach of any surviving representation or warranty or covenant or obligation must be made prior to the expiration of the respective representation, warranty, covenant or obligation.

             Section 9.3 Specific Performance. The parties hereto specifically acknowledge that monetary damages are not an adequate remedy for violations of this Agreement, and that any party hereto may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law and to the extent the party seeking such relief would be entitled on the merits to obtain such relief, each party waives any objection to the imposition of such relief.

             Section 9.4 Indemnification. (a) The Company agrees to indemnify and hold harmless (i) the Investor, each member thereof, each member of each such member, each of their Affiliates and each of their Representatives (collectively, the "Indemnified Investor Parties") from and against any and all losses, penalties, judgments, suits, costs, claims, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements but excluding Taxes imposed as a result of being a direct or indirect owner of the Preferred Stock or the Conversion Shares or realizing income or gain with respect thereto) (collectively, "Losses"), incurred by, imposed upon or asserted against any of the Indemnified Parties as a result of, relating to or arising out of, the breach of any surviving representation or warranty or agreement or covenant made by the Company in any Transaction Agreement or in any certificate delivered by the Company pursuant to any Transaction Agreement (each of which shall be deemed to have been made for the benefit of all members of the Investor Group) and (ii) each of the Indemnified Investor Parties, to the fullest extent permitted by law, against any and all Losses incurred by, imposed upon or asserted against any such Indemnified Investor Party as a result of, relating to or arising out of any litigation, claims, suits or proceedings to which such Indemnified Investor Party is made a party (other than as a plaintiff) or any penalties, costs, claims, liabilities, damages or expenses suffered by such Indemnified Investor Party, in each case in its capacity as a direct or indirect holder or owner of Preferred Stock or Conversion Shares; provided that (A) unless and until a final and non-appealable judicial determination shall be made that such Indemnified Investor Party is not entitled to indemnification under clause
 (ii) above, each such Indemnified Investor Party shall be reimbursed for all indemnified Losses under clause (ii) above as they are incurred, (B) if a final and non-appealable judicial determination shall be made that such Indemnified Investor Party is not entitled to be indemnified for Losses under clause (ii) above, such Indemnified Investor Party shall repay to the Company the amount of such Losses for which the Company shall have reimbursed such Indemnified Investor Party and (C) no indemnification will be provided for any Losses arising as a result of the bad faith, gross negligence or willful misfeasance of the Indemnified Party.

                (b) The Investor agrees to indemnify and hold harmless the Company and each of its Affiliates and Representatives (collectively, the "Indemnified Company Parties") from and against any and all Losses incurred by any of the Indemnified Company Parties as a result of, or arising out of, the breach of any representation, warranty, agreement or covenant made by the Investor in the Transaction Agreements or in any certificate delivered by the Investor pursuant to the Transaction Agreements and no indemnification will be provided for any Losses arising as a result of the bad faith, gross negligence or willful misfeasance of the Indemnified Party.

                (c) The Investor Indemnified Parties and the Company Indemnified Parties (collectively, the "Indemnified Parties") intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification. Whenever any claim shall arise for indemnification, the Indemnified Party shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim, and the facts constituting the basis for such claim. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the Indemnifying Party demonstrates that the defense of such action is materially prejudiced thereby.

                (d) With respect to claims made by third parties, the Indemnifying Party, upon acknowledgment of its liability for the claim, shall be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party, provided, however, that:

                     (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

                     (ii) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party (A) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim, (B) if such judgment or settlement would result in the finding or admission of any violation of law or (C) if as a result of such consent or settlement injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement is reasonably likely to interfere with or adversely affect the business, operations or assets of the Indemnified Party; and

                     (iii) if the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions within ten business days after receipt of notice of the claim or, if having taken over such defense does not in their reasonable opinion of the Indemnified Party proceed diligently to defend such claim (but not before notice and an opportunity to cure), then the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party pursuant to the terms of this Agreement. The Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party shall make in good faith with respect to such claim, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 9.4. No indemnification will be provided for any Losses arising as a result of the bad faith, gross negligence or willful misfeasance of the Indemnified Party.

                (e) The remedies provided herein shall be cumulative and shall not preclude assertion by any party of any rights or the seeking of any other remedies against any other party.

             Section 9.5 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered personally or by a nationally recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by a like notice):

                (a) If to the Company, to:

                  Safety Components International, Inc.
                  2160 North Central Road
                  Fort Lee, New Jersey  07024
                  Attention:  Jeffrey J. Kaplan

                  With a copy to:

                  Swidler Berlin Shereff Friedman, LLP
                  919 Third Avenue
                  New York, New York 10022
                  Attention:  Richard A. Goldberg, Esq.

                (b) If to the Investor, to:

                  Brera SCI, LLC
                  c/o Brera Capital Partners LLC
                  712 Fifth Avenue
                  New York, New York 10019
                  Attention:  Jun Tsusaka

                  With a copy to:

                  Skadden, Arps, Slate, Meagher & Flom (Illinois)
                  333 West Wacker Drive
                  Chicago, Illinois 60606
                  Attention:  Peter C. Krupp, Esq.

        All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery and (b) in the case of delivery by nationally recognized overnight courier, on the business day following dispatch.

             (c) If to any other holder of shares of Preferred Stock addressed to such holder at the address of such holder in the record books of the Company; or to such other address or addresses as shall be designated in writing.

        Section 9.6 Entire Agreement; Amendment. This Agreement and the documents described herein or attached or delivered pursuant hereto (including, without limitation, the Registration Rights Agreement and the Certificate of Designations) set forth in the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes the letter agreement dated February 13, 1999 between the Company and the Investor which is terminated in its entirety hereby. Any provision of this agreement may be amended, modified or supplemented in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement; provided, however, that in the case of the Company, any such amendment, modification or supplement must be approved by a majority of the outside directors other than the Investor Nominees and any other directors that are employed by or serve as a director of the Investor or any Affiliate of the Investor (other than the Company and its Subsidiaries). No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as waiver thereof, nor shall any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right. No investigation by the Investor of the Company prior to or after the date hereof shall stop or prevent the Investor from exercising any right hereunder or be deemed to be a waiver of any such right.

        Section 9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

        Section 9.8 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the New York applicable to contracts made and to be performed in that State without reference to its conflict of laws rules that might refer the governance or the construction of this Agreement to the law of another jurisdiction. The parties hereto agree that the appropriate and exclusive forum for any disputes arising out of this Agreement solely between the Company and the Investor shall be the United States District Court for the Southern District of New York, and the parties hereto irrevocably consent to the exclusive jurisdiction of such courts, and agree to comply with all requirements necessary to give such courts jurisdiction. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement except as expressly set forth below for the execution or enforcement of judgment, in any jurisdiction other than the above specified courts. Each of the parties hereto irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address specified in Section 9.5 hereof. The foregoing shall not limit the rights of any party hereto to serve process in any other manner permitted by the law or to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and the amount of indebtedness. The parties agree to waive any and all rights that they may have to a jury trial with respect to disputes arising out of this Agreement.

        Section 9.9 Successors and Assigns. (a) Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company's successors and assigns. Neither this Agreement nor any rights hereunder shall be assignable by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto; provided, however, that prior to the Closing the Investor may assign all or part of its interest in this Agreement and its rights hereunder to any of its Affiliates and, thereafter, the term "Investor," as applied to the assigning Investor, shall include any such Affiliate to the extent of such assignment and shall mean the assigning Investor and such Affiliates taken collectively; and, provided, further, that no such assignment shall relieve the Investor of its obligations hereunder.

        Section 9.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the provisions of Section 6.4 shall inure to the benefit of and be enforceable by each person indemnified thereunder and the provisions of
 Section 9.4 shall inure to the benefit of and be enforceable by each Indemnified Party.



        IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.


                                 BRERA SCI, LLC


                                 By/s/ Jun Tsusaka
                                   __________________________________
                                   Name:  Jun Tsusaka
                                   Title: Authorized Signatory



                                 SAFETY COMPONENTS
                                   INTERNATIONAL, INC.


                                 By /s/ Robert A. Zummo
                                   _________________________________
                                   Name:  Robert A. Zummo
                                   Title: Chief Executive Officer



                                  ANNEX A

           For all purposes of this Agreement, except as otherwise expressly provided, the following terms shall have the meanings set forth below:

           "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act. The term "Affiliated" has a correlative meaning.

           "Affiliate Shares" means up to $2,000,000 of shares of Common Stock to be purchased by the Investor from Robert A. Zummo upon Zummo's request as more fully set forth in the Stockholder Agreement and the 325,801 shares of Common Stock to be purchased by the Investor from Francis
 X. Suozzi, pursuant to a letter agreement between the Investor and such person.

           "Alternative Transaction" means any (A) direct or indirect acquisition or purchase of any securities of, or other indirect equity interest in, the Company or any of its Subsidiaries (other than purchases by any Person or Group of equity securities on the open market in an amount less than 2.5% of the Common Stock, ordinary issuances of equity securities pursuant to any existing employee benefit plans and issuances of securities among the Company and its Wholly-Owned Subsidiaries), or (B) Business Combination, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries.

           "Alternative Transaction Fee" means $1.75 million.

           "Beneficially Own" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date hereof, except that a Person shall be deemed to Beneficially Own all such securities that such Person has the right to acquire whether such right is exercisable immediately or after the passage of time). The terms "Beneficial Ownership" and "Beneficial Owner" have correlative meanings.

           "Board of Directors" means the board of directors of the Company.

           "BT" means BT Wolfensohn, a division of BT Alex. Brown Inc.

           "Business Combination" means a merger or consolidation in which the Company or any of its Subsidiaries is a constituent corporation and pursuant to which Voting Securities of the Company or any of its Subsidiaries are exchanged for cash, securities or other property, a recapitalization of the Company or any of its Subsidiaries involving a Control Transaction or a sale of all or substantially all of the assets of the Company or any of its Subsidiaries; provided that a transaction or series of transactions as a result of which the Beneficial Ownership of the Equity Securities of the Company or of the surviving entity of the transaction (or of the ultimate parent of the Company or of such surviving entity) immediately after the consummation of such transaction is the same (other than in respect of fractional shares or odd lots) as the Beneficial Ownership of the Company's Equity Securities immediately prior to the consummation thereof shall not be deemed a "Business Combination."

           "Business Day" means any day, other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

           "Bylaws" means the Bylaws of the Company, as amended from time to time.

           "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company, as such may be amended from time to time.

           "Class I" means the class of directors of the Board of Directors with a term expiring at the annual meeting of stockholders of the Company in 1999 and every third annual meeting thereafter.

           "Class II" means the class of directors of the Board of Directors with a term expiring at the annual meeting of stockholders of the Company in 2000 and every third annual meeting thereafter.

           "Class III" means the class of directors of the Board of Directors with a term expiring at the annual meeting of stockholders of the Company in 2001 and every third annual meeting thereafter.

           "Cleanup" means all actions required to: (i) cleanup, remove, treat or remediate Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Substances, Oils, Pollutants or Contaminants so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential clean up, removal, treatment or remediation of Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment.

           "Code" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

           "Commission" means the U.S. Securities and Exchange Commission.

           "Company Disclosure Documents" means the SEC Reports and the Schedules hereto.

           "Control Transaction" means any transaction that involves a (i) merger, consolidation or similar Business Combination involving the Company or a Subsidiary of the Company (other than a transaction following which (A) the shareholders of the Company immediately prior to such transaction will continue to hold Voting Securities of the Company or the surviving entity representing a majority of the Voting Power of the Voting Securities of the Company or the surviving entity and (B) no Person or Group that did not Beneficially Own Voting Securities representing a majority of the Voting Power of the Voting Securities of the Company prior to such transaction will Beneficially Own Voting Securities of the Company or the surviving entity representing a majority of the Voting Power of the Voting Securities of the Company or the surviving entity), or (ii) sale or issuance of Voting Securities of the Company or a Subsidiary of the Company to a Person or Group or an acquisition of Equity Securities of the Company or a Subsidiary of the Company in a transaction approved by the Board of Directors by a Person or Group which, following the completion of such sale or issuance, will Beneficially Own Voting Securities of the Company or a Subsidiary of the Company representing a majority of the Voting Power of the Voting Securities of the Company or a Subsidiary of the Company.

           "Conversion Shares" means the shares of Common Stock and Junior Preferred Stock issued, or issuable upon, conversion of the Senior Preferred Stock.

           "COO" means John C. Corey or, if he is not the chief operating officer of the Company, any other person who is appointed chief operating officer of the Company; provided, that a person shall not be the COO for purposes of this Agreement if any predecessor COO shall have been terminated by the Board of Directors.

           "COO Agreement" means the Employment Agreement between the Company and the COO substantially in the form of Exhibit E hereto.

           "Derivative Securities" means any subscriptions, options, conversion rights, warrants, or other agreements, securities or commitments of any kind obligating the Company or any of its Subsidiaries to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any Equity Securities of the Company or any of its Subsidiaries.

           "DGCL" means the Delaware General Corporation Law.

           "DGCL Section 203" has the meaning set forth in Section 2.22(a) hereof.

           "Employment Agreement" means any employment or consulting agreement or other similar arrangement between the Company or any of its Subsidiaries, on the one hand, and any Representative of the Company or any of its Subsidiaries, on the other.

           "Environmental Laws" means all foreign, federal, state and local laws, regulations, rules and ordinances regulating pollution or protection of the environment, including, without limitation, laws regulating Releases or threatened Releases of Hazardous Substances, Oils, Pollutants or Contaminants into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise regulating the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oils, Pollutants or Contaminants, and all laws and regulations specifying record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, Oils, Pollutants or Contaminants, and all laws regulating endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

           "Environmental Liabilities" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release of any Hazardous Materials at any location, whether or not owned or operated by the Seller, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

           "Equity Securities" of any Person means any and all common stock, preferred stock and any other class of capital stock of, and any partnership or limited liability company interests of such Person or any other similar interests of any Person that is not a corporation, partnership or limited liability company.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

           "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

           "GAAP" means U.S. generally accepted accounting principles as in effect at the relevant time or for the relevant period.

           "Governmental Entity" means any government or political subdivision or department thereof, any governmental or regulatory body

 (including, without limitation, any stock exchange or market on which the Common Stock is listed for trading), commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.

           "Grantor Trust" means any trust established to set aside assets to provide for the payment of obligations to current or former employees.

           "Group" has the meaning set forth in Rule 13d-5 under the Exchange Act.

           "Guarantee" means any direct or indirect obligation, contingent or otherwise, to guarantee (or having the economic effect of guaranteeing) Indebtedness in any manner, including, without limitation, any monetary obligation to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of another Person (whether arising by agreement to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise).
                "Hazardous Substances, Oils, Pollutants or Contaminants" means all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

           "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

           "Indebtedness" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for money borrowed,
 (ii) any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of property, assets or services (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business), (v) any interest rate or currency swap or similar hedging agreement, and (vi) any capital lease obligation (within the meaning of GAAP) of such Person.

           "Intellectual Property" means all intellectual property rights including, but not limited to, patents, patent rights, trade secrets, know-how, trademarks, service marks, tradenames, copyrights, licenses, computer programs, business information, proprietary processes and formulae.

           "Investor Group" means, collectively, the Investor and its Affiliates of such Persons.

           "Junior Shares" means the shares of Junior Preferred Stock issued or issuable upon exercise of the Series B Preferred Stock.

           "Kaplan Agreement" means the employment agreement between Jeffrey Kaplan and the Company substantially in the Form of Exhibit J.

           "Knowledge" means the actual knowledge, after due inquiry, of Robert Zummo, Jeffrey Kaplan, Stephen Duerk, Phillip Lelliott, Victor Guadagno, Robert Sepulveda, George Papadopoulos, Dan Smith.

           "Law" means any law, treaty, statute, ordinance, code, rule or regulation of a Governmental Entity or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity.

           "Liabilities" shall mean any and all debts, losses, expenses, liabilities, damages, fines, costs, royalties, proceedings, deficiencies or obligations of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not resulting from third-party claims) and any out-of-pocket costs and expenses (including, without limitation, any claims under any benefit or compensatory plan, agreement, program or arrangement of the Company), including any liability for taxes.

           "Lien" means any mortgage, pledge, hypothecation, lien, security interest, claim, voting agreement, setoff, conditional sale agreement, title retention agreement, restriction, option judgment, or encumbrance of any kind, character or description whatsoever whether arising by agreement, by statute or otherwise.

           "Limited Stock" means any class or series of Equity Securities of the Company that ranks, with respect to preference on payment of dividends or payment upon liquidation, dissolution or winding-up of the Company, junior to the Senior Preferred Stock.

           "Material Adverse Effect" means an individual or cumulative adverse change in, or effect on, the business, operations, working capital condition (financial or otherwise), assets or liabilities of the Company and its Subsidiaries taken as a whole or an individual or cumulative adverse change that is reasonably expected to be materially adverse to the business, operations, condition (financial or otherwise), assets or liabilities of the Company taken as a whole or would prevent the Company from consummating the transactions contemplated by this Agreement, other than, in each case, any change (i) relating to the economy or securities markets in general or (ii) relating to the industries in which the Company and its Subsidiaries operate but not specifically relating to the Company or its Subsidiaries.

           "Maxima" means Maxima Group, LLC, a Delaware limited liability company.

           "Nasdaq" means The Nasdaq Stock Market's National Market.

           "Option Plans" means the Company's stock option and incentive compensation plans set forth on Schedule 2.4(b).

           "Original Number" means the number of Conversion Shares as of the Closing (assuming that all conditions precedent to receipt of Conversion Shares has occurred, including, without limitation, exercise of the conversion rights set forth in the Preferred Stock and, in the case of the Class B Conversion, receipt by the Company of the Shareholder Approval), which number shall be adjusted in accordance with any adjustment made to the number of Conversion Shares issuable upon conversion of the Preferred Stock pursuant to the provisions thereof. For the purposes of determining the percentage of the Original Number of Conversion Shares that is Beneficially Owned by the Investor or any its Affiliates, such calculation shall be made assuming all conditions precedent to receipt of Conversion Shares have occurred including, without limitation, exercise of the Preferred Stock and, in the case of the Class B Preferred Stock, receipt by the Company of the Shareholder Approval.

           "Person" means any individual, corporation, company, association, partnership, joint venture, trust or unincorporated organization, or Governmental Entity.

           "Preferred Stock" means the Junior Preferred Stock and the Senior Preferred Stock.

           "Proposal" means any inquiry, proposal or offer from any person relating to an Alternative Transaction.

           "Registration Rights Agreement" means the Registration Rights Agreement of even date herewith between the Company and the Investor in the form attached hereto as Exhibit G.

           "Regulatory Approvals" means (i) any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances, exemptions, declarations, or clearances from, or filings or registrations with, or reports or notices to, Governmental Entities, and (ii) any and all waiting periods imposed by applicable laws.

           "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or property.

           "Representatives" means, with respect to any Person, any of such Person's officers, directors, employees, agents, attorneys, accountants, consultants or financial advisors or other Person associated with, or acting on behalf of, such Person.

           "Required Regulatory Approvals" means Regulatory Approvals (i) necessary under the HSR Act; (ii) required for or in connection with the consummation by the parties thereto of the transactions contemplated by the Registration Rights Agreement (including the effectiveness of a registration statement and applicable "Blue Sky" clearance); (iii) consisting of the filing by the Company of the Certificates of Designations with the Secretary of State of the State of Delaware; and (iv) set forth on Schedule A hereto.

           "Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

           "Shareholder Approval" means the approval by the shareholders of the Company of the transactions contemplated hereby, including approval in accordance with and in satisfaction of Rule 4460(i)(1)(B) of the NASD Rules and interpretations thereunder, of the vesting of voting rights in respect of the Series A Preferred Stock and the issuance of Common Stock upon conversion of the Series A Preferred Stock, each in accordance with the terms thereof.

           "Stockholder Agreement" means the Stockholder Agreement among the Company, the Investor and Zummo in the form attached hereto as Exhibit H.

           "Subsidiary" means, as to any Person, any other Person of which more than 50% of the shares of the voting stock or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.

           "Tax" or "Taxes" means all taxes, including any interest, liabilities, fines, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income, gross receipts, ad valorem, payroll, employee, withholding (on amounts paid by or to the relevant party), employment, unemployment, disability, windfall profit, custom, duty, impact, hospital, health, profits, paid up capital, transfer, severance, environmental (including taxes under Section 59A of the Code), greenmail, licenses, value added, capital, insurance, social security, sales and use, leasing, occupation, excise, franchise, add-on minimum, net worth, service, real and personal property, stamp, premium and workers' compensation taxes and other obligations of the same or of a similar nature whether arising before, on or after the Closing Date.

           "Transaction Agreements" means this Agreement, the amended By-Laws in the form attached hereto as Exhibit C, the Registration Rights Agreement, the Stockholder Agreement, the Zummo Agreement, the Certificates of Designation, the Kaplan Agreement and the COO Agreement.

           "Voting Power" means, with respect to any Voting Securities, the aggregate number of votes attributable to such Voting Securities that could generally be cast by the holders thereof for the election of directors at the time of determination (assuming such election were then being held).

           "Voting Rights Agreements" means (i) the Voting Rights Agreement, dated as of the date hereof, by and between Zummo and the Investor and (ii) the Voting Rights Agreement, dated as of the date hereof, by and between Cramer Rosenthal McGlynn, Inc., and the Investor.

           "Voting Securities" means, (i) with respect to the Company, the Equity Securities of the Company entitled to vote generally for the election of directors of the Company, and (ii) with respect to any other Person, any securities of or interests in such Person entitled to vote generally for the election of directors or any similar managing person of such Person.

           "Wholly-Owned Subsidiary" means, as to any Person, a Subsidiary of such Person of which 100% of the Equity Securities (other than directors' qualifying shares or similar shares) is owned, directly or indirectly, by such Person.

           "Zummo" Mr. Robert A. Zummo, the chief executive officer of the Company.

           "Zummo Agreement" means the employment agreement between Zummo and the Company substantially in the form of Exhibit I.

           General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms "hereof," "herein" and similar terms refer to this Agreement as a whole (including the exhibits and schedules hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

                                 ANNEX A-1

 Defined Term                            Section Reference
 ------------                            -----------------
 Agreement                               Preamble
 Certificates of Designations            Recitals
 Closing                                 1.2
 Closing Date                            1.2(a)
 Common Stock                            Recitals
 Company                                 Preamble
 Computer Systems                        2.22
 DGCL Section 203                        2.20
 Euro Compliant                          2.22
 Exclusivity Period                      5.4(a)
 Indemnified Company Parties             9.4(b)
 Indemnified Investor Parties            9.4(a)
 Indemnified Parties                     9.4(c)
 Indemnifying Party                      9.4(c)
 Investor                                Preamble
 Investor Purchase Price                 1.1
 Junior Certificate of Designations      Recitals
 Junior Preferred Stock                  Recitals
 Losses                                  9.4(a)
 NASD                                    2.3(c)
 NASD Rules                              2.3(c)
 Non-U.S. Plans                          2.14(a)
 PBGC                                    2.14(b)
 Plan(s)                                 2.14(a)
 Preferred Stock                         Recitals
 Principal Corporations                  2.14(b)
 Private Placement Legend                6.6(a)
 Proceeding                              2.11
 Proxy Statement                         6.7(b)
 SEC Reports                             2.7(a)
 Senior Preferred Stock                  Recitals
 Senior Certificate of Designations      Recitals
 Shareholder Approval Proposal           6.7(b)
 Stockholders' Meeting                   6.7(a)
 Subsequent Reports                      2.7(a)
 Takeover Statute                        2.20
 U.S. Plans                              2.14(a)
 Year 2000 Compliant                     2.22



                                                                 Exhibit A

                        CERTIFICATE OF DESIGNATIONS

                                     OF

                    SERIES A CONVERTIBLE PREFERRED STOCK

                                     OF

                   SAFETY COMPONENTS INTERNATIONAL, INC.

                      (Pursuant to Section 151 of the
                     Delaware General Corporation Law)

                              _______________


           Safety Components International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the "Board of Directors") pursuant to authority of the Board of Directors as required by
 Section 151 of the Delaware General Corporation Law:

           RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), the Board of Directors hereby creates a series of the Corporation's previously authorized preferred stock, par value $0.10 per share (the "Preferred Stock"), and hereby states the designation and number thereof, and fixes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

           Series A Convertible Preferred Stock:

                         I.  Designation and Amount

           The designation of this series of shares shall be "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"); the stated value per share shall be $1,000 (the "Stated Value"); and the number of authorized shares constituting such series shall be 100,000. The number of authorized shares of the Series A Preferred Stock may be decreased from time to time by a resolution or resolutions of the Board of Directors; provided, however, that such number shall not be decreased below the aggregate number of shares of the Series A Preferred Stock then outstand-ing.

                         II.  Rank

           A. Dividends. With respect to dividend rights, the Series A Preferred Stock shall rank (i) junior to each other class or series of Preferred Stock which by its terms ranks senior to the Series A Preferred Stock as to payment of dividends, (ii) on a parity with each other class or series of Preferred Stock which by its terms ranks on a parity with the Series A Preferred Stock as to payment of dividends, and (iii) prior to the Corporation's Series B Junior Participating Preferred Stock, par value $0.10 per share (the "Series B Junior Stock") and the Corporation's Common Stock, par value $0.01 per share (the "Common Stock"), and, except as specified above, all other classes and series of capital stock of the Corporation hereafter issued by the Corporation. With respect to divi-dends, all equity securities of the Corporation to which the Series A Preferred Stock ranks senior, including the Series B Junior Stock and the Common Stock, are collectively referred to herein as the "Junior Dividend Securities"; all equity securities of the Corporation with which the Series A Preferred Stock ranks on a parity are collectively referred to herein as the "Parity Dividend Securities"; and all equity securities of the Corpora-tion (other than convertible debt securities) to which the Series A Preferred Stock ranks junior, are collectively referred to herein as the "Senior Dividend Securities."

           B. Liquidation. With respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether volun-tary or involuntary, the Series A Preferred Stock shall rank (i) junior to each other class or series of Preferred Stock which by its terms ranks senior to the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up, (ii) on a parity with each other class or series of Preferred Stock which by its terms ranks on a parity with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, and (iii) prior to the Series B Junior Stock and the Common Stock, and, except as specified above, all other classes and series of capital stock of the Corporation hereinafter issued by the Corporation. With respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all equity securities of the Corporation to which the Series A Preferred Stock ranks senior, including the Series B Junior Stock and the Common Stock, are collectively referred to herein as "Junior Liquidation Securities"; all equity securities of the Corporation (other than convertible debt securities) to which the Series A Preferred Stock ranks on parity are collectively referred to herein as "Parity Liquidation Securities"; and all equity securities of the Corporation to which the Series A Preferred Stock ranks junior are collectively referred to herein as "Senior Liquidation Securities."

           C. New Issues. The Series A Preferred Stock shall be subject to the creation of Junior Dividend Securities and Junior Liquidation Securi-ties (collectively, "Junior Securities") but no Parity Dividend Securities or Parity Liquidation Securities (collectively, "Parity Securities"), or Senior Dividend Securities or Senior Liquidation Securities (collectively, "Senior Securities") shall be created except in accordance with the terms hereof including, without limitation, Article VIII, Section F hereof.

                         III.  Dividends

           A. Dividends. Prior to the third anniversary date of their issuance, shares of Series A Preferred Stock shall accumulate dividends at a rate of 8.0% per annum, payment of which may be made in cash or by the issuance of additional shares of Series A Preferred Stock (which, upon issuance, shall be fully paid and nonassessable), at the option of the Corporation. On and after the third anniversary date, shares of Series A Preferred Stock shall accumulate dividends at a rate of 6.0% per annum, which dividends shall be paid in cash to the extent permitted by the Corporation's Indenture. In the event dividends are not payable in cash pursuant to the Indenture, such dividends shall be payable by the issuance of additional shares of Series A Preferred Stock valued per share at the Stated Value per share (which, upon issuance, shall be fully paid and nonassessable). On and prior to the third anniversary date, dividends shall be paid annually on the anniversary of the original issuance of Series A Preferred Stock, and thereafter dividends shall be paid in four equal quarterly installments on the last day of March, June, September and December of each year, or if any such date is not a Business Day (as hereinafter defined), the Business Day next preceding such day (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, a "Dividend Payment Date"), to holders of record (the "Registered Holders") as they appear on the stock record books of the Corporation on the thirtieth day prior to the relevant Dividend Payment Date (the "Record Date"). Dividends shall be paid only when, as and if declared by the Board of Directors out of funds at the time legally available for the payment of dividends. Dividends shall begin to accumulate on outstanding shares of Series A Preferred Stock from the date of issuance and shall be deemed to accumulate from day to day whether or not earned or declared until paid. Dividends shall accumulate on the basis of a 360-day year consisting of twelve 30-day months (four 90-day quarters) and the actual number of days elapsed in the period for which payable.

           B. Accumulation. Dividends on the Series A Preferred Stock shall be cumulative, and from and after any Dividend Payment Date on which any dividend that has accumulated or been deemed to have accumulated through such date has not been paid in full or any payment date set for a redemption on which such redemption payment has not been paid in full, additional dividends shall accumulate in respect of the amount of such unpaid dividends or unpaid redemption payment (the "Arrearage") at the annual rate then in effect as provided in Section A of this Article III (or such lesser rate as may be the maximum rate that is then permitted by applicable law). Such additional dividends in respect of any Arrearage shall be deemed to accumulate from day to day whether or not earned or declared until the Arrearage is paid, shall be calculated as of such successive Dividend Payment Date and shall constitute an additional Arrearage from and after any Dividend Payment Date to the extent not paid on such Dividend Payment Date. References in any Article herein to dividends that have accumulated or that have been deemed to have accumu-lated with respect to the Series A Preferred Stock shall include the amount, if any, of any Arrearage together with any dividends accumulated or deemed to have accumulated on such Arrearage pursuant to the immediately preceding two sentences. Additional dividends in respect of any Arrearage may be declared and paid at any time, in whole or in part, without refer-ence to any regular Dividend Payment Date, to Registered Holders as they appear on the stock record books of the Corporation on such Record Date as may be fixed by the Board of Directors (which Record Date shall be no less than 30 days prior to the corresponding payment date). Dividends in respect of any Arrearage shall be paid in cash to the extent permitted by the Corporation's Indenture. In the event dividends are not payable in cash pursuant to the Indenture, such dividends shall be payable by the issuance of additional shares of Series A Preferred Stock valued per share at the Stated Value per share (which, upon issuance, shall be fully paid and nonassessable).

           C. Method of Payment. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on all outstanding shares of Series A Preferred Stock shall be allocated pro rata on a share-by-share basis among all such shares then outstanding. After the third anniversary date, dividends that are declared and paid in an amount less than the full amount of dividends accumulated on the Series A Preferred Stock (and on any Arrearage) shall be applied first to the earliest dividend which has not theretofore been paid. All cash payments of dividends on the shares of Series A Preferred Stock shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

                         IV.  Conversion

           A. Rights of Conversion. Subject to the limitations on conver-sions contained in Section V of this Article IV, a holder of shares of Series A Preferred Stock may convert such shares into Common Stock at any time after their issuance except that the right to convert shares of Series A Preferred Stock called for redemption shall terminate at the close of business on the Business Day preceding the Redemption Date (as hereinafter defined) and shall be lost if not exercised prior to that time, unless the Corporation shall default in payment of the Redemption Price. For the purposes of conversion, each share of Series A Preferred Stock shall be valued at the Liquidation Preference (as hereinafter defined) which shall be divided by the Conversion Price (as hereinafter defined) in effect on the Conversion Date (as hereinafter defined) to determine the number of shares issuable upon conversion. Immediately following such conversion, the rights of the holders of converted Series A Preferred Stock shall cease and the persons entitled to receive the Common Stock upon the conversion of Series A Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock. The Conversion Price shall initially be equal to $12.00 per share, and shall be (i) subject to adjustment in accordance with Annex A attached hereto and (ii) subject to further adjustment after their issuance pursuant to the provisions of this Article IV.

           B. Mechanics of Conversion. To convert Series A Preferred Stock, a holder must (i) surrender the certificate or certificates evidenc-ing the shares of Series A Preferred Stock to be converted, duly endorsed in a form satisfactory to the Corporation, at the office of the Corporation or transfer agent for the Series A Preferred Stock, (ii) notify the Corporation at such office that the holder elects to convert Series A Preferred Stock, the number of shares such holder wishes to convert and
 (iii) state in writing the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In the event that a holder fails to notify the Corporation of the number of shares of Series A Preferred Stock that such holder wishes to convert, the holder shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion to Common Stock, subject to Section V of this Article IV. Any Series A Preferred Stock which is not convertible into Common Stock as a result of Section V of this
 Article IV shall be returned to its respective holder as Series A Preferred Stock, unless the Corporation has received written notice that such holder would prefer to convert the remaining Series A Preferred Stock into Series B Junior Stock. The date on which the holder satisfies all those require-ments is referred to as the "Conversion Date." As soon as practicable after surrender of the certificate or certificates, the Corporation shall deliver a certificate for the number of full shares of Common Stock issuable upon the conversion, and a new certificate representing the unconverted portion, if any, of the shares of Series A Preferred Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date. No cash payment or adjustment will be made for accrued and unpaid cash dividends on converted shares of Series A Preferred Stock or for dividends on any Common Stock issued upon such conversion. A share of Series A Preferred Stock surrendered for conversion during the period from the close of business on any Record Date for the payment of dividends to the opening of business of the corresponding Dividend Payment Date must be accompanied by a payment in cash, Series A Preferred Stock or a combination thereof, in an amount equal to the dividend payable on such Dividend Payment Date, unless such share of Series A Preferred Stock has been called for redemp-tion on a redemption date occurring during the period from the close of business on any Record Date for the payment of dividends to the close of business on the Business Day immediately following the corresponding Dividend Payment Date. The dividend payment with respect to a share of Series A Preferred Stock called for redemption on a date during the period from the close of business on any Record Date for the payment of dividends to the close of business on the Business Day immediately following the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date, notwithstanding the conversion of such share after such Record Date and prior to such Dividend Payment Date, and the holder converting such share of Series A Preferred Stock need not include a payment of such dividend amount upon surrender of such share of Series A Preferred Stock for conversion. If a holder of Series A Preferred Stock converts more than one share at a time, the number of full shares of Common Stock issuable upon conversion shall be based on the total liquidation preferences of all shares of Series A Preferred Stock converted. If the last day on which Series A Preferred Stock may be converted is not a Business Day, Series A Preferred Stock may be surrendered for conversion on the next succeeding Business Day.

           C. Fractional Shares. The Corporation shall not issue any fractional shares of Common Stock upon conversion of Series A Preferred Stock. Instead the Corporation shall round the results of a conversion down to the nearest full share of Common Stock.

           D. Transfer Taxes. Except as otherwise agreed upon pursuant to the terms of this Certificate of Designations, the Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes and other governmental charges that may be imposed under the laws of the United States of America or any political subdivision or taxing authority thereof or therein in respect of any issue or delivery of shares of Common Stock on exchange of, or other securities or property issued on account of, shares of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax or other charge that may be imposed in connection with any transfer involved in the issue or transfer and delivery of any certifi-cate for Shares of Common Stock or other securities or property in a name other than that in which the shares of Series A Preferred Stock so ex-changed, or on account of which such securities were issued, were regis-tered and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or is not payable.

           E. Shares Reserved for Conversion. The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock (assuming all shares of Series A Preferred Stock are convertible into Common Stock) and Series B Junior Stock (only to the extent that any shares of Series A Preferred Stock are not convertible into Common Stock) to permit the conversion of the Series A Preferred Stock in full. All shares of Common Stock and Series B Junior Stock that may be issued upon conver-sion of Series A Preferred Stock shall be fully paid and nonassessable.
 The Corporation shall (i) endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock and Series B Junior Stock upon conversion of Series A Preferred Stock and (ii) shall endeavor to list such shares of Common Stock on each national securities exchange or automated quotation system on which the Common Stock is listed.

           F. Dividends and Distributions in Common Stock. In case the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation in Common Stock other than the payment of dividends in Common Stock on the Series A Preferred Stock or any other regularly scheduled dividend on any other preferred stock that does not trigger any anti-dilution provisions in any other security, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and (y) the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination of the holders entitled to such dividends and distributions. For the purposes of this Section F, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

           G. Rights to Purchase. In case the Corporation shall issue rights, options or warrants entitling the holder thereof to subscribe for, purchase or acquire shares of Common Stock for no consideration or for consideration per share less than the current market price per share (determined as provided in Section M below) of the Common Stock on the date such rights, options or warrants are granted, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock that the aggregate consideration received for the total number of shares of Common Stock issuable pursuant to such subscription, purchase or acquisition would purchase at the then current market price and (y) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock issuable pursuant to such subscription, purchase or acquisition, such reduction to become effective immediately after the opening of business on the day of issuance of such rights, options or warrants. However, upon the expiration of any right, option or warrant to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section G, if any such right, option or warrant shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of this Article IV after the issuance of such rights, options or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, options or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights, options or warrants. No further adjustment shall be made upon exercise of any right, option or warrant if any adjustment shall be made upon the issuance of such security. For the purposes of this Section G, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not issue any rights, options or warrants in respect of shares of Common Stock held in the treasury of the Corporation.

 For the purpose of any adjustment of the Conversion Price pursuant to Section G, the following provisions shall be applicable: (i) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such rights, options or warrants to subscribe for, purchase or acquire shares of Common Stock shall be deemed to have been issued at the time such rights, options or warrants were issued and for a consideration equal to the consideration (determined in the manner provided in clauses (ii) and (iii) below), if any, received by the Corporation upon the issuance of such rights, options or warrants plus the purchase or exercise price provided in such rights, options or warrants for the shares of Common Stock covered thereby; (ii) in case of any consideration paid in part in cash and in part in property, the consideration shall be deemed to be the amount of cash paid therefor, plus the value of such property other than cash received by the Corporation as determined in accordance with clause (iii) below; and
 (iii) in case of the issuance of Common Stock for consideration paid in whole or in part in property or consideration other than cash, the value of such property or consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors, irrespective of any accounting treatment. For the purposes of any adjust-ment of the Conversion Price pursuant to Section G, this section shall exclude securities issued or sold in a private placement approved by the Board of Directors in accordance with its Bylaws at 85% or more of the current market value per share of the Common Stock on the date immediately prior to such issue.

           H. Stock Splits. In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be increased, in each case to equal the product of the Conversion Price in effect on such date and a fraction, (x) the numerator or which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combina-tion, as the case may be, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination, as the case may be. Such reduction or in-crease, as the case may be, shall become effective immediately after the opening of business on the day following the day upon which such subdivi-sion or combination becomes effective.

           I. Other Dividends and Distributions. In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock (i) evidences of its indebtedness or (ii) shares of any class of capital stock, cash or other assets (including securities, but excluding
 (x) any rights, options or warrants referred to in Section G above, (y) any dividend or distribution referred to in Section F or H above, and (z) regular periodic cash dividends paid from the Corporation's retained earnings at a rate not in excess of 25% of the Corporation's net income per share) then in each case, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of holders of Common Stock entitled to receive such distribution shall be adjusted by multiplying such Conversion Price by a fraction, a numerator of which shall be the current market price per share (determined as provided in Section M below) of the Common Stock on such date of determination (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading) less the then fair market value as determined by the Board of Directors in good faith (whose determination shall be described in a statement filed with the Transfer Agent) of the portion of the capital stock, cash or other assets or evidences of indebt-edness so distributed (and for which an adjustment to the Conversion Price has not previously been made pursuant to the terms of this Article IV) applicable to one share of Common Stock, and (b) the denominator of which shall be such current market price per share of the Common Stock, such adjustment to become effective immediately after the opening of business on the day following such date of determination of the holders entitled to such distribution.

           J. Reclassifications. The reclassification or change of Common Stock into securities, including securities other than Common Stock (other than any reclassification upon a consolidation or merger to which Section T below shall apply) shall be deemed to involve (i) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of holders of Common Stock entitled to receive such distribution" within the meaning of Section I above), and (ii) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of Common Shares outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective," as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of Section H above).

           K. Issuance of Additional Shares of Common Stock. In case the Corporation at any time or from time to time after the date hereof shall issue or sell shares of Common Stock (excluding (x) any rights, options or warrants referred to in Section G above, or (y) any dividend or distribu-tion referred to in Section F or H above) without consideration or for a consideration per share less than the then current market price per share (determined as provided in Section M below) of Common Stock, then the Conversion Price shall be reduced, concurrently with such issue or sale, to a price (calculated to the nearest .001 of a cent) determined by multiply-ing the Conversion Price by a fraction (i) the numerator of which shall be
 (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale plus (b) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the additional shares of Common Stock so issued or sold would purchase at the then current market price, and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale. For the purpose of any adjustment of the Conversion Price pursuant to Section K, the following provisions shall be applicable: (i) in case of any consideration paid in part in cash and in part in property, the consideration shall be deemed to be the amount of cash paid therefor, plus the value of any property other than cash received by the Corporation as determined in accordance with clause (ii) below; and (ii) in case of the issuance of Common Stock for consideration paid in whole or in part in property or consideration other than cash, the value of such property or consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors, irrespective of any accounting treatment. For purposes of this Section K, the number of shares of Common Stock at any time outstanding shall not include shares held in treasury by the Corporation. For the purposes of any adjustment of the Conversion Price pursuant to Section K, this section shall exclude Common Stock issued or sold in a private placement approved by the Board of Directors in accordance with its Bylaws at 85% or more of the current market value per share of the Common Stock on the date immediately prior to such issue.

           L. Self-Tender. If at any time on or after the date hereof, the Corporation shall acquire, pursuant to an issuer or self tender offer, all or more than 25% of the outstanding Common Stock, and such tender offer involves the payment of consideration per share of Common Stock having a fair market value (as determined in good faith by the Board of Directors), at the last time (the "Expiration Time") tenders may be made pursuant to such offer, that exceeds the then current market price per share (deter-mined as provided in Section M below) of Common Stock on the Trading Day next succeeding the Expiration Time, then the Conversion Price in effect on the opening of business on the day next succeeding the Expiration Time shall be adjusted to equal the price determined by multiplying (i) the Conversion Price in effect immediately prior to the Expiration Time by (ii) a fraction, the numerator of which shall be (a) the number of shares of Common Stock outstanding (including the shares acquired in the tender offer (the "Acquired Shares")) immediately prior to the Expiration Time, multi-plied by (b) the current market price per share of Common Stock on the Trading Day next succeeding the Expiration Time, and the denominator of which shall be the sum of (x) the fair market value (determined as afore-said) of the aggregate consideration paid to acquire the Acquired Shares and (y) the product of (1) the number of shares of Common Stock outstanding (less any Acquired Shares) at the Expiration Time, multiplied by (2) the current market price per share of Common Stock on the Trading Day next succeeding the Expiration Time.

           M. Current Market Price. As used herein, "current market value per share" means, with respect to a share of Common Stock, (a) if the shares are listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the last reported sales price per share as reported on such exchange or market; (b) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the average of the last reported closing bid and asked quotation per share for the shares as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or a similar service if NASDAQ is not reporting such informa-tion; (c) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq Market or Nasdaq SmallCap Market or quoted by NASDAQ, the average of the last reported bid and asked quotation per share for the shares as quoted by a market maker in the shares (or if there is more than one market maker, the bid and asked quotation shall be obtained from two market makers and the average of the lowest bid and highest asked quotation). In the absence of any such listing or trading, the Board shall determine in good faith the per share fair value of the Common Stock, which determination shall be set forth in a certificate of the Secretary of the Corporation. In each case, the determination of current market value per share shall be made on the day before the day in question.

           N. Minimum Adjustment. No adjustment in the Conversion Price need be made until all cumulative adjustments amount to 2.0% or more of the Conversion Price as last adjusted. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.
 All calculations under this Article IV shall be made to the nearest 1/10,000th of a cent or to the nearest 1/10,000th of a share, as the case may be.

           O. Definition of Common Stock. For purposes of this Article IV, "Common Stock" includes any stock of any class of the Corporation that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and that is not subject to redemption by the Corporation. However, subject to the provisions of Section T below, shares issuable on conversion of shares of Series A Preferred Stock shall include only shares of the class designated as Common Stock and Series B Junior Stock of the Corporation on the Closing Date or shares of any class or classes resulting from any reclassification thereof having no preferences in respect of dividends or amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and that are not subject to redemption by the Corporation; provided that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

           P. No Adjustment. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock. No adjustment in the Conversion Price need be made under Sections F, G and I above if the Corporation issues, or distributes (or holds in a segregated manner pending conversion of the Series A Preferred Stock into Common Stock and upon such conversion distributes) to each holder of Series A Preferred Stock the shares of Common Stock, evidences of indebtedness, assets, rights, options or warrants referred to in those paragraphs that each holder would have been entitled to receive had Series A Preferred Stock been converted into Common Stock prior to the happening of such event or the Record Date with respect thereto.

           Q. Notice of Adjustment. Whenever the Conversion Price is adjusted, the Corporation shall promptly deliver by Overnight Delivery to holders of Series A Preferred Stock, a notice of the adjustment. The Corporation shall file with the transfer agent for the Series A Preferred Stock, if any, a certificate from the Corporation's Chief Financial Officer briefly stating the facts requiring the adjustment and the manner of computing it. Subject to Section R below, the certificate shall be conclusive evidence that the adjustment is correct.

           R. Reduction of Conversion Price. The Corporation from time to time may reduce the Conversion Price if it considers such reductions to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock by any amount, but in no event may the Conversion Price be less than the par value of a share of Common Stock. Whenever the Conver-sion Price is reduced, the Corporation shall deliver to holders of Series A Preferred Stock a notice of the reduction. The Corporation shall deliver the notice by Overnight Delivery at least 15 days before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of this Article IV.

           S.  Notice of Record Date.  If:

                          (i)  the Corporation takes any action that
      would require an adjustment in the Conversion Price pursuant to this Article IV;

                          (ii) the Corporation consolidates or merges with, or transfers all or substantially all of its assets to, another corporation, and stockholders of the Corporation must approve the transaction; or

                          (iii) there is a dissolution or liquida-tion of the Corporation;

 the Corporation shall deliver to holders of the Series A Preferred Stock, by Overnight Delivery, a notice stating the proposed record or effective date, as the case may be. The Corporation shall deliver the notice at least 10 days before such date.

           T. Merger or Sale of Assets. In the case of any consolidation of the Corporation or the merger of the Corporation with or into any other entity (other than a transaction in which the Corporation is the survivor and the stockholders of the Corporation immediately prior thereto continue to represent at least 50% of the combined voting power of the surviving entity) or the sale or transfer of all or substantially all the assets of the Corporation pursuant to which the Corporation's Common Stock is converted into other securities, cash or assets, upon consummation of such transaction, each share of Series A Preferred Stock shall automatically become convertible into the kind and amount of securities, cash or other assets receivable upon the consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such consolidation, merger, transfer or sale (assuming (i) that all Series A Preferred Stock is convertible into Common Stock without regard to the Nasdaq Cap Amount or Sub-Debt Cap Amount and (ii) such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount of consideration receivable per share by a plurality of non-electing shares). Appropriate adjustment shall be made in the applica-tion of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustment of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Series A Preferred Stock.

           U. Timing of Conversion. In any case in which this Article IV shall require an adjustment as a result of any event that becomes effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event the issuance to the holder of any shares of Series A Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment; provided, however, that if such event shall not have occurred and authorization of such event shall be rescinded by the Corporation, the Conversion Price shall be recomputed immediately upon such rescission to the price that would have been in effect had such event not been authorized, provided that such rescission is permitted by and effective under applicable laws

           V. Limitations on Conversions. The conversion of shares of Series A Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

           (i) Nasdaq Cap Amount. Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded (whether because the Corporation has obtained requisite shareholder approval or otherwise), in no event shall the total number of shares of Common Stock issued upon conversion of the Series A Preferred Stock, taken together with any Affiliate Shares (as defined in the Investment Agreement) purchased by the holders, exceed the maximum number of shares of Common Stock that the Corporation can so issue without the approval of its common stockholders pursuant to Rule 4460(i) of the Nasdaq National Market ("Nasdaq"); provided that prior to such shareholder approval, the total number of shares of Common Stock issued upon conversion of the Series A Preferred Stock, taken together with such Affiliated Shares, shall not exceed 18% of the Corporation's outstanding Common Stock (the "Nasdaq Cap Amount"). The Nasdaq Cap Amount shall be allocated pro rata among the holders of Series A Preferred Stock as set forth in subpara-graph (iii) hereof. In the event the Corporation is prohibited from issuing shares of Common Stock to a holder of Series A Preferred Stock as a result of the operation of the Nasdaq Cap Amount applicable to such holder, the Corporation shall, at the option of the holder in accordance with subparagraph (iv), issue to such holder a number of shares of Series B Junior Stock equal to .001 times the number of shares of Common Stock that the Corporation was prohibited from issuing. No prior inability to convert shares of Series A Preferred Stock pursuant to this subparagraph (i) shall have any effect on the applicability of the provisions of this subparagraph
 (i) with respect to any subsequent determination of convertibility.

           (ii) Sub-Debt Cap Amount. For so long as the Corporation is subject to the Indenture, and except in the event of a Change of Control (for this purpose, as defined in Article IX hereof), in no event shall the total number of shares of Common Stock issued upon conversion of the Series A Preferred Stock, taken together with any Affiliate Shares (as defined in the Investment Agreement) purchased by the holders, to any holder of the Series A Preferred Stock or any group of related holders for purposes of
 Section 13(d) of the Exchange Act (as hereinafter defined) (a "Group") exceed the maximum number of shares of Common Stock (the "Sub-Debt Cap Amount") that such holder or such Group may so hold without causing a Change of Control (for this purpose, as defined in the Indenture) under the Indenture. In the event the Corporation is prohibited from issuing shares of Common Stock to a holder or a Group of holders of Series A Preferred Stock as a result of the operation of the Sub-Debt Cap Amount applicable to such holder, the Corporation shall, at the option of the holder or each holder in a Group of holders in accordance with subparagraph (iv), issue to such holder or holders a number of shares of Series B Junior Stock equal to .001 times the number of shares of Common Stock that the Corporation was prohibited from issuing. No prior inability to convert shares of Series A Preferred Stock pursuant to this subparagraph (ii) shall have any effect on the applicability of the provisions of this subparagraph (ii) with respect to any subsequent determination of convertibility.

           (iii) Allocations of Initial Cap Amounts. The initial Nasdaq Cap Amount (including voting restrictions, if any) shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock issued to each holder. Each increase to the Nasdaq Cap Amount, if any, shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder at the time of the increase in the Nasdaq Cap Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Nasdaq Cap Amount.

           (iv) Non-conversion Notice. If at any time any shares of Series A Preferred Stock are not convertible into Common Stock as a result of this
 Section V, the Corporation shall, upon the request of any holder, provide within three business days a certificate of the Chief Financial Officer of the Corporation to such holder of such Series A Preferred Stock stating the number of such holder's shares of Series A Preferred Stock that may be converted into Common Stock. In the event that any shares of Series A Preferred Stock that were intended to be converted into Common Stock are determined to be convertible only into Series B Junior Stock, the Corpora-tion, at the written request of the holder, will return such shares of Series A Preferred Stock to the holder thereof, unless the Corporation receives written instructions from such holder to convert such shares of Series A Preferred Stock into Series B Junior Stock. Each holder in a Group of holders prevented by this Section V from converting any of its shares into Common Stock may elect individually and without regard to the other holders in the Group to retain its Series A Preferred Stock or to convert such stock into Series B Junior Stock.

                         V.  Liquidation Preference

           In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of then-out-standing shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount per share equal to the sum of (i) the dividends, if any, accumulated or deemed to have accumulated thereon to the date of final distribution to such holders, whether or not such dividends are declared, and (ii) the Stated Value thereof, and no more, before any payment shall be made or any assets distributed to the holders of any Junior Liquidation Securities (the foregoing dividends plus Stated Value being the "Liquidation Preference"). After any such payment in full, the holders of Series A Preferred Stock shall not, as such, be entitled to any further participation in any distribution of assets of the Corporation.
 All the assets of the Corporation available for distribution to stockhold-ers after the liquidation preferences of any Senior Liquidation Securities shall be distributed ratably (in proportion to the full distributable amounts to which holders of Series A Preferred Stock and Parity Liquidation Securities, if any, are respectively entitled upon such dissolution, liquidation or winding up) among the holders of the then-outstanding shares of Series A Preferred Stock and Parity Liquidation Securities, if any, when such assets are not sufficient to pay in full the aggregate amounts payable thereon.

           Neither a consolidation or merger of the Corporation with or into any other Person or Persons, nor a sale, conveyance, lease, exchange or transfer of all or part of the Corporation's assets for cash, securities or other property to a Person or Persons shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Article V, but the holders of shares of Series A Preferred Stock shall nevertheless be entitled from and after any such consolidation, merger or sale, convey-ance, lease, exchange or transfer of all or part of the Corporation's assets to the rights provided by this Article V following any such transac-tion. Notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to each holder of shares of Series A Preferred Stock in such circumstances shall be payable, shall by Overnight Delivery delivered not less than 30 days prior to any payment date stated therein, to holders of record as they appear on the stock record books of the Corporation as of the date such notices are first delivered.

                         VI.  Redemption

           A. Optional Redemption. The Corporation shall not have any right to redeem any shares of Series A Preferred Stock prior to the third anniversary of the original issuance of the Series A Preferred Stock (the "Third Anniversary"). On and after such date, the Corporation shall have the right, at its option and election, to redeem the outstanding shares of Series A Preferred Stock, in whole but not in part, at any time, in accordance with the provisions of this Article VI. Notwithstanding the foregoing, the Corporation may only redeem those shares of Series A Preferred Stock that are convertible (and have been for at least 180 days) into voting Common Stock. The redemption price for such shares of Series A Preferred Stock shall be paid in cash out of funds legally available therefor and shall be in an amount per share equal to (i) 108% of the Liquidation Preference from the Third Anniversary to fourth anniversary of the original issuance of the Series A Preferred Stock (the "Fourth Anniver-sary"), (ii) 104% of the Liquidation Preference from the Fourth Anniversary to the fifth anniversary of the original issuance of the Series A Preferred Stock (the "Fifth Anniversary"), and (iii) 100% of the Liquidation Prefer-ence after the Fifth Anniversary (the "Redemption Price").

           B. Mandatory Redemption. On the ninth anniversary of the original issuance of the Series A Preferred Stock (the "Mandatory Redemp-tion Date"), the Corporation shall redeem (the "Mandatory Redemption") all outstanding shares of Series A Preferred Stock by paying the Redemption Price therefor in cash out of funds legally available for such purpose.

           C. Notice and Redemption Procedures. Notice of the redemption of shares of Series A Preferred Stock pursuant to Section A or B hereof (a "Notice of Redemption") shall be sent to the holders of record of the shares of Series A Preferred Stock to be redeemed by Overnight Delivery, at each such holder's address as it appears on the stock record books of the Corporation not more than 90 nor fewer than 30 days prior to the date fixed for redemption, which date shall be set forth in such notice (the "Redemp-tion Date"); provided that failure to give such Notice of Redemption to any holder, or any defect in such Notice of Redemption to any holder shall not affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock held by any other holder. In order to facilitate the redemption of shares of Series A Preferred Stock, the Board of Direc-tors may fix a record date for the determination of the holders of shares of Series A Preferred Stock to be redeemed, in each case, not more than 30 days prior to the date the Notice of Redemption is delivered. On or after the Redemption Date, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. From and after the Redemption Date, all dividends on shares of Series A Preferred Stock shall cease to accumulate and all rights of the holders thereof as holders of Series A Preferred Stock shall cease and terminate, except to the extent the Corporation shall default in payment thereof on the Redemption Date.

           D. Change of Control. In the event there occurs a Change of Control (as defined in Article IX hereof), any holder of record of shares of Series A Preferred Stock, in accordance with the procedures set forth in Section E hereof, may require the Corporation to redeem any or all of the shares of Series A Preferred Stock held by such holder at a price equal to 101% of the Liquidation Preference therefor.

           E. Change of Control Notice and Redemption Procedures. Notice of any Change of Control (as defined in Article IX hereof) shall be sent to the holders of record of the outstanding shares of Series A Preferred Stock not more than five days following a Change of Control, which notice (a "Change of Control Notice") shall describe the transaction or transactions constituting such Change of Control and set forth each holder's right to require the Corporation to redeem any or all shares of Series A Preferred Stock held by him or her out of funds legally available therefor, the Redemption Date (which date shall be not more than 30 days from the date of such Change of Control Notice) and the procedures to be followed by such holders in exercising his or her right to cause such redemption; provided, however, that if shares of Series A Preferred Stock are owned by more than 50 holders or Groups the Corporation shall give such Change of Control Notice by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York, within 30 days following such Change of Control and, in any case, a similar notice shall be delivered by Overnight Delivery concurrently to each holder of shares of Series A Preferred Stock. Failure by the Corporation to give the Change of Control Notice as pre-scribed by the preceding sentence, or the formal insufficiency of any such Change of Control Notice, shall not prejudice the rights of any holder of shares of Series A Preferred Stock to cause the Corporation to redeem any such shares held by him or her. In the event a holder of shares of Series A Preferred Stock shall elect to require the Corporation to redeem any or all such shares of Series A Preferred Stock pursuant to Section D hereof, such holder shall deliver, prior to the Redemption Date as set forth in the Change of Control Notice, or, if the Change of Control Notice is not given as required by this Section E, at any time following the last day the Corporation was required to give the Change of Control Notice in accordance with this Section E (in which case the Redemption Date shall be the date which is the later of (x) 30 days following the last day the Corporation was required to give the Change of Control Notice in accordance with this Section E and (y) 15 days following the delivery of such election by such holder), a written notice, in the form specified by the Corporation (if the Corporation did in fact specify the form of notice required by this Section
 E), to the Corporation so stating, and specifying the number of shares to be redeemed pursuant to Section D hereof; provided, however, that if all of the shares of the Series A Preferred Stock are owned by 50 or fewer holders or Groups, such holders or Groups may deliver a notice or an election to redeem at any time within 90 days following the occurrence of a Change of Control without awaiting receipt of a Change of Control Notice or the expiration of the time allowed for the delivery of a Change of Control Notice hereunder. The Corporation shall redeem the number of shares so specified on the Redemption Date fixed by the Corporation or as provided in the preceding sentence. The Corporation shall comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the shares of Series A Preferred Stock as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provi-sions of this paragraph, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations hereunder by virtue thereof.

           F. Deposit of Funds. The Corporation shall, on or prior to any Redemption Date pursuant to this Article VI, deposit with its Transfer Agent or other redemption agent in the Borough of Manhattan, The City of New York having a capital and surplus of at least $500,000,000 selected by the Board of Directors, as a trust fund for the benefit of the holders of the shares of Series A Preferred Stock to be redeemed, cash that is sufficient in amount to redeem the shares to be redeemed in accordance with the Notice of Redemption or Change of Control Notice, with irrevocable instructions and authority to such transfer agent or other redemption agent to pay to the respective holders of such shares, as evidenced by a list of such holders certified by an officer of the Corporation, the Redemption Price upon surrender of their respective share certificates. Such deposit shall be deemed to constitute full payment of such shares to the holders, and from and after the date of such deposit, all rights of the holders of the shares of Series A Preferred Stock that are to be redeemed as stock-holders of the Corporation with respect to such shares, except the right to receive the Redemption Price upon the surrender of their respective certificates, shall cease and terminate. No dividends shall accumulate on any shares of Series A Preferred Stock after the Redemption Date for such shares (unless the Corporation shall fail to deposit cash sufficient to redeem all such shares). In case holders of any shares of Series A Preferred Stock called for redemption shall not, within six months after such deposit, claim the cash deposited for redemption thereof, such transfer agent or other redemption agent shall, upon demand, pay over to the Corporation the balance so deposited. Thereupon, such transfer agent or other redemption agent shall be relieved of all responsibility to the holders thereof and the sole right of such holders, with respect to shares to be redeemed, shall be to receive the Redemption Price as general creditors of the Corporation. Any interest accrued on any funds so deposited shall belong to the Corporation, and shall be paid to it from time to time on demand.

                         VII.  Restrictions on Dividends

           So long as any shares of the Series A Preferred Stock are outstanding, the Board of Directors shall not declare, and the Corporation shall not pay or set apart for payment any dividend on any Junior Securi-ties or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of, any Junior Securities or Parity Securities or any warrants, rights or options exercisable for or convertible into any Junior Securities or Parity Securities (other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible or exchangeable into any Junior Securities or Parity Securities), or make any distribution in respect of the Junior Securities, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Securi-ties to the holders of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities or Parity Securi-ties or any warrants, rights, calls or options exercisable for or convert-ible into any Junior Securities or Parity Securities (other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible or exchangeable into any Junior Securities or Parity Securities) unless prior to or concurrently with such declara-tion, payment, setting apart for payment, repurchase, redemption or other retirement or distribution, as the case may be, all accumulated and unpaid dividends on shares of the Series A Preferred Stock not paid on the dates provided for in Section A of Article III hereof (including Arrearages and accumulated dividends thereon) shall have been paid, except that when dividends are not paid in full as aforesaid upon the shares of Series A Preferred Stock, all dividends declared on the Series A Preferred Stock and any series of Parity Dividend Securities shall be declared and paid pro rata so that the amount of dividends so declared and paid on Series A Preferred Stock and such series of Parity Dividend Securities shall in all cases bear to each other the same ratio that accumulated dividends (includ-ing interest accrued on or additional dividends accumulated in respect of such accumulated dividends) on the shares of Series A Preferred Stock and such Parity Dividend Securities bear to each other. Notwithstanding the foregoing, this paragraph shall not prohibit the acquisition, repurchase, exchange, conversion, redemption or other retirement for value of shares of Series A Preferred Stock or any Parity Dividend Security by the Corporation in accordance with the terms of such securities.

                         VIII.  Voting Rights

           A. General. The holders of shares of Series A Preferred Stock shall have no voting rights except as set forth below or as otherwise from time to time required by law.

           B. Number of Votes. Subject to Section V of Article IV hereof, so long as any shares of the Series A Preferred Stock are outstanding, each share of Series A Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of Common Stock, and the shares of Series A Preferred Stock shall vote together with shares of Common Stock as a single class. With respect to any such vote, a holder of Series A Preferred Stock shall be entitled to a number of votes per share of Series A Preferred Stock equal to the number of shares of Common Stock that would be issuable upon the exercise of the Conversion Rights by such holder (assuming all conditions precedent to such exercise have been satisfied and that such exercise occurs as of the record date for such vote).

           C. Additional Directors. If on any date (i) dividends payable on the Series A Preferred Stock shall have been in arrears and not paid in full for six consecutive quarterly periods, or (ii) the Corporation shall have failed to satisfy its obligation to redeem shares of Series A Pre-ferred Stock pursuant to this Certificate of Designations, or (iii) the ratio of the Consolidated EBITDA (calculated in accordance with the Indenture, as adjusted to add back (i) all fees and expenses of the Corporation in connection with the transactions contemplated by the Investment Agreement; (ii) all compensation to John C. Corey and further adjusted to exclude (iii) EBITDA of any Person (or business unit in the case of an asset acquisition) acquired by the Company or a Subsidiary thereof or any joint venture entered into by the Company or any strategic alliance with Berger Seibe-Technotex GmbH or any affiliate thereof subse-quent to March 31, 1999 and to add back (a) an appropriate allocation of corporate overhead (as determined by the Board of Directors) which is apportionable to any such acquisition, joint venture or strategic alliance referred to in clause (iii) above; and (b) any expenses or fees incurred by the Company in connection with any such acquisition, joint venture or strategic alliance or in connection with an aborted acquisition, joint venture or strategic alliance) to the Consolidated Fixed Charges (calcu-lated in accordance with the Indenture), is below 2.05, 1.84, 2.17 or 2.46 for any of the three month, six month, nine month and twelve month periods ended June 26, 1999, September 25, 1999, December 25, 1999 and March 25, 2000, respectively, then the number of directors constituting the Board of Directors shall, without further action, be increased to eleven (11), and the holders of a majority of the outstanding shares of Series A Preferred Stock and Series B Junior Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting together as a single class without regard to series, to elect the directors necessary to fill the vacancies created by such increase in the size of the Board (the "Additional Directors"). Additional Directors shall continue as directors and such additional voting right shall continue until such time as (a) all dividends accumulated on the Series A Preferred Stock shall have been paid in full if the Additional Directors were added under clause (i) of this Section C, (b) any redemption obligation with respect to the Series A Preferred Stock that has become due shall have been satisfied or all necessary funds shall have been set aside for payment, as the case may be, if the Additional Directors were added under clause (ii) of this Section
 (C) or (c) the ratio of Consolidated EBITDA to the Consolidated Fixed Charges shall not be below the ratios for the respective periods set forth under (iii) above (provided, that if the Corporation shall fall below the ratio for the 12 month period ended March 25, 2000, the Additional Direc-tors shall remain in place for the Preferred Stock Period (as defined in the Corporation's By-Laws) if the Additional Directors were added under clause (iii) of this Section (C), at which time in each case such Addi-tional Directors shall cease to be directors and such additional voting right of the holders of shares of Series A Preferred Stock shall terminate (subject to revesting in the event of each and every subsequent event of the character indicated above and subject to any rights as to the election of directors provided for the holders of any other series of Preferred Stock of the Corporation).

           D. Investor Nominees. In the event that one or more of the Investor Nominees required to be designated for election to the Board of Directors pursuant to the Investment Agreement are not so designated or are not elected to the Board of Directors and the Investor or any of its Affiliates Beneficially Owns shares of Series A Preferred Stock, then the number of directors constituting the Board of Directors shall, without further action, be increased by the number of such Investor Nominees not elected to the Board of Directors pursuant to the Investment Agreement, and such holder or holders shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect a number of directors to the Board of Directors equal to the number of such Investor Nominees not elected to the Board of Directors. Directors elected pursuant to this Section D shall continue as directors and such additional voting right shall continue until such time as the requisite number of Investor Nominees are elected to the Board of Directors pursuant to the Investment Agreement, at which time the directors elected by the Investor and its Affiliates pursuant to this Section D shall cease to be directors (unless elected as Investor Nominees), and such additional voting rights shall terminate (subject to revesting in the event of each and every subsequent event of the character indicated above).

           E. Procedures. (a) The foregoing rights of holders of shares of Series A Preferred Stock to take any action as provided in this Article VIII may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action, notwithstanding Article Sixth of the Amended and Restated Certificate of Incorporation of the Corporation. So long as such right to vote continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the Chairman of the Board of Directors may call, and upon the written request of holders of record of 20% of the outstanding shares of Series A Preferred Stock, addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of shares entitled to vote as provided herein. The Corporation shall use its best efforts to hold such meeting within 60 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the Bylaws for the holding of meetings of stockholders.

                (b) Each director elected pursuant to Section C or D hereof shall serve until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, unless the director's term of office shall have terminated pursuant to the provisions of Section C or D hereof, as the case may be. In case any vacancy shall occur among the directors elected pursuant to Section C or D hereof, such vacancy may be filled for the unexpired portion of the term by vote of the remaining director or directors theretofore elected by such holders (or such director's or directors' successor in office), if any. If any such vacancy is not so filled within 20 days after the creation thereof or if all of the directors so elected shall cease to serve as directors before their term shall expire, the holders of the shares of Preferred Stock then outstanding and entitled to vote for such director pursuant to the provisions of Section C or D hereof, as the case may be, may elect successors to hold office for the unexpired terms of any vacant director-ships, by written consent as herein provided, or at a special meeting of such holders called as provided herein. The holders of a majority of the shares of Preferred Stock entitled to vote for directors pursuant to Section C or D hereof, as the case may be, shall have the right to remove with or without cause at any time and replace any directors such holders have elected pursuant to such section, by written consent as herein provided, or at a special meeting of such holders called as provided herein.

           F. New Issuances. Without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class, the Corporation shall not authorize, create or issue, or increase the authorized amount of, (i) any Senior Securities or Parity Securities (except Parity Securities issued as dividends on the Series A Preferred Stock pursuant to Article III of this designation) or (ii) any class or series of capital stock or any security convertible into or exercisable for any class or series of capital stock redeemable mandatorily or redeemable at the option of the holder thereof at any time on or prior to the Mandatory Redemption Date (whether or not only upon the occurrence of a specified event) (except Parity Securities issued as dividends on the Series A Preferred Stock pursuant to Article III of this designation). No consent or vote of the holders of the outstanding shares of Series A Preferred Stock shall be required to authorize, create or issue, or increase the authorized amount of, any class or series of Junior Securities, or any security convertible into a stock of any class or series of Junior Securities, except to the extent such action would violate Section H of this Article VIII.

           G. Amendments. Without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class, the Corporation shall not
 (i) amend, alter or repeal any provision of its Amended and Restated Certificate of Incorporation or Bylaws, if the amendment, alteration or repeal alters or changes the powers, preferences or special rights of the Series A Preferred Stock so as to affect them materially and adversely, or
 (ii) authorize or take any other action if such action alters or changes any of the rights of the Series A Preferred Stock in any respect or otherwise would be inconsistent with the provisions of this Certificate of Designations and the holders of any class or series of the capital stock of the Corporation is entitled to vote thereon. The terms set forth in this Certificate of Designations may be amended or modified without the affirma-tive vote of the stockholders of the Corporation (other than the holders of the Series A Preferred Stock as provided in the preceding sentence); provided, that the Board of Directors has determined that such amendment or modification will not have a material adverse effect on the Corporation.

                         IX.  Additional Definitions

           For the purposes of this Certificate of Designations of Series A Preferred Stock, the following terms shall have the meanings indicated:

           "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act. The term "Affiliated" has a correlative meaning.

           "Beneficially Own" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date hereof, except that a Person shall be deemed to Beneficially Own all such securities that such Person has the right to acquire whether such right is exercisable immedi-ately or after the passage of time). The terms "Beneficial Ownership" and "Beneficial Owner" have correlative meanings.

           "Brera" means Brera SCI, LLC, a Delaware limited liability company.

           "Business Day" means any day, other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

           "Bylaws" means the Bylaws of the Corporation, as amended.

           "Cap Amounts" means the Nasdaq Cap Amount and the Sub-Debt Cap
 Amount.

           "Change of Control" means such time as:

                          (i)  any Person or Group (other than the
      Investor, its Affiliates, the Corporation or any Subsidiaries of the Corporation, or any Group composed of such Persons and other than any purchaser of the Preferred Stock or a Group of which they are a part) has become, directly or indirectly, the Benefi-cial Owner, by way of merger, consolidation or otherwise, of a majority of the voting power of the then-outstanding Voting Securities of the Corporation on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Corporation con-vertible into or exercisable for Voting Securities of the Corpo-ration (whether or not such securities are then currently con-vertible or exercisable); or

                          (ii) the sale, lease, transfer or other
      disposition of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries to any non-Affili-ated Person or Group; or

                          (iii) during any period of two consecu-
      tive calendar years, individuals who at the beginning of such period constituted the Board of Directors, together with any new members of such Board of Directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of at least a majority of the Investor Nominees then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or who were approved pursuant to the Stockholder Agreement, Section 5.02 of the Investment Agreement or Article VIII, Section C, D or E of this Certificate of Designations, cease for any reason to consti-tute a majority of the directors of the Corporation then in office; or

                          (iv) the Corporation consolidates with or merges with or into another Person or any Person consolidates with, or merges with or into, the Corporation, in any such event pursuant to a transaction in which immediately after the consum-mation thereof the Persons owning the then-outstanding Voting Securities of the Corporation immediately prior to such consumma-tion shall not own a majority in the aggregate (by reason of such prior ownership) of the then-outstanding Voting Securities of the Corporation or the surviving entity if other than the Corpora-tion; or

                          (v)  the adoption of a plan relating to the
      liquidation or dissolution of the Corporation, whether or not otherwise in compliance with the provisions of this Series A Preferred Stock.

           "Closing" shall have the meaning assigned to such term in the Investment Agreement.

           "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, from time to time.

           "Group" has the meaning set forth in Rule 13d-5 under the Exchange Act.

           "Indenture" means the Indenture, dated as of July 24, 1997, among the Corporation, each of the Subsidiary Guarantors named therein, and IBJ Schroder Bank & Trust Company, as Trustee.

           "Investment Agreement" means the Investment Agreement, dated as of March 31, 1999, by and between the Investor and the Corporation, as amended, supplemented or otherwise modified from time to time.

           "Investor" means Brera.

           "Investor Group" means, collectively, the Investor and the Affiliates of such Persons.

           "Investor Nominee" means a person designated for election to the Board of Directors by the Investor pursuant to the Investment Agreement.

           "Overnight Delivery" means next business day delivery by a nationally recognized overnight delivery service.

           "Person" means any individual, corporation, company, association, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

           "Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, from time to time.

           "Subsidiary" means, with respect to any Person, (i) any corpora-tion, association or other business entity of which more than 50% of the total voting power of shares of voting stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or combination thereof) and (ii) any partnership (A) the sole general partner of the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

           "Trading Day", as to any securities, shall mean any day on which such securities are traded on the principal national securities exchange on which such securities are listed or admitted or, if such securities are not listed or admitted for trading on any national securities exchange, the Nasdaq National Market or, if such securities are not listed or admitted for trading on the Nasdaq National Market, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

           "Voting Securities" means the shares of Common Stock and any other securities of the Corporation entitled to vote generally for the election of directors.

                         X.  Miscellaneous

           A. Notices. Any notice referred to herein shall be in writing and, shall be deemed to have been given upon hand delivery thereof, or upon Overnight Delivery thereof addressed as follows:

                          (i)  if to the Corporation, to its office at
      2160 N. Central Road, Fort Lee, New Jersey 07024 (Attention:
      Jeffrey J. Kaplan) or to the transfer agent for the Series A Preferred Stock;

                          (ii) if to a holder of the Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred Stock); or

                          (iii) to such other address as the
      Corporation or such holder, as the case may be, shall have designated by notice similarly given.

           B. Reacquired Shares. Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation, directly or indirectly, in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof (and shall not be deemed to be outstanding for any purpose) and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the Delaware General Corporation Law. All such shares of Series A Preferred Stock shall upon their cancellation and upon the filing of an appropriate certificate with the Secretary of State of the State of Delaware, become authorized but unissued shares of Preferred Stock, par value $0.10 per share, of the Corporation and may be reissued as part of another series of Preferred Stock, par value $0.10 per share, of the Corporation subject to the conditions or restrictions on issuance set forth herein.

           C. Enforcement. Any registered holder of shares of Series A Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designations or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

           D. Transfer Agent. The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Series A Preferred Stock (the "Transfer Agent"). Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by Overnight Delivery to each holder of record of shares of Series A Preferred Stock.

           E. Record Dates. In the event that the Series A Preferred Stock shall be registered under either the Securities Act or the Exchange Act, the Corporation shall establish appropriate record dates with respect to payments and other actions to be made with respect to the Series A Pre-ferred Stock.



           IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its President and CEO and attested by its Controller, this ___ day of _______________, 1999.


                               SAFETY COMPONENTS INTERNATIONAL, INC.


                               By:__________________________________
                                  Robert A. Zummo, President and CEO


 Corporate Seal

 ATTEST:


 __________________________



                                  Annex A


              SERIES A CONVERTIBLE PREFERRED STOCK CONVERSION PRICE

      The Series A Convertible Preferred Stock initially will be convertible from time to time into shares of Common Stock and Series B Junior Participating Preferred Stock at an initial Conversion Price of $12.00 per share.

      The initial Conversion Price shall be adjusted on the 25th trading day following the filing by the Corporation of its annual report (the "Annual Report") on Form 10-K for the year ended March 31, 2000 (the "Adjustment Date") as follows:

      (a) If the Consolidated EBITDA (calculated in accordance with the Indenture, as adjusted to add back (i) all fees and expenses of the Corporation in connection with the transactions contemplated by the Investment Agreement; (ii) all compensation to John C. Corey and further adjusted to exclude (iii) EBITDA of any Person (or business unit in the case of an asset acquisition) acquired by the Company or a Subsidiary thereof or any joint venture entered into by the Company or any strategic alliance with Berger Seibe-Technotex GmbH or any affiliate thereof subsequent to March 31, 1999 and to add back (a) an appropriate allocation of corporate overhead (as determined by the Board of Directors) which is apportionable to any such acquisition, joint venture or strategic alliance referred to in clause (iii) above; and (b) any expenses or fees incurred by the Company in connection with any such acquisition, joint venture or strategic alliance or in connection with an aborted acquisition, joint venture or strategic alliance) of the Corporation derived from the Annual Report is greater than $46,670,000, the Conversion Price from and after the Adjustment Date shall be $14.00 per share (subject to antidilution adjustments).

      (b) If the Consolidated EBITDA of the Corporation derived from the Annual Report is less than or equal to $46,670,000 and greater than or equal to $32,000,000, then the Conversion Price from and after the Adjustment Date shall be equal to the product of $12.00 multiplied by a fraction, the numerator of which is the Consolidated EBITDA as so reported and the denominator of which is $39,920,000 (subject to antidilution adjustments).

      (c) If the Consolidated EBITDA of the Corporation derived from the Annual Report is less than $32,000,000 and greater than or equal to $26,000,000, the Conversion Price from and after the Adjustment Date shall be the Conversion Price derived from Schedule A attached hereto (subject to antidilution adjustments) (if the derived Consolidated EBITDA falls between any two plot points set forth on Schedule A, a pro rata adjustment will be made to the Conversion Price).

      (d) If the Consolidated EBITDA of the Corporation derived from the Annual Report is less than $26,000,000, the Conversion Price from and after the Adjustment Date shall be $3.00 per share (subject to antidilution adjustments).



                                                                Exhibit B



                        CERTIFICATE OF DESIGNATIONS

                                     OF

               SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

                                     OF

                   SAFETY COMPONENTS INTERNATIONAL, INC.

                      (Pursuant to Section 151 of the
             General Corporation Law of the State of Delaware)

                              _______________


           SAFETY COMPONENTS INTERNATIONAL, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") pursuant to authority of the Board of Directors as required by
 Section 151 of the Delaware General Corporation Law:

           RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), the Board of Directors hereby creates a series of the Corporation's previously authorized preferred stock, par value $0.10 per share (the "Preferred Stock"), and hereby states the Corporation's previously authorized designation and number thereof, and fixes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restric-tions thereof, as follows:

           Series B Junior Participating Preferred Stock:

        Section 1. Designation and Amount. The designation of this series of shares shall be "Series B Junior Participating Preferred Stock" (the "Series B Junior Stock") and the number of authorized shares constituting such series shall be 20,000. The number of authorized shares of the Series B Junior Stock may be increased or decreased from time to time by a resolution or resolutions of the Board of Directors; provided, however, that such number shall not be decreased below the aggregate number of shares of the Series B Junior Stock then outstanding and such number shall be increased as necessary to permit the holders of Series A Convertible Preferred Stock issued pursuant to the Certificate of Designations executed the date hereof (the "Series A Preferred Stock") to convert such stock into shares of Series B Junior Stock as permitted therein.

        Section 2.  Dividends and Distributions.

             (A) Subject to the rights of the holders of any shares of any series of Preferred Stock of the Corporation (or any similar stock) ranking prior and superior to the Series B Junior Stock with respect to dividends, the holders of shares of Series B Junior Stock, in preference to the holders of Common Stock, par value $.0l per share (the "Common Stock"), of the Corporation and of any other stock of the Corporation ranking junior to the Series B Junior Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends and other distributions, in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, declared on the Common Stock since the immediately preceding dividend or distribution declared on the Series B Junior Stock. In the event the Corporation shall at any time after March 31, 1999, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassifi-cation or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount per share to which holders of shares of Series B Junior Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

             (B) The Corporation shall declare a dividend or distribution on the Series B Junior Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

             (C) The Board of Directors may fix a record date for the determination of holders of shares of Series B Junior Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

        Section 3. Voting Rights. Except as set forth in Section 10, or as otherwise from time to time required by law, holders of Series B Junior Stock shall have no voting rights and their consent shall not be required for taking any corporate action.

        Section 4.  Certain Restrictions.

             (A) Whenever dividends or distributions payable on the Series B Junior Stock as provided in Section 2 are in arrears, thereafter and until all unpaid dividends and distributions, whether or not declared, on shares of Series B Junior Stock outstanding shall have been paid in full, the Corporation shall not:

                       (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (as to dividends) to the Series B Junior Stock;

                       (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (as to dividends) with the Series B Junior Stock, except dividends paid ratably on the Series B Junior Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                       (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series B Junior Stock or rights, warrants or options to acquire such junior stock; or

                       (iv) redeem or purchase or otherwise acquire for consideration any shares of Series B Junior Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares of Series B Junior Stock, or shares of Series B Junior Stock and parity stock, as the case may be, upon such terms as the Board of Directors, after consideration of the respective dividend rates and other rela-tive rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

             (B) The Corporation shall not redeem or purchase or otherwise acquire shares of Common Stock in excess of 10% of the Corporation's outstanding Common Stock on the date hereof, unless, in each case, the Corporation promptly (within five business days) makes a purchase offer in writing or by publication (as determined by the Board of Directors) to all holders of shares of Series B Junior Stock offering to purchase a number of shares of Series B Junior Stock equal to one one-one thousandth of the number of shares of Common Stock redeemed or purchased or otherwise acquired in such transaction at a price per share equal to 1000 times the amount of consideration paid for one share of Common Stock in such transac-tion and otherwise on terms and conditions no less favorable to the holders than those applicable in such transaction (as determined by the Board of Directors in good faith). In the event the Corporation shall at any time after March 31, 1999, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassifi-cation or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case (i) the number of shares of Series B Junior Stock which holders thereof were entitled to have the Corporation offer to purchase immediately prior to such event under the preceding sentence shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event, and (ii) the amount per share to which holders of shares of Series B Junior Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately after such event.

             (C) The Corporation shall not, and shall not permit any subsidiary of the Corporation to, enter into any agreement with any person providing for the purchase or other acquisition by such person (or any other person) of Common Stock in excess of 10% of the Corporation's outstanding Common Stock on the date hereof, whether pursuant to tender offer, exchange offer or otherwise, unless in each case such person promptly (within five business days) makes a purchase offer in writing or by publication (as determined by the Board of Directors) to all holders of shares of Series B Junior Stock offering to purchase a number of shares of Series B Junior Stock equal to one-one thousandth of the number of shares of Common Stock purchased or otherwise acquired in such transaction at a price per share equal to 1000 times the amount of consideration paid for one share of Common Stock in such transaction and otherwise on terms and conditions no less favorable to the holders than those applicable in such transaction (as determined by the Board of Directors in good faith). In the event the Corporation shall at any time after March 31, 1999 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case (i) the number of shares of Series B Junior Stock which holders thereof were entitled to have purchased or otherwise acquired immediately prior to such event under the preceding sentence shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event, and (ii) the amount per share to which holders of shares of Series B Junior Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately after such event.

             (D) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph
 (A) or (B) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

        Section 5. Reacquired Shares. Any shares of Series B Junior Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein.

        Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (A) to the holders of the Common Stock or of shares of any other stock of the Corporation ranking junior, upon liquidation, dissolu-tion or winding up, to the Series B Junior Stock unless, prior thereto, the holders of shares of Series B Junior Stock shall have received (i) an amount equal to declared and unpaid dividends and distributions thereon, to the date of such payment, plus (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (B) to the holders of shares of stock ranking on a parity upon liquidation, dissolution or winding up with the Series B Junior Stock, except distributions made ratably on the Series B Junior Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after March 31, 1999, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount per share to which holders of shares of Series B Junior Stock were entitled immediately prior to such event under clause (A)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transac-tion in which the shares of Common Stock are converted into, exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series B Junior Stock shall at the same time be similarly converted into, exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted, exchanged or changed. In the event the Corporation shall at any time after March 31, 1999 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series B Junior Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        Section 8. No Redemption. The shares of Series B Junior Stock shall not be redeemable from any holder except in accordance with paragraph
 (B) of Section 4.

        Section 9. Rank. The Series B Junior Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, junior to all other series of Preferred Stock (unless the terms of any such series shall provide otherwise) and senior to the Common Stock.

        Section 10. Amendment. Without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series B Junior Stock, voting separately as a class, the Corporation shall not (i) amend, alter or repeal any provision of its Amended and Restated Certifi-cate of Incorporation or Bylaws, if the amendment, alteration or repeal alters or changes the powers, preferences or special rights of the Series B Junior Stock so as to affect them materially and adversely, or (ii) authorize or take any other action if such action alters or changes any of the rights of the Series B Junior Stock in any respect or otherwise would be inconsistent with the provisions of this Certificate of Designations and the holders of any class or series of the capital stock of the Corporation is entitled to vote thereon.

        Section 11. Fractional Shares. Series B Junior Stock may be issued in fractions of a share which shall entitle the holder, in propor-tion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Junior Stock.



        IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Secretary and attested by its Controller this ____ day of _______________, 1999


                         SAFETY COMPONENTS INTERNATIONAL, INC.



                         By:___________________________________



 Corporate Seal


 Attest:


                                                                Exhibit C


                                     BY-LAWS
                                       OF
                      SAFETY COMPONENTS INTERNATIONAL, INC.


                                   ARTICLE I

                                    OFFICES

           Section 1.1 Registered Office. The registered office of the Corporation within the State of Delaware shall be located at the principal place of business in said State of such corporation or individual acting as the Corporation's registered agent in Delaware.

           Section 1.2 Other Offices. The Corporation may also have offices and places of business at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.


                                 ARTICLE II

                         MEETINGS OF STOCKHOLDERS

           Section 2.1 Place of Meetings. All meetings of stockholders shall be held at the principal office of the Corporation, or at such other place within or without the State of Delaware as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

           Section 2.2    Annual Meetings.  The annual meeting of
 stockholders for the election of directors and for the transaction of any other proper business shall be held on the date and at the time fixed, from time to time, by the person or persons set forth in the Certificate of Incorporation.

           Section 2.3 Special Meetings. Subject to the rights of holders of any series of Preferred Stock, special meetings of stockholders, for any purpose or purposes, may be called only by or at the direction of the person or persons set forth in the Certificate of Incorporation. At any special meeting of stockholders, only such business may be transacted as is related to the purpose or purposes set forth in the notice of such meeting.

           Section 2.4 Notice of Meeting. Written notice of every meeting of stockholders, stating the place, date and hour thereof and, in the case of a special meeting of stockholders, the purpose or purposes thereof and the person or persons by whom or at whose direction such meeting has been called and such notice is being issued, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman of the Board of Directors, President, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting.
 If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears an the stock transfer books of the Corporation.

           Section 2.5 Quorum. The holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote, represented in person or by proxy, shall be necessary to and shall constitute a quorum for the transaction of business at any meeting of stockholders. If, however, such quorum shall not be present or represented at any meeting of stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. Notwithstanding the foregoing, if after any such adjournment the Board of Directors shall fix a new record date for the adjourned meeting, or if the adjournment is for more than thirty (30) days, a notice of such adjourned meeting shall be given as provided in Section 2.4 of these By-Laws.

           Section 2.6 Voting. The voting rights of stockholders shall be as provided in the Certificate of Incorporation.

           Section 2.7 Proxies. Every stockholder entitled to vote at a meeting or by consent without a meeting may authorize another person or persons to act for him by proxy. Each proxy shall be in writing executed by the stockholder giving the proxy or by his duly authorized attorney. No proxy shall be valid after the expiration of three (3) years from its date unless a longer period is provided for in the proxy. Unless and until voted, every proxy shall be revocable at the pleasure of the person who executed it, or his legal representatives or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.

           Section 2.8 Stock Records. The Secretary or agent having charge of the stock transfer books shall make, at least ten (10) days before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order and showing the address of and the number and class and series, if any, of shares held by each stockholder. Such list, for a period of ten (10) days prior to such meeting, shall be kept at the principal place of business of the Corporation or at the office of the transfer agent or registrar of the Corporation and such other places as required by statute and shall be subject to inspection by any stockholder at any time during the meeting.

           Section 2.9 Conduct of Meeting. The Chairman of the Board of Directors shall preside at all meetings of the stockholders. In the absence of a Chairman, the Chief Executive Officer shall preside at all such meetings. If neither the Chairman of the Board of Directors nor the President are present, then any other director chosen by the directors in attendance shall preside. The Secretary of the Corporation, or, in his absence, an Assistant Secretary, if any, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present the chairman for the meeting shall appoint a secretary of the meeting.

           Section 2.10 Inspectors and Judges. The directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election or judges of the vote, as the case may be, to act at the meeting or any adjournment thereof. If an inspector or inspectors or judge or judges are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors or judges. In case any person who may be appointed as an inspector or judge fails to appear or act, the vacancy may be filled by appointment made by the person presiding at the meeting. Each inspector or judge, if any, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector or judge at such meeting with strict impartiality and according to the best of his ability. The inspectors or judges, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors or judge or judges, if any, shall make a report in writing on any challenge, question or matter determined by him or them and execute a certificate of any fact found by him or them.


                                 ARTICLE III

                                  DIRECTORS

           Section 3.1 Number. Subject to Article X, the Board of Directors shall consist of not less than five (5) nor more than fifteen
 (15) directors, the exact number of which shall be fixed from time to time by the Board of Directors.

           Section 3.2 Resignation, Newly Created Directorships and Vacancies. Any director may resign at any time upon notice of resignation to the Corporation. Subject to Article X, newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board of Directors for any reason whatsoever shall be filled by vote of the Board. Subject to Article X, if the number of directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by a vote of a majority of the directors then in office. Any director elected to fill a vacancy shall be elected until the next meeting of stockholders at which the election of directors is in the regular course of business, and until his successor has been elected and qualified.

           Section 3.3 Powers and Duties. Subject to the applicable provisions of law, these By-Laws or the Certificate of Incorporation, but in furtherance and not in limitation of any rights therein conferred, the Board of Directors shall have the control and management of the business and affairs of the Corporation and shall exercise all such powers of the Corporation and do all such lawful acts and things as may be exercised by the Corporation.

           Section 3.4 Place of Meeting. All meetings of the Board of Directors may be held either within or without the State of Delaware.

           Section 3.5 Annual Meetings. An annual meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of stockholders, and no notice of such meeting to the newly elected directors shall be necessary in order legally to constitute the meeting, provided a quorum shall be present, or the newly elected directors may meet at such time and place as shall be fixed by the written consent of all of such directors.

           Section 3.6 Regular Meetings. Regular meetings of the Board of Directors may be held upon such notice or without notice, and at such time and at such place as shall from time to time be determined by the Board.

           Section 3.7 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or the President and shall be called promptly by the Chairman of the Board of Directors, the President or the Secretary upon the written request of any two members of the Board of Directors specifying the special purpose thereof, on not less than two (2) business days notice to each director. Such request shall state the date, time and place of the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

           Section 3.8 Notice of Meetings. Notice of each special meeting of the Board (and of each regular meeting for which notice shall be required) shall be given by the Secretary or an Assistant Secretary and shall state the place, date and time of the meeting. Notice of each such meeting shall be given orally or shall be sent to each director at his residence or usual place of business. If notice of less than three (3) business days is given, it shall be oral, whether by telephone or in person, or sent by special delivery mail or facsimile. If mailed, notice shall be given when delivered by overnight courier. Notice of any adjourned meeting, including the place, date and time of the new meeting, shall be given to all directors not present at the time of the adjournment, as well as to the other directors unless the place, date and time of the new meeting is announced at the adjourned meeting.

           Section 3.9 Quorum and Voting. Subject to Article X, at all meetings of the Board of Directors, a majority of the entire Board shall be necessary to and shall constitute a quorum for the transaction of business at any meeting of directors, unless otherwise provided by any applicable provision of law, by these By-Laws or by the Certificate of incorporation. The act of a majority of the directors present at the time of the vote, if a quorum is present at such time, shall be the act of the Board of Directors, unless otherwise provided by any applicable provision of law, by these By-Laws or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, until a quorum shall be present.

           Section 3.10 Compensation. The Board of Directors, by the affirmative vote of a majority of the directors then in office, and irrespective of any personal interest of any of its members, shall have authority to establish reasonable compensation of all directors for services to the Corporation as directors, officers or otherwise.

           Section 3.11 Books and Records. The directors may keep the books of the Corporation, except such as are required by law to be kept within the state, outside of the State of Delaware, at such place or places as they may from time to time determine.

           Section 3.12 Action Without a Meeting. Any action required or permitted to be taken by the Board, or by a committee of the Board, may be taken without a meeting if all members of the Board or the committee, as the case may be, consent in writing to the adoption of a resolution authorizing the action. Any such resolution and the written consents thereto by the members of the Board of Directors or committee shall be filed with the minutes of the proceedings of the Board of Directors or committee.

           Section 3.13 Telephone Participation. Any one or all members of the Board of Directors, or a committee of the Board or Directors, may participate in a meeting of the Board of Directors or committee by means of a conference telephone call or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

           Section 3.14 Order of Business. The Chairman of the Board shall preside at meetings of the Board of Directors, and shall call such meetings to order and may adjourn such meetings from time to time. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at meetings of the Board of Directors.


                                 ARTICLE IV

                                 COMMITTEES

           Section 4.1 Committees. The standing committees of the Board of Directors of the Corporation shall be a Compensation Committee, an Audit Committee and a Nominating Committee. Subject to Article X, members of each committee of the Board of Directors, including committees established under Section 4.6 hereof, shall be designated by a majority of the Board of Directors. Subject to Article X, the Chief Executive Officer shall appoint the chairman of each committee.

           Section 4.2 Compensation Committee. The Compensation Committee shall have the exclusive power:

                (a) To recommend to the Board of Directors the compensation, including direct regular compensation, stock options or other appropriate incentive plans, and perquisites, if any, of the five most highly compensated officers of the Corporation and any other executive officers of the Corporation, which recommendation shall be subject to ratification, modification or rejection by the Board of Directors;

                (b) To review and approve, on a general and policy level basis only, the compensation and benefits of officers, managers and employees other than those identified in (a) above, and such compensation and benefit matters shall be deemed within the Committee's general oversight;

                (c) To recommend to the Board of Directors corporate-wide policies with respect to direct regular compensation, stock options or other appropriate incentive plans, and perquisites, if any;

                (d) To administer the Corporation's stock option or other stock-based and equity-based plans (the "Plans");

                (e) To fulfill the purposes of the Plans, including, without limitation, through the conditional grant of options and other benefits under the Plans;

                (f) To recommend to the Board of Directors any revisions or additions to the Plans;

                (g) To recommend to the Board of Directors appropriate actions with respect to modification, revision or termination of trusteed employee benefit or welfare plans (such as 401(k) or pension plans), with action with respect to such trusteed plans being reserved to the Board of Directors; and

                (h) To review and report to the Board of Directors, when so requested, on any compensation matter.

           Section 4.3 Audit Committee. The Audit Committee shall have the following responsibilities:

                (a) To review the scope, cost, and results of the independent audit of the Corporation's books and records, including the annual financial statements, through conferences and direct communication with the independent auditors;

                (b) To review the results of the independent audit of the annual financial statements with management and the internal auditors;

                (c) To review the adequacy of the Corporation's accounting, financial, and operating controls, and the recommendations of the independent auditors related thereto, through conferences and direct communication with the internal auditors and other responsible corporate executives;

                (d) To recommend annually to the Board of Directors the selection of the independent auditors; and

                (e) To review and approve transactions between the Corporation and its officers, directors and other affiliates, except for customary employment arrangements and benefit programs on reasonable terms and except for such agreements in effect on the Effective Date (as hereinafter defined) and set forth on a schedule to the Investment Agreement (as hereinafter defined).

           Section 4.4    Nominating Committee.  Subject to the terms of
 Article X, the Nominating Committee shall have the following responsibilities:

                (a) To review qualifications of candidates for the Board of Directors from whatever source received;

                (b) (i) To nominate candidates for election to the Board of Directors at each annual meeting of stockholders of the Corporation and
 (ii) to fill vacancies on the Board of Directors which occur between annual meetings of stockholders;

                (c) To recommend to the Board of Directors criteria relating to tenure as a director, such as retirement age, limitations on the number of times a director may stand for reelection, the continuation of directors in an honorary or similar capacity and the definition of independence as it relates to the directors; and

                (d) To recommend to the Board of Directors the actual assignments of individual directors (by name) to Board of Directors committees.

           Section 4.5 Executive Committee. The Executive Committee shall have the powers and responsibilities established from time to time by a majority vote of the Board of Directors.

           Section 4.6 Other Committees. Subject to Article X, the Board of Directors may, by resolution adopted by a majority of the entire Board of Directors, designate from among its members one or more other committees, each of which shall have such authority of the Board of Directors as may be specified in the resolution of the Board of Directors designating such committee.

           Section 4.7 Procedures. Subject to Article X, any committee of the Board of Directors may adopt such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these By-Laws for the conduct of its meetings as the committee may deem to be proper. Subject to Article X, a majority of the members of a committee of the Board of Directors shall constitute a quorum for the transaction of business at any meeting, and the vote of a majority of the members thereof present at a meeting at which a quorum is present shall be the act of the committee. No meeting of any committee of the Board of Directors may be held unless notice has been given or waived by the members of the committee. Meetings may be held at such times and places as shall be fixed by resolution adopted by a majority of the members thereof. Special meetings of any committee of the Board of Directors shall be called at the request of any member thereof. Notice of each committee meeting of the Board of Directors shall be sent by telephone or delivered personally to each member thereof not later than two business days before the day on which the meeting is to be held (other than the Executive Committee which may provide notice only 24 hours prior to the meeting time), but notice need not be given to any member who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend the meeting without protesting prior to or at its commencement the lack of notice. Any special meeting of any committee of the Board of Directors shall be a legal meeting without any notice thereof having been given if all of the members thereof shall be present thereat and shall not protest the holding of the meeting. Any committee of the Board of Directors shall keep written minutes of its proceedings and shall report on its proceedings to the Board of Directors. Notwithstanding anything else set forth in this Article IV, no committee shall have power or authority to:

                (a)  amend the Certificate of Incorporation;

                (b)  adopt an agreement of merger or consolidation;

                (c) recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets;

                (d) recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets;

                (e)  amend these By-Laws; and

 unless expressly so provided by resolution of the Board of Directors, the Certificate of Incorporation or these By-Laws, no such committee shall have power or authority to:

                (f)  declare a dividend;

                (g) authorize the issuance of shares of the Corporation of any class; or

                (h) adopt a certificate of ownership and merger pursuant to the General Corporation Law of the State of Delaware.


                                  ARTICLE V

                                   WAIVER

           Section 5.1 Waiver. Whenever a notice is required to be given by any provision of law, by these By-Laws, or by the Certificate of Incorporation, a waiver thereof in writing, whether before or after the time stated therein, shall be deemed equivalent to such notice. In addition, any stockholder attending a meeting of stockholders in person or by proxy without protesting prior to the conclusion of the meeting the lack of notice thereof to him, and any director attending a meeting of the Board of Directors without protesting prior to the meeting or at its commencement such lack of notice, shall be conclusively deemed to have waived notice of such meeting.


                                 ARTICLE VI

                                  OFFICERS

           Section 6.1 Executive Officers. The executive officers of the Corporation shall be a Chief Executive Officer and a Chief Operating Officer, a President, one or more Vice Presidents, a Chief Financial Officer, a Treasurer, and a Secretary. Any person may hold two or more of such offices. The executive officers of the Corporation shall be elected annually (and from time to time by the Board of Directors, as vacancies occur), at the annual meeting of the Board of Directors following the meeting of stockholders at which the Board of Directors was elected.

           Section 6.2 Other Officers. The Board of Directors may appoint such other officers and agents, including Assistant Vice
 Presidents, Assistant Secretaries and Assistant Treasurers, as it shall at any time or from time to time deem necessary or advisable.

           Section 6.3 Authorities and Duties. All officers, as between themselves and the Corporation, shall have such authority and perform such duties in the management of the business and affairs of the Corporation as may be provided in these By-Laws, or, to the extent not so provided, as may be prescribed by the Board of Directors.

           Section 6.4 Tenure and Removal. The officers of the Corporation shall be elected or appointed to hold office until their respective successors are elected or appointed. All officers shall hold office at the pleasure of the Board of Directors, and any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors for cause or without cause at any regular or special meeting.

           Section 6.5 Vacancies. Any vacancy occurring in any office of the Corporation, whether because of death, resignation or removal, with or without cause, or any other reason, shall be filled by the Board of Directors.

           Section 6.6 Compensation. The salaries and other compensation of all officers and agents of the Corporation shall be fixed by or in the manner prescribed by the Board of Directors.

           Section 6.7 Chief Executive Officer. The Chief Executive Officer shall have general charge of the business and affairs of the Corporation, subject to the control of the Board of Directors, and in the absence of the Chairman of the Board shall preside at all meetings of the stockholders and directors. The Chief Executive Officer shall perform such other duties as are properly required of him by the Board of Directors.

           Section 6.8 Chief Operating Officer and President. The Chief Operating Officer and President shall report to the Chief Executive Officer. The Chief Operating Officer and President shall, subject to the control of the Chief Executive Officer, have general supervision of the executives in charge of the business of the corporation in each region or territory in which the Corporation operates and shall see that all orders of the Chief Executive Officer are carried into effect. All officers of the Corporation other than the Chief Executive Officer shall report to the Chief Operating Officer and President. The Chief Operating Officer and President shall perform such other duties as the Chairman of the Board may from time to time determine, subject to the terms of the applicable employment agreements. During the absence or disability of the Chief Executive Officer, the Chief Operating Officer and President shall exercise all the powers and discharge all the duties of the Chief Executive Officer.

           Section 6.9 Vice Presidents. Each Vice President, if any, shall have such powers and shall perform such duties as may from time to time be assigned to him by the President or Board of Directors.

           Section 6.10 Secretary. The Secretary shall attend all meetings of the stockholders and all meetings of the Board of Directors and shall record all proceedings taken at such meetings in a book to be kept for that purpose; he shall see that all notices of meetings of stockholders and meetings of the Board of Directors are duly given in accordance with the provisions of these By-Laws or as required by law; he shall be the custodian of the records and of the corporate seal or seals of the Corporation; he, or an Assistant Secretary, shall have authority to affix the corporate seal or seals to all documents, the execution of which, on behalf of the Corporation, under its seal, is duly authorized, and when so affixed it may be attested by his signature or the signature of such Assistant Secretary; and in general, he shall perform all duties incident to the office of the Secretary of a corporation, and such other duties as the Board of Directors may from time to time prescribe.

           Section 6.11 Chief Financial Officer or Treasurer. The Chief Financial Officer or Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation and shall deposit, or cause to be deposited, in the name and to the credit of the Corporation, all moneys and valuable effects in such banks, trust companies, or other depositories as shall from time to time be selected by the Board of Directors. The Chief Financial Officer or Treasurer shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation; shall render to the President and to each member of the Board of Directors, whenever requested, an account of all of his transactions as Chief Financial Officer or Treasurer and of the financial condition of the Corporation; and in general, shall perform all of the duties incident to the office of the Chief Financial Officer or Treasurer of a corporation, and such other duties as the Board of Directors may from time to time prescribe.

           Section 6.12 Other Officers. The Board of Directors may also elect or may delegate to the President the power to appoint such other officers as it may at any time or from time to time deem advisable, and any officers so elected or appointed shall have such authority and perform such duties as the Board of Directors or the President, if he shall have appointed them, may from time to time prescribe.


                                 ARTICLE VII

                           PROVISIONS RELATING TO
                    STOCK CERTIFICATES AND STOCKHOLDERS

           Section 7.1 Form and Signature. The shares of the Corporation shall be represented by certificates signed by the President or any Vice President and by the Secretary or any Assistant Secretary or the Chief Financial Officer or any Assistant Treasurer, and shall bear the seal of the Corporation or a facsimile thereof. Each certificate representing shares shall state upon its face (a) that the Corporation is formed under the laws of the State of Delaware, (b) the name of the person or person to whom it is issued, (c) the number of shares which such certificate represents and (d) the par value, if any, of each share represented by such certificate.

           Section 7.2 Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of stock to receive dividends or other distributions, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares of stock, and shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person.

           Section 7.3 Transfer of Stock. Upon surrender to the Corporation or the appropriate transfer agent, if any, of the Corporation, of a certificate representing shares of stock duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, and, in the event that the certificate refers to any agreement restricting transfer of the shares which it represents, proper evidence of compliance with such agreement, a new certificate shall be issued to the person entitled thereto, and the old certificate cancelled and the transaction recorded upon the books of the Corporation.

           Section 7.4 Lost Certificates, etc. The Corporation may issue a new certificate for shares in place of any certificate theretofore issued by it, alleged to have been lost, mutilated, stolen or destroyed, and the Board of Directors may require the owner of such lost, mutilated, stolen or destroyed certificate, or his legal representatives, to make an affidavit of that fact and/or to give the Corporation a bond in such sum as it may direct an indemnity against any claim that may be made against the Corporation on account of the alleged loss, mutilation, theft or destruction of any such certificate or the issuance of any such new certificate.

           Section 7.5 Record Date. For the purpose of determining the stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, or to express written consent to any corporate action without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date. Such data shall not be more than sixty (60) nor less than ten (10) days before the date of any such meeting, nor more than sixty (60) days prior to any other action.

           Section 7.6 Regulations. Except as otherwise provided by law, the Board of Directors may make such additional rules and regulations, not inconsistent with these By-Laws, as it may deem expedient, concerning the issue, transfer and registration of certificates for the securities of the Corporation. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars and may require all certificates for shares of capital stock to bear the signature or signatures of any of them.


                                ARTICLE VIII

                             GENERAL PROVISIONS

           Section 8.1 Dividends and Distributions. Dividends and other distributions upon or with respect to outstanding shares of stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, bonds, property, or in stock of the Corporation. The Board of Directors shall have full power and discretion, subject to the provisions of the Certificate of Incorporation or the terms of any other corporate document or instrument binding upon the Corporation to determine what, if any, dividends or distributions shall be declared and paid or made.

           Section 8.2 Checks, etc. All checks or demands for money and notes or other instruments evidencing indebtedness or obligations of the Corporation shall be signed by such officer or officers or other person or persons as may from time to time be designated by the Board of Directors.

           Section 8.3 Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its incorporation and the words "Corporate Seal Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

           Section 8.4 Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

           Section 8.5 General and Special Bank Accounts. The Board may authorize from time to time the opening and keeping of general and special bank accounts with such banks, trust companies or other depositories as the Board of Directors may designate or as may be designated by any officer or officers of the Corporation to whom such power of designation may be delegated by the Board of Directors from time to time. The Board of Directors may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these By-Laws, as it may deem expedient.


                                 ARTICLE IX

                           ADOPTION AND AMENDMENTS

           Section 9.1 Power to Amend. Except as hereinafter provided and subject to Article X, the Board of Directors shall have power to amend, repeal or adopt By-Laws by a majority vote of the directors. Except as otherwise permitted by law, any By-Law adopted by the Board of Directors may be amended or repealed at a stockholders' meeting by vote of the holders of a majority of the shares entitled, at that time, to vote for the election of directors. If any By-Law regulating any impending election of directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of stockholders for the election of directors the By-Law so adopted, amended or repealed, together with a concise statement of the changes made.


                                  ARTICLE X

                           PREFERRED STOCK MATTERS

           Notwithstanding anything else contained in these By-Laws to the contrary, the provisions of this Article X are intended to grant certain powers to the initial purchaser (the "Initial Purchaser") of the Corporation's Series A Convertible Preferred Stock, par value $.10 per share (the "Preferred Stock"), purchased pursuant to that certain Investment Agreement, dated as of March 31, 1999, by and between the Corporation and the Initial Purchaser (the "Investment Agreement"). The provisions set forth below shall become effective as of the Closing Date as defined in the Investment Agreement (the "Effective Date") and shall terminate upon the expiration of the Preferred Stock Period:

           Section 10.1   Board of Directors.

                (a) On the Effective Date, the Board of Directors will be expanded to six directors and initially will consist of the following directors: Class I directors will consist of an Independent Director who is a Corporation Designee, initially Joseph J. DioGuardi, and John C. Corey; Class II directors will consist of an Independent Director who is a Corporation Designee, initially Robert J. Torok and a Preferred Stock Designee; and Class III directors will consist of Robert A. Zummo and Jeffrey J. Kaplan.

                (b)  On the date of the Shareholder Approval, subject to
 Section 10.1(d) of these By-Laws, the Board of Directors will be expanded to eight directors and initially will consist of the following directors:
 Class I directors will consist of an Independent Director who is a Corporation Designee, initially Joseph J. DioGuardi, John C. Corey and one Preferred Stock Designee; Class II directors will consist of an Independent Director who is a Corporation Designee, initially Robert J. Torok, and one Preferred Stock Designee and Class III directors will consist of Robert A. Zummo, Jeffrey J. Kaplan and one Preferred Stock Designee.

                (c) On the day after the Adjustment Date (as defined in the Certificate of Designations of Series A Convertible Preferred Stock of the Corporation) and assuming Shareholder Approval has been obtained, subject to Section 10.1(d) of these By-Laws, the Board of Directors will be expanded to ten directors and initially will consist of the following directors: Class I directors will consist of an Independent Director who is a Corporation Designee, initially Joseph J. DioGuardi, John C. Corey and one Preferred Stock Designee; Class II directors will consist of an Independent Director who is a Corporation Designee, initially Robert J. Torok and two Preferred Stock Designees and Class III directors will be Robert A. Zummo, Jeffrey J. Kaplan and two Preferred Stock Designees.

                (d) In the event that the terms of the Preferred Stock require an increase or decrease in the size of the Board of Directors in order to add or remove one or more additional Preferred Stock Designees upon the occurrence of certain events set forth in the Certificate of Designations with respect to the Preferred Stock, then the size of Board of Directors automatically and without further action by the Corporation, the Board of Directors or the stockholders of the Corporation shall be expanded or reduced to a number of directors sufficient to permit such Preferred Stock Designees to be added to the Board of Directors or to eliminate vacancies in the event the size of the Board is reduced. When Preferred Stock Designees are added to the Board of Directors, they shall join the class or classes of directors designated by the Initial Purchaser in writing to the Corporation.

                (e) During the Preferred Stock Period, the Chairman of the Board of Directors will be designated by a majority of the Preferred Stock Designees.

           Section 10.2   Board Committees.

                (a) During the Preferred Stock Period, the committees of the Board of Directors shall be constituted as follows:

                     (i) The Compensation Committee shall consist of three members, one Independent Director selected from the Preferred Stock Designees and two Independent Directors selected from the Corporation Designees and the Chairman of such Committee shall be selected from the Corporation Designees.

                     (ii) The Audit Committee shall consist of three members, one Independent Director selected from the Preferred Stock Designees and two Independent Directors selected from the Corporation Designees, and the Chairman of such Committee shall be selected from the Preferred Stock Designees.

                     (iii) The Executive Committee, if constituted, shall consist of an equal number of the Preferred Stock Designees and Corporation Designees and the Chairman of such Committee shall be selected from the Corporation Designees.

                     (iv) The Nominating Committee shall consist of three members, one Independent Director selected from the Preferred Stock Designees, and two Independent Directors selected from the Corporation Designees and the chairman of such Committee shall be selected from the Corporation Designees.

                (b) During the Preferred Stock Period, all actions of the Audit Committee and Compensation Committee will require the approval of a majority of its respective members, including the approval of at least one Preferred Stock Designee serving on the Audit Committee and the Compensation Committee, as the case may be, and, without the prior written approval of the Audit Committee, the Corporation shall not enter into, amend, modify or supplement, or permit any subsidiary to enter into, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any subsidiary's officers, directors, employees, stockholders, or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such person or individual owns a beneficial interest (other than the ownership of 5% or less of any corporation whose stock is traded on a national securities exchange or in the over-the-counter market), except for customary employment arrangements and benefit programs on reasonable terms and except for such agreements in effect on the Effective Date and set forth on a schedule to the Investment Agreement.

                (c) During the Preferred Stock Period, if any Preferred Stock Designee ceases to be a Director of the Corporation for any reason, then prior to the next meeting of the Board of Directors following such occurrence, a majority of the remaining Preferred Stock Designees will select a new director to replace such Director (the "Preferred Stock Replacement Designee") and such Preferred Stock Replacement Designee will be appointed to fill the vacancy created by the departure of the Preferred Stock Designee. During the Preferred Stock Period, if any Corporation Designee ceases to be a Director of the Corporation for any reason, then prior to the next meeting of the Board of Directors following such occurrence, a majority of the remaining Corporation Designees will select a new director to replace such Director (a "Corporation Replacement Designee") and such Corporation Replacement Designee will be appointed to fill the vacancy created by the departure of the Corporate Designee.

                (d) During the Preferred Stock Period, the Nominating Committee will nominate for election to the Board of Directors at each Annual Meeting of Stockholders, the Preferred Stock Designees and the Corporation Designees nominated for election pursuant to these Bylaws to the class of directors subject to election in such year.

                (e) During the Preferred Stock Period, the Board of Directors shall not create any committee other than the committees set forth in this Section 10.2, unless such committee is comprised of an equal number of Preferred Stock Designees and Corporate Designees and may not take any action without the approval of a majority of the committee members, at least one of which majority must be a Preferred Stock Designee.

                (f) During the Preferred Stock Period, no action may be taken which could be deemed to be inconsistent with this Article X without the consent of at least a majority of the Board of Directors including the consent of at least one Preferred Stock Designee.

           Section 10.3 Certain Actions by the Board of Directors. Without the approval of a majority of the Board of Directors and the approval of at least one Preferred Stock Designee, during the Preferred Stock Period, the Corporation shall not:

                (a) make or permit any subsidiary to make, any loans or advances to, guarantees for the benefit of, or investments in, any person (other than the Corporation or a wholly-owned subsidiary), except for
 (i) reasonable advances to employees in the ordinary course of business, and (ii) investments having a stated maturity no greater than one year from the date the Corporation makes such investment in (A) obligations of the United States government, (B) certificates of deposit of commercial banks having combined capital and surplus of at least $50 million or
 (C) commercial paper with a rating of at least "Prime-1" by Moody's Investors Service, Inc.;

                (b) solicit the sale of the Corporation or all or substantially all of the Corporation's common stock, waive any provision of the Corporation's rights plan or merge or consolidate with any person or permit any subsidiary to merge or consolidate with any person (other than a wholly-owned subsidiary);

                (c) sell, lease or otherwise dispose of, or permit any subsidiary to sell, lease or otherwise dispose of, any of the Corporation's or its subsidiaries' assets representing a value to the Corporation or its subsidiaries of greater than $100,000 in any transaction or series of related transactions (other than sales in the ordinary course of business) during any fiscal year or sell or permanently dispose of any of its or any subsidiary's intellectual property rights;

                (d) acquire, or permit any subsidiary to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture in excess of $100,000;

                (e) incur (i) obligations for borrowed money other than any borrowings under the Corporation's credit agreements set forth on a schedule to the Investment Agreement (or any successor credit agreement) in the ordinary course of business, (ii) obligations representing the deferred purchase price of property or services other than accounts payable arising in the ordinary course of business individually not exceeding $100,000 at any time, (iii) capitalized lease obligations greater than $100,000, or
 (iv) guarantees (direct or indirect and however named) in respect of any obligations of third parties of the types referred to in clauses (i) through (ii) or otherwise; unless any such obligation or guarantee is set forth in a budget approved by a majority of the Board of Directors including at least one Preferred Stock Nominee;

                (f) make any capital expenditures exceeding $100,000 individually or $250,000 in the aggregate on a consolidated basis during any fiscal year (including, without limitation, the value of all capitalized leases entered into during such period, as determined in accordance with generally accepted accounting principles consistently applied) which were not set forth in a budget approved by a majority of the Board of Directors including at least one Preferred Stock Nominee;

                (g) amend, modify or waive, or permit any subsidiary to amend, modify or waive any provision of the Corporation's credit agreements;

                (h) register any equity securities or rights to acquire equity securities of the Corporation or any of its subsidiaries;

                (i) permit the Corporation or any of its subsidiaries to declare or make any dividends or special distributions;

                (j) permit the Corporation or any of its subsidiaries to file any petition seeking liquidation, dissolution, recapitalization or reorganization of the Corporation or any of its subsidiaries under bankruptcy or similar law;

                (k) permit the Corporation or any of its subsidiaries to dissolve or liquidate the Corporation or any of its subsidiaries with assets in excess of $100,000;

                (l) other than agreements entered into in the ordinary course of business, enter into any agreement (written or oral) obligating the Company to incur costs and expenses in excess of $1,000,000 per annum;

                (m) hire or terminate the employment of the chief executive officer, the president and chief operating officer, the chief financial officer, any senior vice president or any other senior executive officer with a comparable level of responsibility;

                (n) permit the Corporation or any of its subsidiaries to commit to do any of the foregoing; or

                (o) permit the Corporation or any of its subsidiaries to delegate authority to any person to approve the taking of any of the actions set forth above.

           Section 10.4 Quorum. During the Preferred Stock Period, (a) at all meetings of the Board of Directors, a majority of the entire Board, at least one of which majority is a Preferred Stock Designee, shall be necessary to and shall constitute a quorum for the transaction of business at any meeting of Directors, and (b) at all meetings of any committee of the Board of Directors, a majority of the entire committee, at least one of which majority is a Preferred Stock Designee, shall be necessary to and shall constitute a quorum for the transaction of business at any meeting of the members of the committee, in each case unless otherwise required by any applicable provision of law.

           Section 10.5 Amendment. During the Preferred Stock Period, the Board of Directors shall not amend, repeal or adopt By-Laws, unless such action is approved by more than 50% of the directors and at least one of the directors approving such action is a Preferred Stock Designee and at least one of the directors approving such action is a Corporation Designee.

           Section 10.6 Definitions. The following terms shall have the meanings set forth next to them for all purposes under these By-Laws.

                (a) "Affiliate" or "Affiliates" shall be defined as (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person and (ii) any family members of such Person. For purposes of this definition, "Person" shall mean any individual, partnership, firm, corporation, association, joint venture, trust or other entity. "Control" when used with respect to any specified Person shall mean the power to direct the management and policies of such Person, directly and indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                (b) "Corporation Designee" means a director designated in writing by Robert A. Zummo to serve on the Board of Directors of the Corporation and shall include any Corporation Replacement Designee. The initial Corporate Designees will be Robert A. Zummo, Jeffrey J. Kaplan, John C. Corey, Robert J. Torok and Joseph J. DioGuardi.

                (c) "Independent Director" shall mean any individual who is not a past or present officer or employee of the Corporation or its Affiliates or any Affiliate of such officer or employee; provided that, after the Effective Date each Independent Director shall have no financial relationship with the Corporation (other than compensation and benefits provided to directors of the Corporation unless approved by a majority of the Board);

                (d) "Preferred Stock Designee" means a director designated in writing by the Initial Purchaser to serve on the Board of Directors of the Corporation and shall include any Preferred Stock Replacement Designee.

                (e) "Preferred Stock Period" means the period commencing on the Effective Date and ending (i) for purposes of Sections 10.1 and 10.2 the date after the Closing on which the Initial Purchaser first fails to own, directly or indirectly, at least 50% of the shares of Common Stock and Series B Junior Preferred Stock of the Corporation that the Initial Purchaser directly or indirectly owned immediately after the Closing (as defined in the Investment Agreement) (the "Initial Termination Date") and
 (ii) for purposes of Sections 10.3, 10.4 and 10.5, the 18 month anniversary of the Initial Termination Date.

                (f) "Shareholder Approval" means the approval by shareholders of the Corporation of full voting and conversion rights with respect to the Preferred Stock as contemplated by the Investment Agreement.



                                                                  Exhibit D


           1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

           2. The Company has all necessary corporate power and authority to execute and deliver each Transaction Agreement and to perform its obligations under each Transaction Agreement.

           3. The execution and delivery of each Transaction Agreement, and the consummation by the Company of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of the Company.

           4. Each Transaction Agreement has been executed and delivered by the Company and (assuming each respective Transaction Agreement is a valid and binding obligation of the other party or parties thereto) is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and
 (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           5. The execution, delivery and performance by the Company of each Transaction Agreement and the consummation of the transactions contemplated therein do not and will not, whether with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of, or default under or result in the creation or imposition of any lien, charge or encumbrance upon any material property or material assets of the Company or any Subsidiary pursuant to, or cause the acceleration or maturity of any material debt or material obligation of the Company pursuant to, (a) the certificate of incorporation or by-laws of the Company or any Subsidiary or (b) any agreement, instrument, order, judgment or decree set forth on the attached list to which the Company or any Subsidiary is subject which the Company has represented to us as being an agreement, instrument, order, judgment or decree which is material to the business or financial condition of the Company and its subsidiaries taken as a whole.

           6. The Company has authorized capitalization of 10,000,000 shares of Common Stock, 100,000 shares of Senior Preferred Stock and 20,000 shares of Junior Preferred Stock, of which to our knowledge __________ shares of such Common Stock, no shares of such Senior Preferred Stock and no shares of Junior Preferred Stock are outstanding on the date hereof immediately prior to the consummation of the transactions contemplated by the Investment Agreement. The shares of Common Stock and shares of Junior Preferred Stock issuable upon the conversion of shares of the Senior Preferred Stock have been duly reserved by the Company for such purposes. To the best of our knowledge and, with respect to all convertible securities, options and warrants other than the Preferred Stock, based solely on the certificate attached hereto, no holder of presently outstanding shares of capital stock of the Company is entitled to any preemptive or other rights to purchase or subscribe for any shares of capital stock of the Company and there are no subscriptions, options, warrants, conversion rights or other agreements, securities or commitments obligating the Company to issue or sell to any person any capital stock of the Company other than (a) options to purchase Common Stock under the Company's employee stock option plans and agreements described in Section 2.4(b) or on Schedule 2.4(b) of the Investment Agreement and (b) the Preferred Stock.

           7. The shares of Senior Preferred Stock to be purchased by the Investor from the Company have been duly authorized by the Company for issuance and sale to the Investor pursuant to the Investment Agreement and, when issued and delivered to and paid for by the Investor in accordance with the Investment Agreement, will be validly issued, fully paid and nonassessable, and no holder of the Senior Preferred Stock is or will be subject to personal liability solely by reason of being such a holder.

           8. The shares of Junior Preferred Stock issuable upon conversion of the Senior Preferred Stock have been duly authorized by the Company for issuance and sale to the Investor upon the conversion of Senior Preferred Stock and, when issued and delivered to and paid for by the Investor in accordance with the terms of the Senior Preferred Stock, will be validly issued, fully paid and nonassessable, and no holder of the Junior Preferred Stock is or will be subject to personal liability solely by reason of being such a holder.

           9. The shares of Common Stock issuable upon conversion of the Senior Preferred Stock have been duly authorized by the Company for issuance and sale to the Investor upon the conversion of Senior Preferred Stock and, when issued and delivered to and paid for by the Investor in accordance with the terms of the Senior Preferred Stock, will be validly issued, fully paid and nonassessable, and no holder of the Senior Preferred Stock is or will be subject to personal liability solely by reason of being such a holder. Assuming that shares of Common Stock issued upon the exercise of options and warrants were issued in accordance with the Company's Stock Option Plan or the underlying agreement, as applicable, the outstanding shares of Common Stock immediately prior to the issuance of the Senior Preferred Stock by the Company have been duly authorized and validly issued and are fully paid and nonassessable and none of the outstanding shares of Common Stock immediately prior to the issuance of the shares of Senior Preferred Stock by the Company was issued in violation of the preemptive or other similar rights of any security holder of the Company arising by operation of law under the charter or by-laws of the Company.

           10. The issuance and sale of the Senior Preferred Stock by the Company and the sale of shares of Common Stock and Junior Preferred Stock by the Company upon conversion of the Senior Preferred Stock are not subject to the preemptive or other similar rights of any security holder of the Company arising by operation of law under the charter or by-laws of the Company or, to our knowledge, arising pursuant to any contractual arrangement.

           11. Subject in part to the truth and accuracy of the representations of the Investor and the Company in the Investment Agreement, (i) the issuance, sale and delivery of the Senior Preferred Stock to the Investor, as contemplated by the Investment Agreement,
 (ii) the issuance of the shares of Junior Preferred Stock and shares of Common Stock to the Investor initially issuable upon conversion of such Senior Preferred Stock, and (iii) the issuance and delivery of the shares of Senior Preferred Stock to the Investor as a dividend on such class of preferred stock of the Company, are exempt from the registration requirements of the Securities Act of 1933, as amended.

           12. The execution and filing of each of the Senior Preferred Stock and Junior Preferred Stock Certificate of Designations by the Company has been duly authorized by all requisite corporate action of the Company.

           13. Each of the Senior Preferred Stock and Junior Preferred Stock Certificate of Designations has been duly filed with the Secretary of State of the State of Delaware. The terms of the shares of the Senior Preferred Stock and Junior Preferred Stock are set forth in the Company's Restated Certificate of Incorporation, as amended by the Senior Preferred Stock and Junior Preferred Stock Certificate of Designations, respectively.

           14. The Company is not and, after giving effect to the offering and sale of the Senior Preferred Stock by the Company and the application of the proceeds therefrom as described in Schedule 6.8 to the Investment Agreement, will not be an "investment company," as such term is defined in the Investment Company Act of 1940, as amended.


                                                                 Exhibit E


                            EMPLOYMENT AGREEMENT

           THIS AGREEMENT (this "Agreement") is made and entered into by and between Safety Components International, Inc., a Delaware corporation (the "Company"), and John C. Corey ("Employee") and is dated as of the 31st day of March, 1999.

                            W I T N E S S E T H:

      WHEREAS, the Company desires to employ Employee as the President and Chief Operating Officer of the Company, and Employee desires to be employed by the Company, upon the terms set forth in this Agreement;

      NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties agree as follows:

      1. Employment. The Company hereby employs Employee and Employee hereby accepts employment with the Company commencing as of March 29, 1999 (the "Effective Date"), for the Term (as defined below) in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and subject to the conditions hereinafter stated.

      2. Term. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (a) the third (3rd) anniversary of the Effective Date and (b) the earlier termination of Employee pursuant to Section 7 of this Agreement (the "Term"), subject to the terms and conditions of this Agreement.

      3.   Position, Duties, Responsibilities and Services.

           3.1 Position, Duties and Responsibilities. During the Term, Employee shall serve as the President and Chief Operating Officer of the Company and shall be responsible for the duties attendant to such offices, which duties will be generally consistent with his position as an executive officer of the Company, and such other managerial duties and responsibilities with the Company, its subsidiaries or divisions as may be assigned by the Chief Executive Officer of the Company. Additionally, the Company will nominate and recommend Employee for election to the Board of Directors of the Company (the "Board") for each fiscal year during the Term. Employee shall be subject to the supervision and control of the Chief Executive Officer and the provisions of the By-Laws of the Company. Employee shall be based in either Costa Mesa or Carlsbad, California.

           3.2  Services to be Provided.  During the Term, Employee shall
 (i) devote his full working time, attention and energies to the affairs of the Company and its subsidiaries and divisions, (ii) use his best efforts to promote its and their best interests, (iii) faithfully and diligently perform his duties and responsibilities hereunder, and (iv) comply with and be bound by the Company's operational policies, procedures and practices as are from time to time in effect during the Term. Employee acknowledges that his duties and responsibilities will require his full-time business efforts and agrees during his employment by the Company that he will not engage in any other business activity or have any business pursuits or interests, except activities or pursuits which the Board has determined, in its reasonable judgment, after notice by the Employee, do not conflict with the business of the Company and its affiliates or interfere with the performance by Employee of his duties hereunder. This Agreement shall not be construed as preventing Employee from serving as an outside director of any other company or from investing his assets in such form or manner as will not require a material amount of his time, in each case subject to the non-competition obligations contained in Section 9 below as such obligations are interpreted by the Board.

      4.   Compensation.

           4.1 Base Salary. Employee shall be paid a base salary ("Base Salary") at an annual rate of three hundred thousand dollars ($300,000) per year, payable at such intervals as the other executive officers of the Company are paid, but in any event at least on a monthly basis. The Base Salary for each fiscal year during the Term shall be reviewed by the Compensation Committee of the Board (the "Committee") prior to the commencement of such fiscal year, with such reviews to commence for the fiscal year ending March 2001 (the "2001 Fiscal Year"), and shall be subject to increase in the sole discretion of the Committee, taking into account merit, corporate and individual performance and general business conditions, including changes in the cost of living index. Such increase shall be effective on April 1 of each year during the Term commencing in 2000.

           4.2 Bonus Compensation. Employee's bonus compensation ("Bonus Compensation") for the Company's fiscal year ended March 2000 (the "2000 Fiscal Year") shall be governed as follows: (i) if the Company achieves 90% of the net income set forth in the approved business plan of the Company for the 2000 Fiscal Year, Employee will receive Bonus Compensation equal to 20% of Employee's Base Salary for the 2000 Fiscal Year; and (ii) for each 1% of net income (over 90%) set forth in the approved business plan of the Company for the 2000 Fiscal Year, Employee will receive Bonus Compensation (in addition to the Bonus Compensation set forth in (i) above) equal to 2% of Employee's Base Salary for the 2000 Fiscal Year. Employee shall also be entitled to Bonus Compensation as set forth in the next succeeding sentence commencing with the 2001 Fiscal Year. Employee shall be entitled to Bonus Compensation for the fiscal years of the Term pursuant to the terms of the Senior Management Incentive Plan of the Company (the "SMIP Plan") or in accordance with a formula to be established by the Committee in advance of each such fiscal year. All issues of interpretation in connection with the calculation of the Bonus Compensation of Employee shall be resolved by the Committee in its reasonable discretion. The Company shall pay the Bonus Compensation to Employee for each fiscal year of the Term within (30) days of the completion by the Company's certified public accountants of their audit of the Company's financial statements for each such fiscal year or, if the employment of Employee shall have been terminated for any reason prior to such date, in accordance with Section 7 below.

           4.3  Stock Options; SARs.

                (a) Subject to Section 4.3(d) hereof, the Company hereby agrees to cause the issuance to Employee of stock options ("Stock Options") to purchase 100,000 shares of common stock, $.01 par value, of the Company ("Common Stock") on the date of this Agreement. The Company also hereby agrees to cause the award to Employee of stock appreciation rights ("SARs") relating to 40,000 shares of Common Stock, effective on the first day of the 2000 Fiscal Year. Grants of Stock Options and SARs to Employee shall be considered by the Committee on or before April 1 of each year during the Term, with such reviews to commence in 2000, and shall be subject to grant in the sole discretion of the Committee, taking into account merit, corporate and individual performance and general business conditions. All such Stock Options shall be issued pursuant to, and in accordance with, the Company's 1994 Stock Option Plan, as amended (the "Stock Option Plan"), and all SARs shall be awarded pursuant to, and in accordance with, the Company's Stock Appreciation Rights Award Plan (the "SAR Plan") .

                (b) Each Stock Option shall be exercisable at a price equal to the Fair Market Value (as defined in the Stock Option Plan) of the Common Stock on the date of issuance of such Stock Option (or if such date is not a business day, than such option shall be exercisable at a price equal to the Fair Market Value on the next business day following such date) in accordance with the terms of the Stock Option Plan and shall vest over a three-year period from the date of grant at a rate of 33 1/3% per year, commencing with the first anniversary of the date of grant. Employee's vested Stock Options shall be exercisable for a period of ten years from the date of issuance. Subject to Section 4.3(d) hereof, upon the termination of this Agreement other than in accordance with Section 7.3, any unvested Stock Options shall immediately vest, and Employee shall have until the earlier to occur of (i) the 90th day from the date of the termination of this Agreement and (ii) the expiration of the Stock Options in accordance with their terms and with the Stock Option Plan to exercise any vested Stock Options. Upon the termination of this Agreement in accordance with Section 7.3, any unvested Stock Options shall lapse, and Employee shall not have any right to exercise any vested Stock Options.

                (c) Each SAR shall be exercisable at a price equal to the Fair Market Value (as defined in the SAR Plan) of the Common Stock on the date of issuance of such SAR (or if such date is not a business day, than such option shall be exercisable at a price equal to the Fair Market Value on the next business day following such date) in accordance with the terms of the SAR Plan. Employee's SARs shall have a term of three years from the date of issuance. Subject to Section 4.3(d) hereof and notwithstanding any provisions in the SAR Plan, upon the termination of this Agreement other than in accordance with Section 7.3, Employee shall have until the expiration of the SARs in accordance with their terms and with the SAR Plan to exercise any SARs granted hereunder. Upon the termination of this Agreement in accordance with Section 7.3, Employee shall not have any right to exercise any SARs granted hereunder.

                (d) Promptly after the date of this Agreement, the Board of Directors of the Company shall approve amendments to the Stock Option Plan and the SAR Plan in order that the grants and awards described in this
 Section 4.3 may be made and shall cause the Company to hold a stockholder meeting in order to approve, and shall recommend approval of, such amendments. The grants and awards described in this Section 4.3 shall be made subject to stockholder approval of such amendments.

      5.   Employee Benefits.

           5.1 Benefit Programs. During the Term, Employee shall be entitled to participate in and receive benefits generally made available now or hereafter to executive officers of the Company under all benefit programs, arrangements or perquisites of the Company including, but not limited to, pension and other retirement plans, hospitalization, surgical, dental and major medical coverage and short and long term disability.

           5.2 Vacation. During the Term, Employee shall be entitled to four (4) weeks vacation with pay in any one calendar year (pro-rated as necessary for partial calendar years during the Term); provided, however, that the vacation days taken do not interfere with the operations of the Company. Such vacation may be taken, in Employee's discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. Except as expressly provided elsewhere in this Agreement, Employee shall not be entitled to any additional compensation in the event that Employee, for whatever reason, fails to take such vacation during any year of his employment hereunder. Employee shall also be entitled to all paid holidays given by the Company to its executive officers.

           5.3 Supplemental Medical Insurance. Subject to the availability on commercially reasonable terms, during the Term, the Company shall maintain in effect and pay the premiums for a supplemental medical insurance policy (separate from any medical insurance policies referenced in Section 5.1 hereof) providing for reimbursement for most uncovered expenses up to $5,000 per diagnosis per year.

           5.4 Car Allowance. During the Term, the Company shall pay Employee, on the first day of each month, a monthly automobile allowance of $1,200 per month to pay for the costs associated with Employee's local transportation expenses.

           5.5 Country Club Expenses. During the Term, the Company shall reimburse Employee, on the first day of each month, for his country club fees in an amount not to exceed $360 per month. The Company shall also pay on behalf of Employee for country club initiation fees in an amount not to exceed $25,000.

           5.6 Relocation Expenses. The Company shall reimburse Employee for his relocation expenses in accordance with the Company's relocation policy annexed to this Agreement as Exhibit A (including up to two points on Employee's new home mortgage). In addition, the Company shall pay Employee, on the Effective Date, an allowance of one month's Base Salary to pay for the costs associated with Employee's relocation expenses.

      6. Expenses. During the Term, the Company shall reimburse Employee upon presentation of appropriate vouchers or receipts and in accordance with the Company's expense reimbursement policies for executive officers, for all reasonable travel and entertainment expenses (other than automobile expenses) incurred by Employee in connection with the performance of his duties under this Agreement.

      7.   Consequences of Termination of Employment.

           7.1 Death. In the event of the death of Employee prior to the third (3rd) anniversary of the Effective Date (such third anniversary being hereinafter referred to as the "Stated Term"), Employee's employment hereunder shall be terminated as of the date of his death and Employee's designated beneficiary, or, in the absence of such designation, the estate or other legal representative of Employee (collectively, the "Estate") shall be paid, in addition to any life insurance proceeds pursuant to
 Section 5.3 above, Employee's unpaid Base Salary through the month in which the death occurs and any unpaid Bonus Compensation which is set forth in this Agreement or thereafter approved by the Company's Board (taking into account the recommendation of the Company's Chief Executive Officer) for any fiscal year which has ended as of the date of such termination or which was at least one half (1/2) completed as of the date of death. In the case of such incomplete fiscal year, the Bonus Compensation shall be pro-rated and all such Bonus Compensation payable as a result of this Section 7.1 shall be otherwise payable as set forth in Section 4.2 above. The Estate shall be entitled to all other death benefits in accordance with the terms of the Company's benefit programs and plans

           7.2 Disability. In the event Employee shall be unable to render the services or perform his duties hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) for a period of either (i) ninety (90) consecutive days or (ii) one hundred eighty (180) days in any consecutive three hundred sixty-five (365) day period, the Company shall have the right to terminate this Agreement by giving Employee ten (10) days' prior written notice. If Employee's employment hereunder is so terminated, Employee shall be paid, in addition to payments under any disability insurance policy in effect, Employee's unpaid Base Salary through the month in which such termination occurs, plus Bonus Compensation on the same basis as is set forth in Section 7.1 above.

           7.3 Termination of Employment of Employee by the Company for Cause. Nothing herein shall prevent the Company from terminating Employee's employment under this Agreement for Cause (as defined below). In the event Employee is terminated for Cause, Employee shall be paid his unpaid Base Salary (but no Bonus Compensation) through the month in which such termination occurs. The term "Cause" as used herein, shall mean (i) Employee's misappropriation of funds, embezzlement or fraud in the performance of his duties hereunder, (ii) the continued failure or refusal of Employee (following written notice thereof) to carry out in any material respect any reasonable request of the Board for the provision of services hereunder, (iii) the material breach of any material provision of this Agreement by Employee, (iv) Employee's performance of his duties with gross negligence, or (v) the entering of a plea of guilty or nolo contendere to, or the conviction of Employee of, a felony or any other criminal act involving moral turpitude, dishonesty, theft or unethical business conduct.

      Termination of employment of Employee pursuant to this Section 7.3 shall be made by delivery to Employee of a letter from the Board generally setting forth a description of the conduct which provides the basis for a termination of employment of Employee for Cause; provided, however, that, prior to the termination of this Agreement for a basis set forth in Sections 7.3(ii) or 7.3(iii) above (which is capable of being cured), Employee shall be given notice of the basis for termination by the Company and a reasonable opportunity (not less than thirty (30) days) to cure such breach.

           7.4 Termination of Employment Other than for Cause, Death or Disability.

                (a) Termination. This Agreement may be terminated (i) by the Company (in addition to termination pursuant to Sections 7.1, 7.2 or 7.3 above) at any time and for any reason, (ii) by Employee at any time and for any reason or (iii) upon the expiration of the Stated Term.

                (b)  Severance and Non-Competition Payments.

                     (1) If this Agreement is terminated by the Company, including by reason of a Constructive Termination (as defined below), other than as a result of death or disability of Employee or for Cause (and other than in connection with a change in control (as defined below) of the Company), the Company shall pay Employee a severance and noncompetition payment equal to the Base Salary for the remainder of the Stated Term earned by the Employee in respect of the last year immediately preceding the year of termination, multiplied by the number of year ends remaining in the Stated Term; provided, however, that a termination during the last twelve (12) months of the Stated Term shall be governed by Subsection 7.4(b)(5) below. Such severance and non-competition payment shall be payable in equal monthly installments commencing on the first day of the month following termination and shall continue for the remainder of the Stated Term.

                     (2) For purposes of this Agreement, a "change in control" of the Company means and includes each of the following: (i) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Rules and Regulations")) by any person or entity or any group of persons or entities who constitute a group (within the meaning of Section 13(d)(3) of the Rules and Regulations) (other than Employee, a member of his immediate family, a trust or similar estate planning vehicle established by Employee, or an entity in which Employee owns, directly or indirectly, a majority of the equity securities or voting rights), of any securities of the Company such that, as a result of such acquisition, such person, entity or group either
 (A) beneficially owns (within the meaning of Rule 13d-3 of the Rules and Regulations), directly or indirectly, more than 30% of the Company's outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board; (ii) a change in the composition of the Board such that a majority of the members of the Board are not Continuing Directors (as defined below); or
 (iii) the closing date of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iv) the stockholders of the Company approve a plan of complete liquidation of the Company; or (v) the closing date of the sale or disposition by the Company (if consummated in more than one transaction, the initial closing date) of all or substantially all of the Company's assets, following shareholder approval of such sale or disposition. For purposes of this Agreement, a "Continuing Director" means members of the Board on the date of this Agreement (including directors appointed from time to time pursuant to the Brera Transaction (as defined below)) or persons nominated for election or elected to the Board with the affirmative vote of the continuing directors who were members of the Board at the time of such nomination or election. In addition, the convertible preferred stock transaction described in the Investment Agreement between the Company and Brera Capital Partners, LLC ("Brera") or any subsequent acquisition of securities of the Company by Brera or its affiliates (the "Brera Transaction"), through an acquisition, merger, consolidation or otherwise, shall not be deemed to be a change in control.

                     (3) For purposes of this Agreement, a "Constructive Termination" shall be deemed to have occurred upon (i) the removal of Employee as the President and Chief Operating Officer of the Company, (ii) any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to such positions or (iii) the material breach by the Company of this Agreement if, in any such case, Employee does not agree to such change and elects to terminate his employment. A termination by reason of a Constructive Termination shall be made by delivery by Employee of a letter to the Board; provided, however, that, prior to the termination of this Agreement for a basis set forth in this Subsection 7.4(b)(3) (which is capable of being cured), the Board shall be given notice of the basis for termination by Employee and a reasonable opportunity (not less than thirty (30) days) to cure such breach.

                     (4) In the event of a termination of employment by the Company following a change in control of the Company (including by reason of a Constructive Termination), the Company shall pay the Employee a severance and non-competition payment equal to two (2) times the sum of the Base Salary in respect of the year immediately preceding the year of termination. Such severance and non-competition payment shall be payable in a lump sum on the first day of the month following the termination.

                     (5) If this Agreement is not renewed beyond the Stated Term for at least one year on substantially similar terms by the parties hereto or if this Agreement is terminated by the Company (other than as a result of death or disability of Employee or for Cause and other than in connection with a change in control), including by reason of a Constructive Termination, in accordance with this Section 7 during the last twelve (12) months of the Stated Term, the Company shall pay Employee a severance and noncompetition payment equal to the Base Salary in respect of the year immediately preceding the year of termination. Such severance and non-competition payment shall be payable in twelve (12) equal monthly installments commencing on the first day of the month following termination.

                     (6) If Employee terminates his employment voluntarily prior to the expiration of the Stated Term, Employee shall be paid his unpaid Base Salary (but no Bonus Compensation) through the month in which the voluntary termination occurs.

                     (7) Employee shall not be required to mitigate the amount of any severance and non-competition payment provided for under this Agreement by seeking other employment or otherwise. To the extent that Employee shall receive compensation, benefits or service credit for any other employment following termination under this Agreement, the payments to be made and the benefits to be provided by the Company under this Agreement shall be correspondingly reduced.

      8.   Confidential Information.

           8.1 Employee agrees not to use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company except (i) while employed by the Company, in the business of and for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of this Agreement, "Confidential Information" shall mean non-public information concerning the Company's financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company to others not subject to confidentiality agreements. In the event Employee's employment is terminated hereunder for any reason, he immediately shall return to the Company all Confidential Information in his possession.

           8.2 Employee and the Company agree that the covenant regarding confidential information contained in this Section 8 is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Employee agrees that any breach of the covenant contained in this Section 8 would irreparably injure the Company. Accordingly, Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 8.

           8.3 The provisions of this Section 8 shall extend for the Term and shall survive the termination of this Agreement for the greater of (x) the period in which severance and non-competition payments are made pursuant to this Agreement or (y) two years from the date this Agreement is terminated.

      9.   Non-Competition; Non-Solicitation.

           9.1 Employee agrees that, during the Non-Competition Period (as defined in Section 9.4 below), without the prior written consent of the
 Company: (i) he shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, greater than five percent (5%) holder of any class or series of equity securities, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in or otherwise be connected with, any entity which now, or at the time, has material operations which are engaged in any business activity competitive (directly or indirectly) with the business of the Company including, for these purposes, any business in which, at the termination of his employment, there was a bona fide intention on the part of the Company which was communicated to Employee to engage in the future; and (ii) he shall not, on behalf of any competing entity, directly or indirectly, have any dealings or contact with any suppliers or customers of the Company.

           9.2 During the Non-Competition Period, Employee agrees that, without the prior written consent of the Company (and other than on behalf of the Company), Employee shall not, on his own behalf or on behalf of any person or entity, directly or indirectly hire or solicit the employment of any employee who has been employed by the Company at any time during the one (1) year period immediately preceding such date of hiring or solicitation.

           9.3 Employee and the Company agree that the covenants of non-competition and non-solicitation contained in this Section 9 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Employee agrees that any breach of the covenants contained in this Section 9 would irreparably injure the Company. Accordingly, Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter, restraining any further violation of this
 Section 9.

           9.4 The provisions of this Section 9 shall extend for the Term and survive the termination of the Agreement for the greater of (x) one year from the date of such termination and (y) the period in which severance and non-competition payments are made to Employee pursuant to this Agreement (herein referred to as the "Non-Competition Period").

      10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission or overnight courier. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier) or one day after deposit with an overnight courier, as follows:

 To the Company:     Safety Components International, Inc.
                     2160 North Central Road
                     Fort Lee, New Jersey 07024
                     Telephone: 201-592-0008
                     Telecopy:  201-592-7501
                     Attention: Chief Executive Officer and to each member of
                                the Compensation Committee of the Board of Directors

 To Employee:        John C. Corey
                     2781 Exnoor Road
                     Columbus, Ohio 43221
                     Telephone:
                     Telecopy:

      11. Entire Agreement. This Agreement, the SMIP Plan, the Stock Option Plan and the SAR Plan contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements or understandings among the parties related to such matters.

      12. Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon Employee. "Successors and assigns" shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or capital stock of the Company.

      13. No Assignment. Except as contemplated by Section 12 above, this Agreement shall not be assignable or otherwise transferable by either party.

      14. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Board and is agreed to in writing, signed by Employee and by a duly authorized officer of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

      15. Fees and Expenses. If either party institutes any action or proceedings to enforce any rights the party has under this Agreement, or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of each party's rights or obligations hereunder or to set aside any provision hereof, or for any other judicial remedy, the prevailing party shall be entitled to reimbursement from the other party for its costs and expenses incurred thereby, including but not limited to, reasonable attorneys' fees and disbursements.

      16. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to its conflicts of law rules.

      17. Titles. Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

      18. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

      19. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.



      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                           SAFETY COMPONENTS INTERNATIONAL, INC.


                           By:  /s/ Robert A. Zummo
                                _______________________________________
                           Name:  Robert A. Zummo
                           Title: President and Chief Executive Officer


                           /s/ John C. Corey
                           ____________________________________
                           John C. Corey




                                                                  Exhibit F


           1. The Investor has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

           2. The Investor has all necessary corporate power and authority to execute and deliver each Transaction Agreement and to perform its obligations under each Transaction Agreement.

           3. The execution and delivery of each Transaction Agreement, and the consummation by the Investor of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of the Investor.

           4. Each Transaction Agreement has been executed and delivered by the Investor and (assuming each respective Transaction Agreement is a valid and binding obligation of the other party or parties thereto) is a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except (i) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and
 (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           5. The execution, delivery and performance by the Investor of each Transaction Agreement and the consummation of the transactions contemplated therein do not and will not, whether with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of, or default under or result in the creation or imposition of any lien, charge or encumbrance upon any material property or material assets of the Investor pursuant to, or cause the acceleration or maturity of any material debt or material obligation of the Investor pursuant to, (a) the certificate of incorporation or by-laws of the Investor or (b) any agreement, instrument, order, judgment or decree set forth on the attached list to which the Investor is subject which the Investor has represented to us as being an agreement, instrument, order, judgment or decree which is material to the business or financial condition of the Investor and its subsidiaries taken as a whole.



                                                         Exhibit G



                         REGISTRATION RIGHTS AGREEMENT

                        dated as of______________, 1999

                                    between

                     SAFETY COMPONENTS INTERNATIONAL, INC

                                      and

                                Brera SCI, LLC

                         REGISTRATION RIGHTS AGREEMENT


           REGISTRATION RIGHTS AGREEMENT (the "Agreement"), dated as of
                                  1999, by and between Safety Components
 International, Inc., a Delaware corporation (the "Company"), and Brera SCI, LLC, a Delaware limited liability company (together with its permitted assigns, or the "Investor").

                                  RECITALS

           A. WHEREAS, the Company and the Investor have entered into an Investment Agreement, dated as of March 31, 1999 (the "Investment Agree-ment"), pursuant to which the Investor has agreed to purchase, in the aggregate, from the Company, and the Company has agreed to issue and sell to the Investor, (i) 28,000 shares of the Company's Series A Convertible Preferred Stock, par value $0.10 per share (the "Senior Preferred Stock"), having the rights, preferences, privileges and restrictions set forth in the form of Certificate of Designations of Series A Convertible Preferred Stock (the "Senior Certificate of Designations") initially convertible into
 (A) prior to the Shareholder Approval (as defined in the Investment Agreement), shares of Common Stock and, under certain circumstances, shares of the Company's Series B Junior Participating Preferred Stock, par value $0.10 per share (the "Junior Preferred Stock," and together with the Senior Preferred Stock, the "Preferred Stock"), having the rights, preferences, privileges and restrictions set forth in the form of Certificate of Designations of Series B Participating Preferred Stock (the "Junior Certificate of Designations," and together with the Senior Certificate of Designations, the "Certificates of Designations"), or (B) following the Shareholder Approval, 2,333,333 shares of Common Stock; and

           B. WHEREAS, as an inducement to the Investor entering into the Investment Agreement, the Investor has required that the Company agree, and the Company has agreed, to provide the registration rights set forth in this Agreement; and

           C. WHEREAS, the consummation of the Closing is conditioned upon, among other things, the execution and delivery of this Agreement;


                                 AGREEMENT

           NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements of the parties hereto, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

 SECTION 1.  DEFINITIONS.

           1.1 Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Investment Agreement.

           1.2 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

           "Adverse Disclosure" means public disclosure of material non-public information, which disclosure in the Board's good faith judgment after consultation with counsel to the Company (i) would be required to be made in any registration statement filed with the Commission by the Company so that such registration statement would not be materially misleading;
 (ii) would not be required to be made at such time but for the filing of such registration statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

           "Agreement" has the meaning set forth in the preamble hereto.

           "Board" means the board of directors of the Company.

           "Common Stock" means the Company's common stock, par value $0.01 per share.

           "Company" has the meaning set forth in the preamble and shall include the Company's successors by merger, acquisition, reorganization or otherwise.

           "Company Public Sale" has the meaning set forth in Section
 2.3(a).

           "Demand Notice" has the meaning set forth in Section 2.2(e).

           "Demand Period" has the meaning set forth in Section 2.2(d).

           "Demand Registration" has the meaning set forth in Section
 2.2(a).

           "Demand Registration Statement" has the meaning set forth in
 Section 2.2(a).

           "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promul-gated thereunder, all as the same shall be in effect from time to time.

           "Filing Date" means each such date designated at the request of the Investor, but in no event to be prior to 120 days following the Closing Date.

           A "holder" or "holders" means any holder or holders of Registrable Securities (whether or not acquired pursuant to the Investment Agreement) who is a party hereto or who otherwise agrees in writing to be bound by the provisions of this Agreement.

           "Indemnified Parties" has the meaning set forth in Section 2.9.

           "Investment Agreement" has the meaning set forth in the recitals hereto.

           "Investor" has the meaning set forth in the preamble hereto.

           "Junior Preferred Stock" has the meaning set forth in the recitals hereto.

           "Material Adverse Event" means (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States of America, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States of America, (iii) the commencement of a war, armed hostilities or other international or national calamity involving the United States of America, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which materially affects the extension of credit by banks or other financial institutions, (v) any material adverse effect on the business or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole or (vi) a 10% or more decline in the Dow Jones Industrial Average or the Standard and Poor's Index of 400 Industrial Companies, in each case from the date a Demand Registration is requested.

           "NASD" means the National Association of Securities Dealers, Inc.

           "Person" means any individual, firm, limited liability company or partnership, joint venture, corporation, joint stock company, trust or unincorporated organization, incorporated or unincorporated association, government (or any department, agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

           "Piggyback Registration" has the meaning set forth in Section
 2.3(a).

           "Preferred Stock" has the meaning set forth in the recitals hereto.

           "Prospectus" means the prospectus included in any Registration Statement as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and all other amendments and supplements to the prospectus, including post-effective amendments and all other material incorporated by reference in such prospectus.

           "Registrable Securities" means any Junior Preferred Stock or Common Stock issued upon conversion of the Senior Preferred Stock and any securities that may be issued or distributed or be issuable in respect of any Registrable Securities by way of stock dividend, stock split or other distribution, merger, consolidation, exchange offer, recapitalization or reclassification or similar transaction; provided, however, that Junior Preferred Stock shall not be deemed to be Registrable Securities until 180 days after the date of this Agreement; provided further, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (i) a Registration Statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement or (ii) such Registrable Securities are sold pursuant to Rule 144 or Rule 144A promulgated under the Securities Act. For purposes of this Agreement, a "class" of Registrable Securities means either (a) the Junior Preferred Stock, or (b) the Common Stock issuable upon conversion of the Senior Preferred Stock. Unless otherwise provided herein, percentage (or a majority) of the Registrable Securities shall be determined based on the number of securities remaining unregistered.

           "Registration" means a registration of the Company's securities for sale to the public under a Registration Statement.

           "Registration Expenses" has the meaning set forth in Section
 2.8(a).

           "Registration Statement" means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

           "SEC" means the Securities and Exchange Commission.

           "Securities Act" means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

           "Senior Certificate of Designations" has the meaning set forth in the recitals hereto.

           "Senior Preferred Stock" has the meaning set forth in the recitals hereto.

           "Shelf Period" has the meaning set forth in Section 2.1(b).

           "Shelf Registration" means a Registration effected pursuant to
 Section 2.1.

           "Shelf Registration Statement" means a Registration Statement of the Company filed with the SEC on Form S-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous basis pursuant to Rule 415 under the Act (or any similar rule that may be adopted by the SEC) covering some or all of the Registrable Securities, as applicable.

           "Underwritten Offering" means a Registration in which securities of the Company are sold to an underwriter on a firm commitment basis for reoffering to the public.

           1.3 General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construc-tion or effect hereof. Unless otherwise specified, the terms "hereof," "herein" and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Sections refer to Sections of this Agreement.

 SECTION 2.  REGISTRATION RIGHTS.

           2.1 Shelf Registration.

              (a) Filing. The Company shall effect two Shelf Registra-tions at the request of the Investor as set forth herein. On or before each Filing Date, upon receipt of at least 30 days' prior written notice from the Investor, the Company shall file with the SEC a Shelf Registration Statement relating to the offer and sale of the Registrable Securities by the holders thereof from time to time in accordance with the methods of distribution elected by such holders and set forth in such Shelf Registra-tion Statement and, thereafter, shall use its best reasonable efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act.

              (b) Continued Effectiveness. The Company shall use its best reasonable efforts to keep each Shelf Registration Statement continuously effective in order to permit the Prospectus forming a part thereof to be usable by holders until the earlier of (i) the ninth (9th) month anniver-sary of the effectiveness of such Shelf Registration Statement or (ii) the date as of which (A) all the Registrable Securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) or (B) the Investor no longer directly or indirectly owns more than 2.5% of the outstanding Junior Preferred Stock or Common Stock and is permitted to sell its Registrable Securities under Rule 144(k) under the Securities Act (such period of effectiveness being the "Shelf Period"). Subject to Section 2.1(c) below, the Company shall not be deemed to have used its best reasonable efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in holders of the Registrable Securities covered thereby not being able to offer and sell any such Registrable Securities during the Shelf Period, unless such action or omission is required by applicable law.

              (c) Delay in Filing; Suspension of Registration. If the continued effectiveness of a Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the holders, suspend use of such Shelf Registration Statement (a "Shelf Suspension"); provided, however, that the Company shall not be permitted to exercise a Shelf Suspension more than one time during any twelve month period which shall not exceed thirty (30) days. In the case of a Shelf Suspension, the holders agree to suspend use of the Prospectus related to the Shelf Registration in connection with any such sale or purchase of or offer to sell or purchase Registrable Securities upon receipt of the notice referred to above. The Company shall immediately notify the holders upon the termination of any Shelf Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission therein and furnish to the holders such numbers of copies of the Prospectus as so amended or supplemented as the holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to a Shelf Registra-tion Statement, if required by the registration form used by the Company for such Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the holders of a majority of the Registrable Securities then outstanding.

              (d) Underwritten Offering. If 50% or more of the holders of any class of Registrable Securities included in any offering pursuant to a Shelf Registration Statement so elect, such offering of Registrable Securities pursuant to such Shelf Registration Statement shall be in the form of an Underwritten Offering and the Company shall amend or supplement such Shelf Registration Statement, if appropriate. If any offering pursuant to a Shelf Registration Statement involves an Underwritten Offering, the holders of a majority of the Registrable Securities included in such Shelf Registration shall, after consulting with the Company, have the right to select the managing underwriter or underwriters to administer the offering.

           2.2 Demand Registrations.

              (a) Demand by Holders. At any time there is no currently effective Shelf Registration Statement on file, the Investor may make a written request to the Company for Registration of all or any portion of the Registrable Securities held by the Investor. Any such requested registration shall hereinafter be referred to as a "Demand Registration." Each request for a Demand Registration shall specify the kind and aggregate amount of Registrable Securities to be registered and the intended methods of disposition thereof. Upon such request for a Demand Registration, the Company shall file a Registration Statement relating to such Demand Registration (the "Demand Registration Statement"), and shall use its best reasonable efforts promptly to cause to become effective the Registration of such Registrable Securities (and all other Registrable Securities which the Company has been requested to register by any other holder pursuant to
 Section 2.2(e) hereof) under (i) the Securities Act, and (ii) the "Blue Sky" laws of such jurisdictions as any holder of Registrable Securities being registered under such Registration or any underwriter, if any, reasonably requests.

              (b) Limitation on Demand Registrations. Subject to clause (h) below, in no event shall the Investor request such Demand Registration more than once in any twelve (12) month period, nor shall the Company be required to effect, at its expense, more than four (4) Demand Registrations in the aggregate; provided, however, that the Investor may request Demand Registrations in addition to the four (4) provided herein so long as such additional registrations are at the expense of the selling holders under such registrations as set forth in Section 2.8(b).

              (c) Demand Withdrawal. In the event that a Demand Registra-tion is requested under this Section and the Investor later determines not to sell its Registrable Securities in connection with the registration requested, then prompt notice shall be given by the Investor to the Company that the registration requested is no longer required and that the request is thereby withdrawn. Upon receipt of such notice, the Company shall cease all efforts to secure registration and shall take all action necessary and reasonably practicable to prevent the commencement of effectiveness for any registration statement that it is preparing or has prepared in connection with the withdrawn request. Such registration shall be deemed a Demand Registration for purposes of Section 2.2(b), above, unless the withdrawing holders shall have paid or reimbursed the Company for all of the reasonable out-of-pocket fees and expenses incurred by the Company in connection with the registration of such withdrawn Registrable Securities.

              (d) Effective Registration. The Company shall be deemed to have effected a Demand Registration if the Demand Registration Statement is declared effective by the SEC and remains effective for not less than 180 days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or, if such Registration Statement relates to an Underwritten Offering, such longer period as in the opinion of counsel for the under-writer or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (in either case, such period being the "Demand Period"). No Demand Registration shall be deemed to have been effected if (i) during the Demand Period such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act or misrepresentation of an applicable underwriting agreement by the Investor.

              (e) Demand Notice. Promptly upon receipt of any request for a Demand Registration pursuant to paragraph (a) (but in no event more than five (5) business days thereafter), the Company shall serve written notice (a "Demand Notice") of any such Registration request to all other holders of Registrable Securities, and the Company shall include in such Registra-tion all such Registrable Securities of any holder with respect to which the Company has received written requests for inclusion therein within 30 days after the Demand Notice has been given to it. All requests made pursuant to this Section 2.2(e) shall specify the kind and aggregate amount of Registrable Securities to be registered and the intended method of distribution of such securities.

              (f) Delay in Filing; Suspension of Registration. If the continued effectiveness of the Demand Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the holders, suspend use of the Demand Registration Statement (a "Demand Suspension"); provided, however, that the Company shall not be permitted to exercise a Demand Suspension more than one time during any twelve (12) month which period shall not exceed thirty (30) days. In the case of a Demand Suspension, the holders agree to suspend use of the Prospectus related to the Demand Registration in connection with any such sale or purchase or offer to sell or purchase of Registrable Securities upon receipt of the notice referred to above. The Company shall immediately notify the holders upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission therein and furnish to the holders such numbers of copies of the Prospectus as so amended or supplemented as the holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regula-tions promulgated thereunder or as may reasonably be requested by the Holders of a majority of the Registrable Securities then outstanding.

              (g) Underwritten Offering. If 50% or more of the holders of any class of Registrable Securities requesting a Demand Registration so elect, the offering of Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering; provided, that the securities to be sold pursuant to such Demand Registration are expected to be sold for $15 million or more. If any offering pursuant to a Demand Registration involves an Underwritten Offering, the holders of a majority of the Registrable Securities included in such Demand Registration shall, after consulting with the Company, have the right to select the managing underwriter or underwriters to administer the offering.

              (h) Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a Demand Registration (or, in the case of a Demand Registration not being underwrit-ten, a majority of the holders of any class of Registrable Securities sought to be registered therein), advise the Company in writing (with a copy to each selling holder of Registrable Securities) that, in its or their opinion, the number of securities requested to be included in such Demand Registration (including securities of the Company for its own account or for the account of other Persons which are not holders of Registrable Securities) exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the Company's Common Stock, the Company will include in such Registration the Registrable Securities sought to be registered therein and only such lesser number of securities for the account of the Company as shall, in the opinion of the managing underwriter or underwriters (or, in the case of a Demand Registration not being underwritten, holders of a majority of the Registrable Securities sought to be registered therein) not be likely to have such an effect. In the event that, despite the elimination of all of the shares of Common Stock to be offered for the account of the Company in such registration pursuant to the immediately preceding sentence, the number of Registrable Securities to be included in such Registration continues to exceed the number which, in the opinion of the managing underwriter or underwriters (or, in the case of a Demand Registration not being underwritten, holders of a majority of the Registrable Securities sought to be registered therein) can be sold without having the adverse effect referred to above, the number of Registrable Securities of each class to be included in such Demand Registration shall be allocated pro rata among all requesting holders and all other security holders of the Company with registration rights on the date of this Agreement to the extent such rights are disclosed in accordance with Section 2.7 hereof (the "Existing Holders") on the basis of the relative number of shares of Registrable Securities of such class then held by each such holders to the extent necessary to reduce the total number of Registrable Securities to be included in such offering to the number recommended by the managing underwriter, underwriters or such holders, provided that any shares thereby allocated to a holders that exceed such Person's request shall be reallo-cated among the remaining requesting holders and Existing Holders in like manner. To the extent that Registrable Securities so requested to be registered are excluded from the offering, then the Investor shall have the right to one additional Demand Registration under this Section 2.2.

              (i) Registration Statement Form.  Registrations under this
 Section 2.2 shall be on such appropriate registration form of the SEC (i) as shall be selected by the Company and as shall be reasonably acceptable to the holders of a majority of the Registrable Securities requesting a Demand Registration and (ii) as shall permit the disposition of such Registrable Securities in accordance with the intended method or methods of disposition specified in such holders' requests for such Registration.

           2.3 Piggyback Registrations.

              (a) Participation. If the Company at any time proposes to file a Registration Statement under the Securities Act with respect to any offering of its securities for its own account or for the account of any holders (other than (i) a Registration under Section 2.1 or 2.2 hereof, (ii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement, including any registration on Form S-8 or (iii) a Registration of securities issued solely in an acquisition or business combination including any Registration on Form S-4) (a "Company Public Sale"), then, as soon as practicable (but in no event less than thirty (30) days prior to the proposed date of filing such Registration Statement), the Company shall give written notice of such proposed filing to all holders of Registrable Securities and (unless all such Registrable Securities are then registered pursuant to Section 2.1 or a Shelf Registration Statement under Section 2.1 is in effect) such notice shall offer the holders of such Registrable Securities the opportunity to register such number of Registrable Securities as each such holder may request in writing (a "Piggyback Registration"). Subject to Section 2.3(b), the Company shall include in such Registration Statement all Registrable Securities requested within ten (10) Business Days after the receipt by the holder of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder) to be included in the Registration for such offering pursuant to a Piggyback Registration; provided, however, that if at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such Registration (but not from its obliga-tion to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any holders of Registrable Securities entitled to request that such Registration be effected as a Demand Regis-tration under Section 2.2, and (ii) in the case of a determination to delay registering and in the absence of a request for a Demand Registration, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities. If the offering pursuant to such Registration Statement is to be underwritten, then each holder making a request for a Piggyback Registration pursuant to this Section 2.3(a) must participate in such Underwritten Offering. If the offering pursuant to such Registration Statement is to be on any other basis, then each holder making a request for a Piggyback Registration pursuant to this Section 2.3(a) must participate in such offering on such basis. Each holder of Registrable Securities shall be permitted to withdraw all or part of such holder's Registrable Securities from a Piggyback Registration at any time prior to the effective date thereof. No registration effected under this Section 2.3 shall relieve the Company of its obligation to effect any registration upon request under Section 2.1, nor shall any such registration hereunder be deemed to have been effected pursuant to Section 2.1. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 2.3.

              (b) Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering in a Piggyback Registration informs the Company and the holders of such Registrable Securities in writing that the total amount or kind of securi-ties which such holders and any other persons or entities intend to include in such offering exceeds the number which can be sold in such offering so as to have a significant adverse effect on the price, timing or distribu-tion of the securities offered in such offering or the market for the Company's Common Stock, then the securities to be included in such Regis-tration shall be (i) first, 100% of the securities that the Company proposes to sell, and (ii) second, and only if all the securities refer-enced in clause (i) have been included, the number of Registrable Securi-ties and securities of other holders with a contractual right to demand registration that, in the opinion of such underwriter or underwriters, can be sold without having such adverse effect, allocated pro rata among the holders and Existing Holders which have requested to be included in such Registration, based on the securities requested to be included (provided that any securities thereby allocated to any such holder or Existing Holder that exceed such person's request will be reallocated among the remaining requesting holders and Existing Holders of securities in like manner) and
 (iii) third, and only if all of the Registrable Securities referenced in clauses (i) and (ii) have been included, any other securities eligible for inclusion in such Registration.

              (c) No Effect on Demand Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section
 2.3 shall be deemed to have been effected pursuant to Sections 2.1 or 2.2 hereof or shall relieve the Company of its obligations under Sections 2.1 or 2.2 hereof.

           2.4 Lock-up Period for the Company and Others. In the case of an Underwritten Offering, the Company agrees, if requested by the managing underwriters in such Underwritten Offering, not to effect any public sale or distribution of any securities the same as or similar to those being registered, or any securities convertible into or exchangeable or exercis-able for such securities, during the period beginning 7 days before, and ending 180 days (or such lesser period as may be permitted by such under-writer) after, the effective date of the Registration Statement filed in connection with such registration (or, in the case of an underwriting under the Shelf Registration, the date of the closing under the underwriting agreement), to the extent timely notified in writing by a holder of Registrable Securities covered by such Registration Statement or the managing underwriters (except, in each case, as part of such Underwritten Offering, if permitted, or pursuant to registrations on Forms S-4 or S-8 or any successor form to such Forms or otherwise as part of any registration of securities for offering and sale to management of the Company pursuant to any employee stock plan or other employee benefit plan arrangement or Registration of securities issued solely in an acquisition or business combination) provided the Company's obligation unde this sentence is subject to the holders of Registrable Securities in such offering agreeing to be bound by the same sales restrictions applicable to the Company. The Company agrees to use all reasonable efforts to obtain from each holder of restricted securities (other than holders of Registrable Securities) of the Company the same as or similar to those being registered by the Company, or any restricted securities convertible into or exchangeable or exercisable for any of its securities, an agreement not to effect any public sale or distribution of such securities (other than securities purchased in a public offering) during any such period referred to in this paragraph, except as part of any such Registration if permitted. Without limiting the foregoing, if after the date hereof the Company grants any Person (other than a holder of Registrable Securities) any rights to demand or partici-pate in, a Registration, the Company agrees that the agreement with respect thereto shall include such Person's agreement as contemplated by the previous sentence.

           2.5 Registration Procedures.

              (a) Actions by Company. In connection with the Company's registration obligations under Sections 2.1, 2.2 and 2.3 hereof, the Company will use its best reasonable efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as possible, and pursuant thereto the Company will as expeditiously as possible:

                 (i) before filing a Registration Statement or Prospectus, or any amendments or supplements thereto, to the extent that a holder of Registrable Securities is participating in such registration and in connection therewith, (x) furnish to the underwriters, if any, and to the holders of the Registrable Securities covered by such Registration Statement (or if more than three holders are participating, to one representative of such holders and to the Investor if the Investor is participat-
      ing), copies of all documents prepared to be filed, which docu-ments will be subject to the review of such underwriters and such holders and their respective counsel and (y) except in the case of a registration under Section 2.3, not file any Registration Statement or Prospectus or amendments or supplements thereto to which the holders of a majority of Registrable Securities covered by such Registration Statement or the underwriters, if any, shall reasonably object within 5 days;

                 (ii) prepare and, in the case of a Demand Registra-tion, no later than 60 days after a request for a Demand Regis-tration, file with the SEC a Registration Statement relating to the Registrable Securities including all exhibits and financial statements required by the SEC to be filed therewith, and use its best reasonable efforts to cause such Registration Statement to become effective under the Securities Act; provided, however, that the Company may discontinue any Registration of its securi-ties that are not Registrable Securities (and, under the circum-stances specified in 2.1(c) may delay or suspend, and, under the circumstances specified in Section 2.3(a), may delay or discon-tinue, Registration of Registrable Securities) at any time prior to the effective date of the Registration Statement relating thereto;

                 (iii) prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (x) reasonably requested by the holders of a majority of the participating Registrable Securities, (y) reasonably requested by any participating holder (to the extent such request relates to information relating to such holder), or (z) necessary to keep such Registration effec-tive for the Shelf Period (in the case of a Shelf Registration) or the Demand Period (in the case of a Demand Registration);

                 (iv) notify the selling holders of Registrable Securities and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing, as soon as reasonably practicable after notice thereof is received by the Company (a) when the Registration Statement or any amendment thereto has been filed or becomes effective, when the Prospectus or any amendment or supplement to the Prospectus has been filed, and, to furnish such selling holders and managing underwriter or underwriters, if any, with copies thereof, (b) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supple-ments to the Registration Statement or the Prospectus or for additional information, (c) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or any order preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, (d) if, at any time, the representations and warranties of the Company contemplated by paragraph (xiv) below cease to be true and correct in all mate-rial respects (e) of any notification with respect to the suspen-sion of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threat-ening of any proceeding for such purpose;

                 (v) promptly notify each selling holder of Registrable Securities and the managing underwriter or underwrit-ers, if any, when the Company becomes aware of the happening of any event as a result of which the Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement the Registration Statement or the Prospectus in order to comply with the Securi-ties Act and, in either case as promptly as reasonably practica-ble thereafter, prepare and file with the SEC, and furnish without charge to the selling holders and the managing under-writer or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus which will correct such statement or omission or effect such compliance;

                 (vi) make every reasonable effort to prevent or obtain the withdrawal of any stop order or other order suspending the use of any preliminary or final Prospectus or suspending any qualification of the Registrable Securities at the earliest possible moment;

                 (vii) if reasonably requested by the managing underwriter or underwriters or a holder of Registrable Securities being sold in connection with an Underwritten Offering, promptly incorporate in a Prospectus supplement or post-effective amend-ment such information as the managing underwriter or underwriters and the holders of a majority of the Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, includ-ing, without limitation, information with respect to the number of Registrable Securities being sold to, and the purchase price being paid therefor by, such underwriter or underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering; and make all required filings of such Prospec-tus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorpo-rated in such Prospectus supplement or post-effective amendment;

                 (viii) furnish to each selling holder of Registrable Securities and each managing underwriter, if any, without charge, as many conformed copies as such holder or managing underwriter may reasonably request of the Registration Statement and any amendment or post-effective amendment thereto, including finan-cial statements and schedules, all documents incorporated therein by reference and all exhibits (excluding those incorporated by reference unless such documents are not publicly and electroni-cally available);

                 (ix) deliver to each selling holder of Registrable Securities and each managing underwriter, if any, without charge, as many copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such holder or managing underwriter may reasonably request (it being understood that the Company consents to the use of the Prospectus or any amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supple-ment thereto) and such other documents as such selling holder or managing underwriter may reasonably request in order to facili-tate the disposition of the Registrable Securities by such holder or underwriter;

                 (x) on or prior to the date on which the Registra-tion Statement is declared effective, use its best reasonable efforts to register or qualify, and cooperate with the selling holders of Registrable Securities, the managing underwriter, underwriters or agent, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or "Blue Sky" laws of each state and other jurisdiction of the United States as any such selling holder, underwriter or agent, if any, or their respective counsel, reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and so as to permit the continuance of sales and dealings in such jurisdictions for as long as may be necessary to complete the distribution of the Registrable Securities covered by the Registration Statement; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

                 (xi) cooperate with the selling holders of Registrable Securities and the managing underwriter, underwriters or agent, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two business days prior to any sale of Registrable Securities to the underwriters;

                 (xii) use its best reasonable efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other govern-mental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securi-ties;

                 (xiii) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company or such other form as is reasonably requested by the selling holders;

                 (xiv) in connection with an Underwritten Offering make such representations and warranties to the holders of Registrable Securities being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary underwritten public offerings;

                 (xv) in connection with an Underwritten Offering enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the holders of at least a majority of any Registrable Securities being sold or the managing underwriter or agent, if any, reason-ably request in order to expedite or facilitate the registration and disposition of such Registrable Securities;

                 (xvi) in connection with an Underwritten Offering obtain for delivery to the holders of Registrable Securities being registered and to the underwriter, underwriters or agent, if any, an opinion or opinions from counsel for the Company dated the effective date of the Registration Statement and, in the event of an Underwritten Offering, brought down to the date of execution of the underwriting agreement (if different from such effective date) and to the closing under the underwriting agree-ment, in customary form, scope and substance, which counsel and opinions shall be reasonably satisfactory to such holders, underwriters or agents and their respective counsel;

                 (xvii) in connection with an Underwritten Offering obtain for delivery to the Company and the underwriter, under-writers or agent, if any, with copies to the holders of Registrable Securities (unless precluded by applicable accounting rules), a "comfort" letter from the Company's independent certi-fied public accountants in customary form and covering such matters of the type customarily covered by "comfort" letters and such other matters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwrit-ing agreement and brought down to the closing under the under-writing agreement;

                 (xviii) notify holders of Registrable Securities and each underwriter or agent, if any, participating in the disposi-tion of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;

                 (xix) use its best reasonable efforts to comply with all applicable rules and regulations of the SEC and make gener-ally available to its security holders, as soon as reasonably practicable (but not more than fifteen months) after the effec-tive date of the Registration Statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

                 (xx) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

                 (xxi) cause all Registrable Securities covered by the Registration Statement to be listed on each securities exchange on which any of the Company's securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company's securities are then quoted;

                 (xxii) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by a majority of the sellers of such Registrable Securities covered by such Registration Statement, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such sellers or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company's officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available at reasonable times and for reasonable periods to discuss the business of the Company and to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility (subject to each party referred to in this clause (xxii) entering into customary confidentiality agreements in a form reasonably accept-able to the Company); and

                 (xxiii) cause the senior executive officers of the Company to participate in the customary "road show" presentations that may be reasonably requested by the holders or the managing underwriter in any Underwritten Offering and otherwise to facili-tate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto.

              (b) Holders' Information. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing. Each holder of Registrable Securities agrees to furnish such information to the Company and to cooperate with the Company as necessary to enable the Company to comply with the provisions of this Agreement. If any such registration statement refers to any holder of Registrable Securities by name or otherwise as the holder of any securities of the Company, then such holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such holder, to the effect that the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of the Company's securities covered thereby and that such holding does not imply that such holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such holder.

              (c) Discontinuation of Disposition. Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.5(a)(v) hereof, such holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until such holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.5(a)(v) hereof, or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, and, if so directed by the Company, such holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such holder's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the Demand Period during which such Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and includ-ing the date of the giving of such notice and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 2.5(a)(v) hereof or is advised in writing by the Company that the use of the Prospectus may be resumed.

              (d) Simultaneous Registration. Holders may seek to register different types of Registrable Securities and different classes of the same type of Registrable Securities simultaneously and the Company shall use its best reasonable efforts, to effect such registration and sale in accordance with the intended method or methods of disposition specified by such holders.

           2.6 Underwritten Offerings.

              (a) Shelf and Demand Registrations. If requested by the underwriters for any Underwritten Offering requested by holders of Registrable Securities pursuant to a Registration under Section 2.1 or under Section 2.2, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company, holders of a majority of the Registrable Securities to be included in such underwriting, and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including, without limitation, indemnities no less favorable to the recipient thereof than those provided in Section 2.9. The holders of the Registrable Securities proposed to be distributed by such underwriters will cooperate with the Company in the negotiation of the underwriting agreement and will give consideration to the reasonable suggestions of the Company regarding the form thereof. Such holders of Registrable Securities to be distributed by such underwriters shall be parties to such underwrit-ing agreement and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Registrable Securities and that any or all of the conditions precedent to the obligations of such under-writers under such underwriting agreement be conditions precedent to the obligations of such holders of Registrable Securities. Any such holder of Registrable Securities shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such holder, such holder's Registrable Securities, such holder's intended method of distribu-tion and any other representations required by law.

              (b) Piggyback Registrations. If the Company proposes to register any of its securities under the Securities Act as contemplated by
 Section 2.3 and such securities are to be distributed in an Underwritten Offering through one or more underwriters, the Company will, if requested by any holder of Registrable Securities pursuant to Section 2.3 and subject to the provisions of Section 2.3(b), use its best reasonable efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration all the Registrable Securities to be offered and sold by such holder among the securities of the Company to be distributed by such underwriters in such Registration. The holders of Registrable Securities to be distributed by such underwrit-ers shall be parties to the underwriting agreement between the Company and such underwriters and any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Registrable Securities and any or all of the conditions prece-dent to the obligations of such underwriters under such underwriting agreement shall be conditions precedent to the obligations of such holders of Registrable Securities. Any such holder of Registrable Securities shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such holder, such holder's Registrable Securities and such holder's intended method of distribution or any other representa-tions required by law.

              (c) Participation in Underwritten Registrations. No Person may participate in any Underwritten Offering hereunder unless such Person
 (i) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, indemni-ties, underwriting agreements and other documents (other than powers of attorney) required under the terms of such underwriting arrangements.

           2.7 No Inconsistent Agreements; Additional Rights. The Company will not hereafter enter into, and except as disclosed on Schedule 2.3(b) to the Investment Agreement, is not currently a party to, any agreement with respect to its securities which is inconsistent with the rights granted to the holders of Registrable Securities by this Agreement or otherwise conflicts with the provisions hereof.

           2.8 Registration Expenses.

              (a) Expenses Paid by Company. All expenses incident to the Company's performance of or compliance with this Agreement will be paid by the Company (and, in the case of the filing of a Registration Statement, regardless of whether such Registration Statement becomes effective), including without limitation (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or the NASD (including, if applicable, the fees and expenses of any "qualified independent underwriter" and its counsel as may be required by the rules and regulations of the NASD), (ii) all fees and expenses of compliance with state securities or "Blue Sky" laws (including fees and disbursements of counsel in connection with "Blue Sky" qualifications of the Registrable Securities and determination of their eligibility for investment under the laws of such jurisdictions as the managing underwrit-ers or holders of a majority of the Registrable Securities being sold may designate), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and mailing and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses) for the Company, (iv) all printing, mailing and delivery expenses incurred in the preparation and delivery of a Registration Statement or Prospectus,
 (v) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (vi) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vii) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (viii) all applicable rating agency fees with respect to the Preferred Stock, (ix) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities (except as set forth in Section 2.8(b) below), (x) all fees and expenses of any special experts retained by the Company in connection with any Demand Registration or Piggyback Registration and (xi) fees and expenses of other Persons retained by the Company without limita-tion (all such expenses being herein called "Registration Expenses"). The Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any Person, including special experts, retained by the Company.

              (b) Expenses Not Paid by Company. The Registration Expenses (and underwriting discounts and commissions and transfer taxes, if any) in connection with each Demand Registration requested under Section 2.2(a) in excess of the four (4) permitted under 2.2(b) shall be allocated pro rata among all Persons on whose behalf securities of the Company are included in such registration, on the basis of the respective amounts of the securities then being registered on their behalf. The Company shall not be required to pay in any registration effected under this Agreement any fees or disbursements of counsel of holders of Registrable Securities or any fees and disbursements of underwriters not customarily paid by the issuers or sellers of securities, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities and the fees and expenses of counsel to the underwriters other than as provided in paragraph (a) above.

           2.9 Indemnification.

              (a) Indemnification by Company. The Company will, and hereby agrees to, indemnify and hold harmless, to the full extent permitted by law, each holder of Registrable Securities, its Affiliates and their respective officers, directors, shareholders, employees, advisors, agents, each other Person who participates as an underwriter, selling broker, dealer manager, or similar securities industry professional in the offering or sale of Registrable Securities, and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any of the foregoing Persons (collectively, the "Indemnified Parties") from and against any and all losses, claims, damages, liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a "Loss" and collectively "Losses") arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Company shall not be liable to a particular Indemnified Party in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement in reliance upon and in conformity with written information furnished to the Company by such Indemnified Party through an instrument duly executed by such Indemnified Party, specifically stating that it is for use in the preparation of such Registration Statement; and provided, further, that the Company will not be liable to a particular Indemnified Party in any case to the extent that any such Loss arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any final, preliminary or summary Prospectus if such untrue statement or alleged untrue statement or omission or alleged omission is completely corrected in an amendment or supplement to such Prospectus and the relevant Indemnified Party (having previously been furnished by or on behalf of the Company with a sufficient number of copies of the same on a timely basis), fails to deliver such Prospectus as so amended or supplement prior to or concurrently with the sales of the Registrable Securities to the Person asserting such loss, claim, damage, liability or expense. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investi-gation made by or on behalf of such holder or any Indemnified Party and shall survive the transfer of such securities by such holder.

              (b) Indemnification by the Selling Holder of Registrable Securities. In the event of Registration of any Registrable Securities of the Company under the Securities Act pursuant to Sections 2.1, 2.2 or 2.3 hereof, each selling holder of Registrable Securities agrees (severally and not jointly) to indemnify and hold harmless, to the full extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act and the Exchange Act) from and against any Losses resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement under which such Registrable Securities were registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any written information furnished to the Company through an instrument duly executed by such holder, specifically stating that it is for inclusion in such Regis-tration Statement and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities. In no event shall the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds received by such holder under the sale of the Registrable Securities giving rise to such indemnification obligation. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribu-tion, to the same extent as provided above (with appropriate modification) with respect to information so furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement.

              (c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the indemnifying party has agreed in writing to pay such fees or expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemni-fication hereunder and employ counsel reasonably satisfactory to such Person, (iii) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (iv) in the reasonable judgment of any such Person, based upon advice of its counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person).
 If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent, but such consent may not be unreasonably withheld; provided, that an indemnifying party shall not be required to consent to any settle-ment involving the imposition of equitable remedies or involving the imposition of any material obligations on such indemnifying party other than financial obligations for which such indemnified party will be indemnified hereunder. If the indemnifying party assumes the defense, the indemnifying party shall have the right to settle such action without the consent of the indemnified party; provided, however, that the indemnifying party shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdo-ing on the part of the indemnified party or any decree or restriction on the indemnified party or its officers or directors. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation or which would impose any material obligations on such indemnified party. It is under-stood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time from all such indemnified party or parties unless the employment of more than one counsel has been authorized in writing by the indemnified party or parties.

              (d) Contribution. If for any reason the indemnification provided for in the paragraphs (a) and (b) of this Section 2.9 is unavail-able to an indemnified party or insufficient to hold it harmless as contemplated by paragraphs (a) and (b) of this Section 2.9, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Notwithstanding anything in this Section 2.9(d) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 2.9(d) to contribute any amount in excess of the amount by which the net proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the Losses of the indemnified parties relate exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribu-tion pursuant to this Section 2.9(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding para-graph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrep-resentation. If indemnification is available under this Section 2.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 2.9(a) and 2.9(b) hereof without regard to the relative fault of said indemnifying parties or indemnified party.

              (e) Other Indemnification. Indemnification and contribution similar to that specified in the preceding subdivisions of this Section 2.9 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any Federal or state law or regulation of any governmental authority, other than the Securities Act.

              (f) Indemnification Payments. The indemnification required by this Section 2.9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, promptly as and when bills are received or Losses are incurred. In the event payment hereunder is determined to be unavailable, any amounts paid hereunder shall be returned to the party making such payment.

           2.10 Rules 144 and 144A. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereun-der (or, if the Company is not required to file such reports, it will, upon the request of any holder of Registrable Securities after the Transfer Date, make publicly available other information so long as necessary to permit sales pursuant to Rules 144, 144A or Regulation S under the Securi-ties Act), and it will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such require-ments and, if not, the specifics thereof.

 SECTION 3.  MISCELLANEOUS.

           3.1 Term. This Agreement shall terminate upon the expiration of the Shelf Period, except for the provisions of Section 2.9, which shall survive any such termination.

           3.2 Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including, without limitation, specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

           3.3 Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall, to the extent permitted by applicable law, be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

           3.4 Notices. All notices, other communications or documents provided for or permitted to be given hereunder, shall be made in writing and shall be given either personally by hand-delivery, by facsimile transmission, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery:

             (a) If to the Company, to:

                 Safety Components International, Inc.
                 2160 North Central Road
                 Fort Lee, New Jersey  07024
                 Attention:  Jeffrey J. Kaplan
                 Fax:  201/592-7501

                 With a copy to:

                 Swidler Berlin Shereff Friedman, LLP
                 919 Third Avenue
                 New York, New York 10022
                 Attention:  Richard A. Goldberg,  Esq.
                 Fax:  212/758-9526

             (b) If to the Investor, to:

                 Brera SCI, LLC
                 c/o Brera Capital Partners LLC
                 712 Fifth Avenue
                 New York, New York 10019
                 Attention:  Jun Tsusaka
                 Fax:  212/835-1399

                 With a copy to:

                 Skadden, Arps, Slate, Meagher & Flom (Illinois)
                 333 West Wacker Drive
                 Chicago, Illinois 60606
                 Attention:  Peter C. Krupp, Esq.
                 Fax:  312/407-0411


 Each holder, by written notice given to the Company in accordance with this
 Section 3.4 may change the address to which notices, other communications or documents are to be sent to such holder. All notices, other communica-tions or documents shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when receipt is acknowl-edged in writing by addressee, if by facsimile transmission; (iii) five business days after being deposited in the mail, postage prepaid, if mailed by first class mail; and (iv) on the first business day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt.

           3.5 Successors, Assigns and Transferees. (a) The registration rights of any holder under this Agreement with respect to any Registrable Securities may be transferred and assigned, provided that, other than an assignment to the Investor or an Affiliate of the Investor, no such assignment shall be binding upon or obligate the Company to any such assignee unless and until (i) the Company shall have received notice of such assignment as herein provided, which notice shall (A) reference this Agreement and (B) set forth the name and address of any assignee for the purpose of any notices hereunder or (ii) such assignee can establish its beneficial or record ownership of any Registrable Securities and shall have provided the Company with the information called for by clause (i)(B) of this Section 3.5(a) and (iii) such assignee acquires Registrable Securities with an estimated market value of $500,000 or more and signs a counterpart to this Agreement. Any transfer or assignment made other than as provided in the first sentence of this Section 3.5 shall be null and void.

              (b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Whether or not any express assignment shall have been made, the provisions of this Agreement which are for the benefit of the parties hereto other than the Company shall also be for the benefit of and enforceable by any subsequent holder of Registrable Securities, subject to the provisions contained herein.

           3.6 Governing Law; Service of Process; Consent to Jurisdiction.
 (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS EXCEPT TO THE EXTENT NECESSARY TO PERMIT THIS AGREEMENT TO BE GOVERNED BY NEW YORK LAW AS SET FORTH ABOVE.

              (b) To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York and in any New York State court located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive juris-diction of such courts located in the State of New York for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and (iii) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

           3.7 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

           3.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained therein.

           3.9 Amendment; Waiver. (a) This Agreement may not be amended or modified and waivers and consents to departures from the provisions hereof may not be given, except by an instrument or instruments in writing making specific reference to this Agreement and signed by the Company, the holders of a majority of Registrable Securities of each class then outstanding and, so long as it is a holder, the Investor. Each holder of any Registrable Securities at the time or thereafter outstanding shall be bound by any amendment, modification, waiver or consent authorized by this Section 3.9(a), whether or not such Registrable Securities shall have been marked accordingly.

              (b) The waiver by any party hereto of a breach of any provi-sion of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

           3.10 Counterparts. This Agreement may be executed in any number of separate counterparts and by the parties hereto in separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

           3.11 Effectiveness. The provisions of this Agreement shall take effect upon the occurrence of the Closing (as such term is defined in the Investment Agreement) without further action by or on behalf of any party hereto, and other than this Section 3.11 shall have no force or effect prior to the Closing. This Agreement shall terminate and be of no further force and effect upon the termination of the Investment Agreement.



           IN WITNESS WHEREOF, the parties hereto have caused this instru-ment to be duly executed as of the date first written above.



                          SAFETY COMPONENTS INTERNATIONAL, INC.



                            By:________________________________
                            Title:


                          BRERA SCI, LLC



                            By:________________________________
                            Title:




                                                          Exhibit H



                           STOCKHOLDER AGREEMENT


           THIS STOCKHOLDER AGREEMENT (this "Agreement") is made this ____ day of ___________, 1999, by and between ROBERT A. ZUMMO ("Zummo") and BRERA SCI, LLC, a Delaware limited liability company (the "Investor").

                            W I T N E S S E T H

           WHEREAS, Safety Components International, Inc., a Delaware corporation (the "Company"), and the Investor have entered into an Investment Agreement (the "Investment Agreement"), pursuant to which the Investor has agreed to purchase, in the aggregate, from the Company, and the Company has agreed to issue and sell to the Investor, (i) 28,000 shares of the Company's Series A Convertible Preferred Stock, par value $0.10 per share (the "Senior Preferred Stock"), having the rights, preferences, privileges and restrictions set forth in the form of Certificate of Designations of Series A Convertible Preferred Stock (the "Senior Certificate of Designations"), initially convertible into shares of common stock, $.01 par value per share (the "Common Stock"), and, under certain circumstances, shares of the Company's Series B Junior Participating Preferred Stock, par value $0.10 per share (the "Junior Preferred Stock," and together with the Senior Preferred Stock, the "Preferred Stock"), having the rights, preferences, privileges and restrictions set forth in the form of Certificate of Designations of Series B Junior Participating Preferred Stock (the "Junior Certificate of Designations,"and together with the Senior Certificate of Designations, the "Certificates of Designations");

           WHEREAS, Zummo is the Chief Executive Officer and a significant shareholder of the Company;

           WHEREAS, on the date hereof, Zummo and the Investor own the number of shares of capital stock of the Company set forth on Schedule 1 hereto;

           WHEREAS, as an inducement to completion of the transactions contemplated by the Investment Agreement, Zummo and the Investor have agreed to vote the shares of Stock owned by them pursuant to the provisions of this Agreement;

           NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound hereby, agree with each other as follows:

 1. Certain Defined Terms. Capitalized terms used in this Agreement have the meanings set forth in this Section 1, are defined in the provisions of this Agreement identified in this Section 1 or, if not defined in this Agreement, have the meanings set forth in the Investment Agreement.

      (a)  "Board" shall mean the Board of Directors of the Company.

      (b) "Counterpart" shall mean a counterpart to this Agreement in the form of Exhibit A hereto, pursuant to the execution of which a Person shall become bound by all of the terms and conditions to this Agreement.

      (c) "Designated Transferee" shall mean, with respect to Zummo (i) his spouse, (ii) any of his lineal ancestors or descendants, (iii) spouses of such lineal descendants, (iv) trusts for the benefit of any such spouse, lineal descendant or spouse of a lineal descendant, or (v) organizations exempt from federal income taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. With respect to any Stockholder, the term "Designated Transferee" shall also mean only any Affiliate (as defined in Section 12b-2 under the Exchange Act of 1934, as amended) of the Stockholder or the original parties to this Agreement.

      (d) "Exempt Transaction" shall mean (i) any Transfer of shares of Stock to a Designated Transferee; (ii) any Transfer of shares of Stock to the public pursuant to a registration; or (iii) any Transfer of shares of Stock to the public pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

      (e) "Investor Nominees" means (i) one (1) individual nominated by the Investor as of the Closing Date, (ii) two (2) additional individuals nominated by the Investor as of the date of Shareholder Approval, (iii) two
 (2) additional individuals nominated by the Investor as of the Adjustment Date (as defined in the Senior Certificate of Designations) and (iv) additional individuals designated by the Investor in accordance with Section C of Article VIII of the Senior Certificate of Designations or, in each case, their replacements designated by the Investor.

      (f) "Personal Representative" shall mean, in the event of Zummo's death, his designated beneficiary, or, in the absence of such designation, the estate or other legal representative of Zummo and, in the event of Zummo's disability, a Person specifically designated by him, or, in the absence of such designation, the guardian or other legal representative of Zummo.

      (g) "Shares" shall mean and include all issued and outstanding shares of Common Stock or Preferred Stock now owned or hereafter acquired by the Stockholders.

      (h) "Stock" shall mean and include (i) all shares of Common Stock and Preferred Stock of the Company, including without limitation, shares of Common Stock issued, issuable or transferable (A) on the exercise of rights to acquire shares of Common Stock or (B) on the conversion or exchange or exercise of securities convertible into or exchangeable or exercisable for Common Stock, and (ii) all other securities of the Company which may be issued in exchange for or in respect of shares of Common Stock or Preferred Stock (whether by way of stock split, stock dividend, combination, reclassification, reorganization or any other means).

      (i) "Stockholder" shall mean Zummo, the Investor, a Designated Transferee and any other Person who becomes a party to this Agreement pursuant to the terms hereof.

      (j) "Transfer" shall mean any transfer of Stock, whether by sale, assignment, gift, will, devise, bequest, operation of the laws of descent and distribution, or in trust, pledge, hypothecation, mortgage, encumbrance or other disposition. The verb to "Transfer" shall mean to sell, assign, give, transfer (including by gift, will, devise, bequest, or operation of laws of descent and distribution, or in trust), pledge, hypothecate, mortgage, encumber or dispose of.

      (k) "Zummo Nominees" means five (5) individuals nominated by Zummo (which shall include Zummo), or their replacements designated by Zummo or his Personal Representative. Initially, the Zummo Nominees shall be the members of the Board immediately prior to the Closing (taking into account the resignation of Francis Suozzi) and John C. Corey.

 2. Designated Transferees to become Parties to this Agreement. If any Stockholder Transfers its Stock to any Designated Transferee, such transferee shall, as a condition to such Transfer, execute a Counterpart and thereafter the transferee shall be treated as a Stockholder for all purposes under this Agreement. A Designated Transferee of Zummo (other than the Investor) shall be required to take the actions required to be taken by Zummo hereunder, and a Designated Transferee of the Investor (other than Zummo) shall be required to take the actions required to be taken by the Investor hereunder. In the event that a Stockholder Transfers its Stock to a Person that is not a Designated Transferee in accordance with this Agreement, such transferee (except in the case of a transfer from Zummo to Investor or an Affiliate thereof) shall not be subject to this Agreement or entitled to any of the benefits of this Agreement, unless otherwise agreed to by the Investor and Zummo. A Transfer by Zummo of Stock to a Designated Transferee shall not be subject to the provisions of
 Section 3 hereof.

 3. Standstill Agreement. Except in accordance with the provisions of this Agreement, Zummo agrees, until the third anniversary of this Agreement, not to: (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or
 other disposition of, any shares of Stock; or (ii)     deposit any shares
 of Stock into a voting trust, enter into a voting agreement or otherwise grant any voting rights to any other person or entity with respect to any such securities. None of (x) a Transfer by Zummo of Stock in a registered public offering nor (y) sales under Rule 144 promulgated under the Securities Act of 1933 or (z) a private placement not to exceed $2,000,000 in the aggregate shall be subject to the provisions of Section 3 hereof. A Transfer by Zummo in violation of this Section 3 shall be null and void.

 4.   Right of First Refusal.

      (a) If at any time after the third anniversary of this Agreement Zummo desires to Transfer all or a portion of his Stock pursuant to an arm's-length offer from a bona fide third party other than a Designated Transferee (the "Proposed Transferee"), Zummo shall submit a written offer (the "Offer") to sell such shares of Stock (the "Offered Shares") to the Investor, on terms and conditions, including price, not less favorable to the Investor than those on which Zummo proposes to sell the Offered Shares to the Proposed Transferee. The Offer shall disclose the identity of the Proposed Transferee, the number of Offered Shares proposed to be sold, the terms and conditions, including price, of the proposed sale, that the Proposed Transferee has been informed of the Right of First Refusal (as defined below) provided for in this Section 4 and any other material facts relating to the proposed sale.

      (b) Subject to the provisions of this Section 4, the Investor shall have the irrevocable right of first refusal ("Right of First Refusal") for a period of twelve (12) days after its receipt of the Offer (the "Acceptance Period") to purchase all (but not a portion) of the Offered Shares. The Investor may exercise its Right of First Refusal to purchase the Offered Shares by notifying Zummo in writing (the "Acceptance Notice") within the Acceptance Period of its intention to purchase the Offered Shares, for the price and upon the terms and conditions specified in the Offer. If the Investor declines to purchase all of the Offered Shares or fails to deliver the Acceptance Notice within the Acceptance Period (which failure shall be deemed conclusive of the Investor's intent to decline the opportunity to purchase any Offered Shares), then all of the Offered Shares may be sold by Zummo at any time within ninety (90) days after the date the Offer was made. Any such sale shall be to the Proposed Transferee, at not less than the price specified in the Offer, and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those specified in the Offer. Any Offered Shares not sold within such 90-day period shall continue to be subject to the requirements of a prior offer pursuant to this Section 4.

      (c) A Transfer by Zummo of Stock pursuant to an Exempt Transaction shall not be subject to the provisions of Section 4 hereof but shall be subject to the provisions of Section 3 hereof (except as expressly stated therein).

 5.   Tag-Along Rights.

      (a) If the Investor at any time proposes to Transfer any shares of Stock (other than pursuant to an Exempt Transaction), the Investor shall afford Zummo the right to participate in such Transfer in accordance with this Section 5.

      (b) If the Investor desires to Transfer any shares of Stock, the Investor shall give written notice to Zummo (a "Notice of Transfer") not less than 12 nor more than 120 days prior to any proposed Transfer of any such shares of Stock. Each such Notice of Transfer shall:

           (i) specify in reasonable detail (A) the number and type of shares of Stock which such the Investor proposes to Transfer, (B) the identity of the proposed transferee or transferees of such shares of Stock,
 (C) the time within which, the price per share at which and all other terms and conditions upon which such the Investor proposes to transfer such shares of Stock and (D) the percentage of the Stock then owned by the Investor which the Investor proposes to Transfer to such proposed transferee or transferees (the "Applicable Percentage"), calculated on a fully-diluted basis and shall be carried out to a tenth of a share; and

           (ii) make explicit reference to this Section 5 and state that the right of Zummo to participate in such Transfer under this Section 5 shall expire unless such offer is accepted within 12 days after receipt of such Notice of Transfer.

      (c) Zummo shall have the right to Transfer to the proposed transferee or transferees up to that number of shares of Stock then owned by Zummo which is multiplied by the Applicable Percentage (calculated on a fully-diluted basis and shall be carried out to a tenth of a share and then rounded to the nearest share), at the same price per share and on the same terms and conditions as are applicable to the proposed transfer by the Investor, provided that (i) the consideration payable to Zummo shall be paid in the same form as that paid to the Investor and (ii) Zummo shall not be required in connection with any such transaction to make any representation, warranty or covenant other than a representation as to Zummo's power and authority to effect such Transfer, as to Zummo's title to the shares of Stock to be transferred by him and other than such representations, warranties or covenants made by the Investor (to the extent applicable to Zummo).

      (d) Zummo must notify the Investor, within 12 days after receipt of the Notice of Transfer, if Zummo desires to accept such offer and to Transfer any of his shares of Stock in accordance with this Section 5. If Zummo declines to provide such notice within such 12-day period, such failure shall be deemed conclusive of Zummo's intent to decline the opportunity to Transfer shares of Stock. Any and all Transfers of shares by Zummo pursuant to this Section 5 shall be made either concurrently with or prior to the Transfer of shares by the Investor.

      (e) A Transfer by Zummo of Stock pursuant to this Section 5 shall not be subject to the provisions of Section 3 hereof. Zummo shall not have any rights pursuant to this Section 5 to participate in any Exempt Transaction by the Investor.

 6.   Put Rights.

      (a) Zummo, at any time, shall have the right, but not the obligation, to put to the Investor, a number of shares of Stock owned by Zummo not to exceed in Aggregate Value (i) $2,000,000 less (ii) the gross proceeds of sales under clause (x), (y) or (z) of Section 3. Zummo shall exercise such put by providing a written notice (the "Put Notice") to the Investor at least twelve (12) days before date of sale. The Investor shall then have the obligation to buy the number of shares specified in the Put Notice at the Aggregate Value set forth in the Put Notice. The Investor shall fulfill its obligations under this Section 6 on the date of sale set forth in the Put Notice; provided, however that Investor shall have no such obligation at any time when the Value at the time of the Put Notice is less than $3 per share of Stock. A Transfer by Zummo of Stock pursuant to this
 Section 6 shall not be subject to the provisions of Section 3 hereof but shall reduce the amount that can be sold under clause (y) of Section 3.

      (b)  As used herein, "Value" means, with respect to a share of Stock,
 (A) if the shares are listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the last reported sales price per share as reported on such exchange or market; (B) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the average of the last reported closing bid and asked quotation per share for the shares as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or a similar service if NASDAQ is not reporting such information; (C) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market or quoted by NASDAQ, the average of the last reported bid and asked quotation per share for the shares as quoted by a market maker in the shares (or if there is more than one market maker, the bid and asked quotation shall be obtained from two market makers and the average of the lowest bid and highest asked quotation); and (D) in the absence of any such listing or trading, the Board shall determine in good faith the per share fair value of the Stock, which determination shall be set forth in a certificate of the Secretary of the Corporation. In each case, the determination of Value shall be based on the twenty (20) trading day average, ending on the day before the day of the Put Notice. In no event shall the Value be in excess of $14 per share of Stock. As used herein, "Aggregate Value" means Value multiplied by the number of shares of Stock to be sold to the Investor pursuant to this Section 6.

      (c) In the event that a sale takes place pursuant to this Section 6 prior to the Adjustment Date (as defined in the Senior Certificate of Designations) and such Value is greater than the conversion price fixed at the Adjustment Date, Zummo shall either (x) Transfer to the Investor, within twelve (12) days after the Adjustment Date, a number of shares of Stock (based on the Value at the Adjustment Date) equal to the difference between (i) the Aggregate Value with respect to the sale and (ii) the Aggregate Value where the Value is equal to the Conversion Price fixed at the Adjustment Date or (y) deliver to the Investor a note bearing interest at the rate of 8.0%, maturing on March 31, 2004 and requiring equal quarterly payments of principal and interest beginning on the last day of the calendar quarter after the Adjustment Date. In the event that a sale takes place pursuant to this Section 6 prior to the Adjustment Date and such Value is less than the conversion price fixed at the Adjustment Date, the Investor shall Transfer to Zummo, within twelve (12) days after the Adjustment Date, a number of shares of Stock (based on the Value at the Adjustment Date) equal to the difference between (i) the Aggregate Value where the Value is equal to the Conversion Price fixed at the Adjustment Date and (ii) the Aggregate Value with respect to the sale. A Transfer of Stock pursuant to this Section 6(b) shall not be subject to the provisions of Sections 3, 4 or 5 hereof.

 7.   Governance Provisions.

      (a) From and after the date hereof, each Stockholder agrees to vote (including by execution of a written consent or in any other manner permitted by law and the Company's Certificate of Incorporation and/or the By-laws) all of his or its Shares over which he or it has voting control, and will take all other necessary or desirable actions within his or its control, and the Company will take all necessary or desirable actions within its control, in order to cause:

           (i) as of the Closing Date, the amendment of the By-laws of the Company as contemplated by the Investment Agreement, in the form annexed hereto as Exhibit A (the "Amended By-laws");

           (ii) as of the date of Shareholder Approval (as defined in the Amended By-laws), (A) the election to the Board of the Investor Nominees contemplated by the Amended By-laws and (B) the amendment of the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 10,000,000 to 30,000,000; and

           (iii) as of each annual or special meeting held on or after the date of Shareholder Approval (A) prior to the end of the Preferred Stock Period, (as defined in the Amended By-laws) the election to the Board of the nominees for election (including without limitation Preferred Stock Replacement Designees and Corporation Replacement Designees, each as defined in the Amended By-laws) presented to the Board or the Nominating Committee in accordance with the Amended By-laws and (B) after the Preferred Stock Period but prior to the termination of this Agreement, the election to the Board of an equal number of nominees for election presented to the Board or the Nominating Committee by Zummo and the Investor.

      (b) Unless required for the due exercise of their fiduciary duties, the Stockholders will not take any action to remove any Board representative designated pursuant to this Section 7 without the prior written consent of the Person who or which designated that director.

      (c) Nothing contained in this Agreement shall have the effect of causing any Zummo Nominee or Investor Nominee to be deemed to be the deputy of or otherwise required to discharge his or her duties on the Board under the direction of, or with special attention to the interests of, the person designating such nominee to serve on the Board.

      (d) Nothing in this Agreement is intended to affect the right, if any, of holders of Preferred Stock, voting as a class, to elect additional directors to the Board in the event of (i) six consecutive missed dividend payments, (ii) a failure to redeem shares of Preferred Stock or (iii) a breach of the Consolidated EBITDA (as defined in the Senior Certificate of Designations) coverage ratio test, each as provided in the Senior Certificate of Designations.

      (e) From and after the termination of this Agreement, for so long as any Stockholder owns at least 250,000 shares of Common Stock (or shares of Preferred Stock convertible into Common Stock) of the Company, each Stockholder agrees to vote (including by execution of a written consent or in any other manner permitted by law and the Company's Certificate of Incorporation and/or the By-laws) all of his or its Shares over which he or it has voting control, and will take all other necessary or desirable actions within his or its control, in order to cause the election to the Board of the nominees for election presented to the Board or the Nominating Committee in accordance with the By-laws.

 8. Further Agreements. Zummo agrees to contribute any patent rights, copyrights and trade-marks referenced in Section 3 of that certain Royalty Agreement, dated November 9, 1998, between Valentec International Corporation and John Finnell, to the Company or a wholly owned subsidiary thereof.

 9. Specific Performance. Because of the unique character of the shares of Stock and the agreements set forth herein, the Company will be irreparably damaged if this Agreement is not specifically enforced. Should any dispute arise concerning any provision of this Agreement, an injunction may be issued restraining any action taken in contravention of this Agreement pending the determination of such controversy. In the event of any controversy concerning any provision of this Agreement, such right or obligation shall be enforceable in a court of equity by a decree of specific performance. Such remedy shall be cumulative and not exclusive, and shall be in addition to any other remedy which the Company or the other Stockholders of the Company may have.

 10. Termination. Except as provided in Sections 7(e) and 12 hereof, this Agreement shall terminate on the first date on which (i) the Investor and its Designated Transferees, in the aggregate, or (ii) Zummo and his Designated Transferees, in the aggregate, no longer directly or indirectly Beneficially Own at least 250,000 shares of Common Stock (or shares of Preferred Stock convertible into Common Stock) of the Company; provided, however, that such termination shall not be effective to the extent that Zummo or the Investor falls below such ownership as a result of a Transfer in violation of this Agreement.

 11. Notices. Any notice or other communication under this Agreement shall be in writing (including telecopier or facsimile or similar writing) and shall be deemed to have been duly given (i) on the date of service if personally served, (ii) on the first day after mailing if mailed to the party to whom notice is to be given by overnight courier, or (iii) on the date sent if sent by telecopier, to the parties at the following addresses or telecopier numbers (or at such other address or telecopier number for a party as shall be specified by like notice):
           If to Zummo, to:

                Safety Components International, Inc.
                2160 North Central Road
                Fort Lee, New Jersey 07024
                Attention: Robert A. Zummo
                Telecopy No.: (201) 592-7501

           With a copy to:

                Swidler Berlin Shereff Friedman, LLP
                919 Third Avenue
                New York, NY 10022-9998
                Attention: Richard A. Goldberg, Esq.
                Telecopy No.:  (212) 758-9526

           If to the Investor, to

                Brera SCI, LLC
                c/o Brera Capital Partners LLC
                712 Fifth Avenue
                New York, NY 10019
                Attention: Jun Tsusaka
                Telecopy No.:

           With a copy to:

                Skadden, Arps, Slate, Meagher & Flom (Illinois)
                333 West Wacker Drive
                Chicago, IL 60606
                Attention: Peter C. Krupp, Esq.
                Telecopy No.:  (312) 407-0411

 12. Entire Agreement; Amendments. This Agreement supercedes that certain letter agreement, dated February 14, 1999, among the parties hereto and this Agreement, the Investment Agreement and the documents described therein or attached or delivered pursuant thereto set forth the entire agreement among the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be amended, modified or supplemented in whole or in part at any time except by an agreement in writing duly executed by the parties thereto. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as waiver thereof, nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof of any other right.

 13. Counterparts. This Agreement may be executed (including by facsimile) in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

 14. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed in that State without reference to its conflicts of laws rules. The parties hereto agree that the appropriate and exclusive forum for any disputes arising out of this Agreement solely among the Stockholders shall be the United States District Court for the Southern District of New York, and the parties hereto irrevocably consent to the exclusive jurisdiction of such courts, and agree to comply with the requirements necessary to give such courts jurisdiction. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this agreement except as expressly set forth below for the execution or enforcement of judgment, in any jurisdiction other than the above specified courts. Each of the parties hereby irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies by registered or certified airmail, postage prepaid, to the address specified in Section 10 hereof. The foregoing shall not limit the rights of any party hereto to serve process in any other manner permitted by the law or to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and the amount of indebtedness. The parties agree to waive any and all rights that they may have to a jury trial with respect to disputes arising out of this Agreement.

 15. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their successors and permitted assigns. Except as set forth in this Agreement, neither this Agreement nor any rights hereunder shall be assignable by operation of law or otherwise by any party hereto without the prior written consent of the other parties hereto.

 16. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the provisions of Section 7 shall inure to the benefit of and be enforceable by the Investor Nominees.

 17. Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

 18. Attorney's Fees. In the event of litigation of any dispute or controversy arising from, in, under or concerning this Agreement or any amendment hereof, including, without limiting the generality of the foregoing, any claimed breach hereof or thereof, the prevailing party in such action shall be entitled to recover from the other party in such action, such sum as the court shall fix as reasonable attorney's fees incurred by such prevailing party.

           IN WITNESS WHEREOF, the parties have executed this Stockholder Agreement under seal on the date first above written.

                          BRERA SCI, LLC


                          By: ___________________________
                          Title:


                          _________________________________
                          Robert A. Zummo




                                 EXHIBIT A
                                     TO
                           STOCKHOLDER AGREEMENT


                                COUNTERPART


           THIS INSTRUMENT forms part of the Stockholder Agreement (the "Agreement") made as of the __ day of ________, 1999, by and between ROBERT
 A. ZUMMO ("Zummo") and BRERA SCI, LLC, a Delaware limited liability company (the "Investor"), and any additional Stockholders (as defined in the Agreement) of Safety Components International, Inc., from time to time, which Agreement permits execution (including by facsimile) by counterpart. The undersigned hereby acknowledges having received a copy of the said Agreement (which is annexed hereto as Schedule I) and having read the said Agreement in its entirety, and for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, hereby agrees that the terms and conditions of the said Agreement shall be binding upon the undersigned as a Stockholder and as a Designated Transferee (as defined in the Agreement) of __________________ and such terms and conditions shall inure to the benefit of and be binding upon the undersigned and its successors and permitted assigns.

           IN WITNESS WHEREOF, the undersigned has executed this instrument this ____ day of ___________, 199 .



                               _________________________________
                               (Signature of Stockholder)



                               _________________________________
                               (Name in block letters)





                                                           Exhibit I



                            EMPLOYMENT AGREEMENT

           THIS AGREEMENT (this "Agreement") is made and entered into by and between Safety Components International, Inc., a Delaware corporation (the "Company"), and Robert A. Zummo ("Employee") and is dated as of the ____ day of _______, 1999.

                            W I T N E S S E T H:

      WHEREAS, Employee has been employed by the Company as Chairman of the Board of Directors, President and Chief Executive Officer of the Company pursuant to an Employment Agreement dated as of April 19, 1994 (the "Old Employment Agreement");

      WHEREAS, the Company recognizes Employee's substantial contribution to the growth and success of the Company and desires to assure the Company of the continued employment of Employee as the Chief Executive Officer of the Company, and Employee desires to continue such employment, upon the terms set forth in this Agreement;

      WHEREAS, the Company and the Executive have determined to terminate the Old Employment Agreement and enter into this Agreement.

      NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties agree as follows:

      1. Employment. The Company hereby employs Employee and Employee hereby accepts employment with the Company commencing as of April 1, 1999 (the "Effective Date"), for the Term (as defined below) in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and subject to the conditions hereinafter stated.

      2. Term. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (a) the fifth (5th) anniversary of the Effective Date and (b) the earlier termination of Employee pursuant to Section 7 of this Agreement (the "Term"), subject to the terms and conditions of this Agreement.

      3.   Position, Duties, Responsibilities and Services.

           3.1 Position, Duties and Responsibilities. During the Term, Employee shall serve as the Chief Executive Officer of the Company and shall be responsible for the duties attendant to such offices, which duties will be generally consistent with his position as an executive officer of the Company, and such other managerial duties and responsibilities with the Company, its subsidiaries or divisions as may be assigned by the Board of Directors of the Company (the "Board"). Additionally, the Company will nominate and recommend Employee for election to the Board for each fiscal year during the Term. Employee shall be subject to the supervision and control of the Board and the provisions of the By-Laws of the Company.

           3.2  Services to be Provided.  During the Term, Employee shall
 (i) devote his working time, attention and energies to the affairs of the Company and its subsidiaries and divisions in a manner consistent with his past services to the Company (it being recognized that consistent with his past practices, Employee's services hereunder may be provided from any location, whether within or outside of the United States), (ii) use his best efforts to promote its and their best interests, (iii) faithfully and diligently perform his duties and responsibilities hereunder, and (iv) comply with and be bound by the Company's operational policies, procedures and practices as are from time to time in effect during the Term. Employee acknowledges that his duties and responsibilities will require his full-time business efforts and agrees during his employment by the Company that he will not engage in any other business activity or have any business pursuits or interests, except activities or pursuits which the Board has determined, in its reasonable judgment, after notice by the Employee, do not conflict with the business of the Company and its affiliates or interfere with the performance by Employee of his duties hereunder. This Agreement shall not be construed as preventing Employee from serving as an outside director of any other company or from investing his assets in such form or manner as will not require a material amount of his time, in each case subject to the non-competition obligations contained in Section 9 below as such obligations are interpreted by the Board. It is understood and agreed that Employee's investment in and status as a chairman and director of Valentec International Limited shall be a permitted activity within the meaning of this section and that such position does not require Employee to engage in the day to day management activities with respect thereto.

      4.   Compensation.

           4.1 Base Salary. Employee shall be paid a base salary ("Base Salary") at an annual rate of five hundred seventy-five thousand dollars ($575,000) per year, payable at such intervals as the other executive officers of the Company are paid, but in any event at least on a monthly basis. The Base Salary for each fiscal year during the Term shall be reviewed by the Compensation Committee of the Board (the "Committee") prior to the commencement of such fiscal year, with such reviews to commence for the fiscal year ending March 2001, and shall be subject to increase in the sole discretion of the Committee, taking into account merit, corporate and individual performance and general business conditions, including changes in the cost of living index. Such increase shall be effective on April 1 of each year during the Term commencing in 2000.

           4.2 Bonus Compensation. Employee's bonus compensation ("Bonus Compensation") for the Company's fiscal year ended March 1999 shall be governed by the Old Employment Agreement. Employee's bonus compensation ("Bonus Compensation") for the Company's fiscal year ended March 2000 (the "2000 Fiscal Year") shall be governed as follows: (i) if the Company achieves 90% of the net income set forth in the approved business plan of the Company for the 2000 Fiscal Year, Employee will receive Bonus Compensation equal to 25% of Employee's Base Salary for the 2000 Fiscal Year; and (ii) for each 1% of net income (over 90%) set forth in the approved business plan of the Company for the 2000 Fiscal Year, Employee will receive Bonus Compensation (in addition to the Bonus Compensation set forth in (i) above) equal to 21/2% of Employee's Base Salary for the 2000 Fiscal Year. Employee shall also be entitled to Bonus Compensation as set forth in the next succeeding sentence commencing with the Company's fiscal year ending March 2000 (the "2000 Fiscal Year"). Employee shall be entitled to Bonus Compensation for the fiscal years of the Term pursuant to the terms of the Senior Management Incentive Plan of the Company (the "SMIP Plan") or in accordance with a formula to be established by the Committee in advance of each such fiscal year. All issues of interpretation in connection with the calculation of the Bonus Compensation of Employee shall be resolved by the Committee in its reasonable discretion. The Company shall pay the Bonus Compensation to Employee for each fiscal year of the Term within (30) days of the completion by the Company's certified public accountants of their audit of the Company's financial statements for each such fiscal year or, if the employment of Employee shall have been terminated for any reason prior to such date, in accordance with Section 7 below.

           4.3  Stock Options; SARs.

                (a) The Committee may from time to time grant to Employee awards of stock options ("Stock Options") and/or stock appreciation rights ("SARs"). Grants of Stock Options and SARs to Employee shall be considered by the Committee on or before April 1 of each year during the Term, with such reviews to commence in 2000, and shall be subject to grant in the sole discretion of the Committee, taking into account merit, corporate and individual performance and general business conditions. All such Stock Options shall be issued pursuant to, and in accordance with, the Company's 1994 Stock Option Plan, as amended (the "Stock Option Plan"), and all SARs shall be awarded pursuant to, and in accordance with, the Company's Stock Appreciation Rights Award Plan (the "SAR Plan") .

                (b) Each Stock Option shall be exercisable at a price equal to the Fair Market Value (as defined in the Stock Option Plan) of the Common Stock on the date of issuance of such Stock Option (or if such date is not a business day, than such option shall be exercisable at a price equal to the Fair Market Value on the next business day following such date) in accordance with the terms of the Stock Option Plan and shall vest over a three-year period from the date of grant at a rate of 33 1/3% per year, commencing with the first anniversary of the date of grant. Employee's vested Stock Options shall be exercisable for a period of ten years from the date of issuance. Subject to Section 4.3(d) hereof, upon the termination of this Agreement other than in accordance with Section 7.3, any unvested Stock Options shall immediately vest, and Employee shall have until the earlier to occur of (i) the fifth anniversary of the termination of this Agreement and (ii) the expiration of the Stock Options in accordance with their terms and with the Stock Option Plan to exercise any vested Stock Options. Upon the termination of this Agreement in accordance with Section 7.3, any unvested Stock Options shall lapse, and Employee shall not have any right to exercise any vested Stock Options.

                (c) Each SAR shall be exercisable at a price equal to the Fair Market Value (as defined in the SAR Plan) of the Common Stock on the date of issuance of such SAR (or if such date is not a business day, than such option shall be exercisable at a price equal to the Fair Market Value on the next business day following such date) in accordance with the terms of the SAR Plan. Employee's SARs shall have a term of three years from the date of issuance. Subject to Section 4.3(d) hereof and notwithstanding any provisions in the SAR Plan, upon the termination of this Agreement other than in accordance with Section 7.3, Employee shall have until the expiration of the SARs in accordance with their terms and with the SAR Plan to exercise any SARs granted hereunder. Upon the termination of this Agreement in accordance with Section 7.3, Employee shall not have any right to exercise any SARs granted hereunder.

                (d) Promptly after the date of this Agreement, the Board of Directors of the Company shall approve amendments to the Stock Option Plan and the SAR Plan in order that the grants and awards described in this
 Section 4.3 may be made and shall cause the Company to hold a stockholder meeting in order to approve, and shall recommend approval of, such amendments. The grants and awards described in this Section 4.3 shall be made subject to stockholder approval of such amendments.

      5.   Employee Benefits.

           5.1 Benefit Programs. During the Term, Employee shall be entitled to participate in and receive benefits generally made available now or hereafter to executive officers of the Company under all benefit programs, arrangements or perquisites of the Company including, but not limited to, pension and other retirement plans, hospitalization, surgical, dental and major medical coverage and short and long term disability. Such programs shall be at least as favorable to Employee as those which are currently provided by the Company to its executive officers, except to the extent any such program is not available to the Company on commercially reasonable terms.

           5.2 Vacation. During the Term, Employee shall be entitled to such vacation with pay during each year of his employment hereunder consistent with his position as an executive officer of the Company, but in no event less than four (4) weeks vacation in any one calendar year (pro-rated as necessary for partial calendar years during the Term); provided, however, that the vacation days taken do not interfere with the operations of the Company. Such vacation may be taken, in Employee's discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. Except as expressly provided elsewhere in this Agreement, Employee shall not be entitled to any additional compensation in the event that Employee, for whatever reason, fails to take such vacation during any year of his employment hereunder. Employee shall also be entitled to all paid holidays given by the Company to its executive officers.

           5.3 Life Insurance. Subject to the availability on commercially reasonable terms, during the Term, the Company shall maintain in effect and pay the premiums for a life insurance policy covering Employee in an amount equal to five million dollars ($5,000,000), the beneficiary of which shall be designated by Employee.

           5.4 Disability Insurance. Subject to the availability on commercially reasonable terms, during the Term, the Company shall maintain in effect and pay the premiums for a disability insurance policy (separate from any disability insurance policies referenced in Section 5.1 hereof) providing for a monthly payment to Employee in an amount not less than $14,600 per month.

           5.5 Car Allowance. During the Term, the Company shall pay Employee, on the first day of each month, a monthly automobile allowance of $1,500 per month to pay for the costs associated with Employee's local transportation expenses.

      6. Expenses. During the Term, the Company shall reimburse Employee upon presentation of appropriate vouchers or receipts and in accordance with the Company's expense reimbursement policies for executive officers, for all reasonable travel and entertainment expenses (other than automobile expenses) incurred by Employee in connection with the performance of his duties under this Agreement.

      7.   Consequences of Termination of Employment.

           7.1 Death. In the event of the death of Employee prior to the fifth (5th) anniversary of the Effective Date (the "Stated Term"), Employee's employment hereunder shall be terminated as of the date of his death and Employee's designated beneficiary, or, in the absence of such designation, the estate or other legal representative of Employee (collectively, the "Estate") shall be paid, in addition to any life insurance proceeds pursuant to Section 5.3 above, as follows:

                (a) within ten (10) days following Employee's termination, Employee's unpaid Base Salary through the month in which termination occurs;

                (b) within (30) days of the completion by the Company's certified public accountants of their audit of the Company's financial statements for the fiscal year in which Employee's termination occurs, an amount equal to (i) the amount of Bonus Compensation, if any, that would have been payable to Employee with respect to the fiscal year in which termination occurred had Employee's termination not occurred, multiplied by
 (y) a fraction, the numerator of which is the number of days in such fiscal year which expired prior to Employee's termination and the denominator of which is 360;

                (c) within ten (10) days following Employee's termination, a cash payment equal to Employee's daily Base Salary (computed on a 360 day year) in effect at the time of termination, multiplied by the number of accrued and unused vacation days (based on twenty (20) vacation days per year) as of the date of termination;

                (d) within ten (10) days following Employee's termination, a cash payment equal to any accrued and unpaid expenses incurred by Employee as of the date of termination in accordance with Section 6 hereof;

                (e) within ten (10) days following Employee's termination, a cash payment equal to any accrued and unpaid benefits to which Employee may be entitled in accordance with Sections 5.1 or 5.5 hereof; and

                (f) Employee's unpaid Base Salary for the twelve (12) month period commencing on the first day of the calendar month following Employee's termination, such Base Salary to be paid as and when such Base Salary would have been paid had the employment of Employee continued through such period.

 The Estate shall be entitled to all other death benefits in accordance with the terms of the Company's benefit programs and plans.

           7.2 Disability. In the event Employee shall be unable to render the services or perform his duties hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) for a period of either (i) ninety (90) consecutive days or (ii) one hundred eighty (180) days in any consecutive three hundred sixty-five (365) day period, the Company shall have the right to terminate this Agreement by giving Employee ten (10) days' prior written notice. If Employee's employment hereunder is so terminated, Employee shall be paid, in addition to payments under any disability insurance policy in effect, including without limitation the disability insurance proceeds pursuant to Section
 5.4 above, Base Salary, benefits and Bonus Compensation on the same bases as are set forth in Sections 7.1(a), (b), (c), (d), (e) and (f) above.

           7.3 Termination of Employment of Employee by the Company for Cause. Nothing herein shall prevent the Company from terminating Employee's employment under this Agreement for Cause (as defined below). In the event Employee is terminated for Cause, Employee shall be paid Base Salary, benefits and Bonus Compensation on the same bases as are set forth in Sections 7.1(a), (d) and (e) above. The term "Cause" as used herein, shall mean (i) Employee's misappropriation of funds, embezzlement or fraud in the performance of his duties hereunder, (ii) the continued failure or refusal of Employee (following written notice thereof) to carry out in any material respect any reasonable request of the Board for the provision of services hereunder, (iii) the material breach of any material provision of this Agreement by Employee or (iv) the entering of a plea of guilty or nolo contendere to, or the conviction of Employee of, a felony or any other criminal act involving moral turpitude, dishonesty, theft or unethical business conduct.

      Termination of employment of Employee pursuant to this Section 7.3 shall be made by delivery to Employee of a letter from the Board generally setting forth a description of the conduct which provides the basis for a termination of employment of Employee for Cause; provided, however, that, prior to the termination of this Agreement for a basis set forth in Sections 7.3(ii) or 7.3(iii) above (which is capable of being cured), Employee shall be given notice of the basis for termination by the Company and a reasonable opportunity (not less than thirty (30) days) to cure such breach.

           7.4 Termination of Employment Other than for Cause, Death or Disability.

                (a) Termination. This Agreement may be terminated (i) by the Company (in addition to termination pursuant to Sections 7.1, 7.2 or 7.3 above) at any time and for any reason, (ii) by Employee at any time and for any reason or (iii) upon the expiration of the Stated Term.

                (b)  Severance and Non-Competition Payments.

                     (1) If this Agreement is terminated by the Company, including by reason of a Constructive Termination (as defined below), other than as a result of death or disability of Employee or for Cause (and other than in connection with a change in control (as defined below) of the Company), the Company shall pay Employee a severance and noncompetition payment, as follows:

                          (i) within ten (10) days following Employee's termination, Employee's unpaid Base Salary through the month in which termination occurs;

                          (ii) within ten (10) days following Employee's termination, a cash payment equal to Employee's daily Base Salary (computed on a 360 day year) in effect at the time of termination, multiplied by the number of accrued and unused vacation days as of the date of termination;

                          (iii) within ten (10) days following
           Employee's termination, a cash payment equal to any accrued and unpaid expenses incurred by Employee as of the date of termination in accordance with Section 6 hereof;

                          (iv) within ten (10) days following Employee's termination, a cash payment equal to any accrued and unpaid benefits to which Employee may be entitled in accordance with Sections 5.1 or 5.5 hereof;

                          (v) in Employee's sole discretion, either within ten (10) days following Employee's termination or in equal monthly installments commencing on the first day of the month following termination and continuing for the remainder of the Stated Term, Employee's unpaid Base Salary for the period commencing on the first day of the calendar month following Employee's termination and extending for the remainder of the Stated Term; and

                          (vi) in Employee's sole discretion, either within ten (10) days following Employee's termination or in equal monthly installments commencing on the first day of the month following termination and continuing for the remainder of the Stated Term, an amount equal to the Bonus Compensation earned by Employee in respect of the last full fiscal year immediately preceding the year of termination, multiplied by the number of fiscal year ends remaining in the Stated Term;

 provided; however, that a termination during the last twelve (12) months of the Stated Term shall be governed by Subsection 7.4(b)(5) below.

                     (2) For purposes of this Agreement, a "change in control" of the Company means and includes each of the following: (i) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Rules and Regulations")) by any person or entity or any group of persons or entities who constitute a group (within the meaning of Section 13(d)(3) of the Rules and Regulations) (other than Employee, a member of his immediate family, a trust or similar estate planning vehicle established by Employee, or an entity in which Employee owns, directly or indirectly, a majority of the equity securities or voting rights), of any securities of the Company such that, as a result of such acquisition, such person, entity or group either
 (A) beneficially owns (within the meaning of Rule 13d-3 of the Rules and Regulations), directly or indirectly, more than 30% of the Company's outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board; (ii) a change in the composition of the Board such that a majority of the members of the Board are not Continuing Directors (as defined below); or
 (iii) the closing date of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iv) the stockholders of the Company approve a plan of complete liquidation of the Company; or (v) the closing date of the sale or disposition by the Company (if consummated in more than one transaction, the initial closing date) of all or substantially all of the Company's assets, following shareholder approval of such sale or disposition. For purposes of this Agreement, a "Continuing Director" means members of the Board on the date of this Agreement (including directors appointed pursuant to the Brera Transaction (as defined below)) or persons nominated for election or elected to the Board with the affirmative vote of the continuing directors who were members of the Board at the time of such nomination or election. In addition, the convertible preferred stock transaction described in the Investment Agreement between the Company and Brera Capital Partners, LLC ("Brera") or any subsequent acquisition of securities of the Company by Brera or its affiliates (the "Brera Transaction"), through an acquisition, merger, consolidation or otherwise, shall not be deemed to be a change in control.

                     (3) For purposes of this Agreement, a "Constructive Termination" shall be deemed to have occurred upon (i) the removal of Employee as the Chief Executive Officer of the Company, (ii) any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to such positions or (iii) the material breach by the Company of this Agreement if, in any such case, Employee does not agree to such change and elects to terminate his employment. A termination by reason of a Constructive Termination shall be made by delivery by Employee of a letter to the Board; provided, however, that, prior to the termination of this Agreement for a basis set forth in this Subsection 7.4(b)(3) (which is capable of being cured), the Board shall be given notice of the basis for termination by Employee and a reasonable opportunity (not less than thirty (30) days) to cure such breach.

                     (4) In the event that Employee's employment is terminated for any reason (other than for Cause, death or disability) by Employee or the Company within the twelve (12) month period following a change in control of the Company, the Company shall pay Employee a severance and non-competition payment equal to (i) Base Salary and benefits on the same bases as are set forth in Sections 7.4(b)(1) (i), (ii), (iii) and (iv) above plus (ii) the greater of (A) two (2) times the sum of the Base Salary plus the Bonus Compensation in respect of the year immediately preceding the year of termination and (B) Base Salary and Bonus Compensation on the same bases as are set forth in Sections 7.4(b)(1) (v) and (vi) above. Such severance and non-competition payment shall be payable in a lump sum on the first day of the month following the termination.

                     (5) If this Agreement is not renewed beyond the Stated Term for at least one year on substantially similar terms by the parties hereto or if this Agreement is terminated by the Company (other than as a result of death or disability of Employee or for Cause and other than in connection with a change in control), including by reason of a Constructive Termination, in accordance with this Section 7 during the last twelve (12) months of the Stated Term, the Company shall pay Employee a severance and noncompetition payment equal to (i) Base Salary, benefits and Bonus Compensation on the same bases as are set forth in Sections 7.1(a), (b),
 (d) and (e) above plus (ii) the sum of the Base Salary plus the Bonus Compensation in respect of the year immediately preceding the year of termination. Such severance and non-competition payment shall be payable in twelve (12) equal monthly installments commencing on the first day of the month following termination. Notwithstanding and in place of the severance and noncompetition payment described in the immediately preceding sentence, if this Agreement is not renewed beyond the Stated Term, Employee ceases employment with the Company after the Stated Term and a change in control of the Company occurs within twelve (12) months after the date of nonrenewal, the Company shall pay Employee a severance and non-competition payment equal to (x) two (2) times the sum of the Base Salary plus the Bonus Compensation in respect of the year immediately preceding the year of nonrenewal, less (y) the amount paid to Employee under clause (ii) above. Such severance and non-competition payment shall be payable in a lump sum on the first day of the month following the change in control.

                     (6) If Employee terminates his employment voluntarily prior to the expiration of the Stated Term, Employee shall be paid Base Salary, benefits and Bonus Compensation on the same bases as are set forth in Sections 7.1(a), (d) and (e) above.

                     (7) Employee shall not be required to mitigate the amount of any severance and non-competition payment provided for under this Agreement by seeking other employment or otherwise.

      8.   Confidential Information.

           8.1 Employee agrees not to use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company except (i) while employed by the Company, in the business of and for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of this Agreement, "Confidential Information" shall mean non-public information concerning the Company's financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company to others not subject to confidentiality agreements. In the event Employee's employment is terminated hereunder for any reason, he immediately shall return to the Company all Confidential Information in his possession.

           8.2 Employee and the Company agree that the covenant regarding confidential information contained in this Section 8 is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Employee agrees that any breach of the covenant contained in this Section 8 would irreparably injure the Company. Accordingly, Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 8.

           8.3 The provisions of this Section 8 shall extend for the Term and shall survive the termination of this Agreement for the greater of (x) the period in which severance and non-competition payments are made pursuant to this Agreement or (y) two years from the date this Agreement is terminated.

      9.   Non-Competition; Non-Solicitation.

           9.1 Employee agrees that, during the Non-Competition Period (as defined in Section 9.4 below), without the prior written consent of the
 Company: (i) he shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, greater than five percent (5%) holder of any class or series of equity securities, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in or otherwise be connected with, any entity which now, or at the time, has material operations which are engaged in any business activity competitive (directly or indirectly) with the business of the Company including, for these purposes, any business in which, at the termination of his employment, there was a bona fide intention on the part of the Company which was communicated to Employee to engage in the future; and (ii) he shall not, on behalf of any competing entity, directly or indirectly, have any dealings or contact with any suppliers or customers of the Company.

           9.2 During the Non-Competition Period, Employee agrees that, without the prior written consent of the Company (and other than on behalf of the Company), Employee shall not, on his own behalf or on behalf of any person or entity, directly or indirectly hire or solicit the employment of any employee who has been employed by the Company at any time during the six (6) month period immediately preceding such date of hiring or solicitation.

           9.3 Employee and the Company agree that the covenants of non-competition and non-solicitation contained in this Section 9 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Employee agrees that any breach of the covenants contained in this Section 9 would irreparably injure the Company. Accordingly, Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter, restraining any further violation of this
 Section 9.

           9.4 The provisions of this Section 9 shall extend for the Term and survive the termination of this Agreement for (i) two (2) years from the date of such termination in the event that Employee terminates this Agreement (other than by reason of a Constructive Termination) or if Employee is terminated by the Company for Cause and (ii) one (1) year from the date of such termination in the event that Employee is terminated by the Company without Cause (including by reason of a Constructive Termination) (herein referred to as the "Non-Competition Period").

      10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission or overnight courier. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier) or one day after deposit with an overnight courier, as follows:

 To the Company:     Safety Components International, Inc.
                     2160 North Central Road
                     Fort Lee, New Jersey 07024
                     Telephone:     201-592-0008
                     Telecopy: 201-592-7501
                     Attention:  Chairman of the Board of Directors and to
                                 each member of the
                                 Compensation Committee of the Board of
                                 Directors

 To Employee:        Robert A. Zummo
                     9963 North 79th Place
                     Scottsdale, Arizona 85258
                     Telephone:
                     Telecopy:

      11. Entire Agreement. This Agreement, the Old Employment Agreement (until April 1, 1999 only), the SMIP Plan, the Stock Option Plan and the SAR Plan contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements or understandings among the parties related to such matters (including without limitation the Old Employment Agreement from and after April 1, 1999).

      12. Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon Employee. "Successors and assigns" shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or capital stock of the Company.

      13. No Assignment. Except as contemplated by Section 12 above, this Agreement shall not be assignable or otherwise transferable by either party.

      14. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Board and is agreed to in writing, signed by Employee and by a duly authorized officer of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

      15. Fees and Expenses. If either party institutes any action or proceedings to enforce any rights the party has under this Agreement, or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of each party's rights or obligations hereunder or to set aside any provision hereof, or for any other judicial remedy, the prevailing party shall be entitled to reimbursement from the other party for its costs and expenses incurred thereby, including but not limited to, reasonable attorneys' fees and disbursements.

      16. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to its conflicts of law rules.

      17. Titles. Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

      18. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

      19. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.



      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                          SAFETY COMPONENTS INTERNATIONAL, INC.


                          By:  ____________________________________
                          Name:  Jeffrey J. Kaplan
                          Title: Executive Vice President and Chief
                                 Financial Officer


                          ____________________________________
                          Robert A. Zummo




                                                             Exhibit J




                            EMPLOYMENT AGREEMENT

           THIS AGREEMENT (this "Agreement") is made and entered into by and between Safety Components International, Inc., a Delaware corporation (the "Company"), and Jeffrey J. Kaplan ("Employee") and is dated as of the ____ day of _______, 1999.

                            W I T N E S S E T H:

      WHEREAS, Employee has been employed by the Company as Executive Vice President and Chief Financial Officer of the Company pursuant to an Employment Agreement dated as of February 15, 1997, as amended as of the date hereof (the "Old Employment Agreement");

      WHEREAS, the Company recognizes Employee's substantial contribution to the growth and success of the Company and desires to assure the Company of the continued employment of Employee as the Executive Vice President and Chief Financial Officer of the Company, and Employee desires to continue such employment, upon the terms set forth in this Agreement;

      WHEREAS, subject to the provisions of Section 3.3 hereof, the Company and the Executive have determined to terminate the Old Employment Agreement and enter into this Agreement.

      NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties agree as follows:

      1. Employment. The Company hereby employs Employee and Employee hereby accepts employment with the Company commencing as of April 1, 1999 (the "Effective Date"), for the Term (as defined below) in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and subject to the conditions hereinafter stated.

      2. Term. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (a) the third (3rd) anniversary of the Effective Date and (b) the earlier termination of Employee pursuant to Section 7 of this Agreement (the "Term"), subject to the terms and conditions of this Agreement.

      3.   Position, Duties, Responsibilities and Services.

           3.1 Position, Duties and Responsibilities. During the Term, Employee shall serve as the Executive Vice President and Chief Financial Officer of the Company and shall be responsible for the duties attendant to such offices, which duties will be generally consistent with his position as an executive officer of the Company, and such other managerial duties and responsibilities with the Company, its subsidiaries or divisions as may be assigned by the President and Chief Operating Officer of the Company. Additionally, the Company will nominate and recommend Employee for election to the Board of Directors of the Company (the "Board") for each fiscal year during the Term. Employee shall be subject to the supervision and control of the President and Chief Operating Officer and the provisions of the By-Laws of the Company.

           3.2  Services to be Provided.  During the Term, Employee shall
 (i) devote his full working time, attention and energies to the affairs of the Company and its subsidiaries and divisions, (ii) use his best efforts to promote its and their best interests, (iii) faithfully and diligently perform his duties and responsibilities hereunder, and (iv) comply with and be bound by the Company's operational policies, procedures and practices as are from time to time in effect during the Term. Employee acknowledges that his duties and responsibilities will require his full-time business efforts and agrees during his employment by the Company that he will not engage in any other business activity or have any business pursuits or interests, except activities or pursuits which the Board has determined, in its reasonable judgment, after notice by the Employee, do not conflict with the business of the Company and its affiliates or interfere with the performance by Employee of his duties hereunder. This Agreement shall not be construed as preventing Employee from serving as an outside director of any other company or from investing his assets in such form or manner as will not require a material amount of his time, in each case subject to the non-competition obligations contained in Section 9 below as such obligations are interpreted by the Board.

           3.3 Location of Services to be Provided. On or before December 31, 1999, Employee shall notify the Company as to whether he intends to relocate to the Company's Carlsbad, California office or such other headquarters as designated from time to time by the Board. If Employee so agrees to relocate, on or about the first anniversary of this Agreement, Employee shall be based in the Company's Carlsbad, California office. In the event that, (i) on or prior to December 31, 1999, Employee has not notified the Company that he intends to relocate to California on or about the first anniversary of this Agreement or has notified the Company that he does not intend to relocate to California or (ii) on or about the first anniversary of this Agreement, Employee has failed to relocate to California, this Agreement shall be immediately terminated without application of any of the benefits associated with termination set forth in
 Section 7 and the Old Employment Agreement shall be reinstated, and Employee shall be subject to the terms of the Old Employment Agreement. In the event that Employee relocates to California, the Company shall reimburse Employee for his relocation expenses in accordance with the Company's relocation policy annexed to this Agreement as Exhibit A (including up to two points on Employee's new home mortgage). In addition, the Company shall pay Employee, on the first anniversary of this Agreement, an allowance of one month's Base Salary to pay for the costs associated with Employee's relocation expenses.

      4.   Compensation.

           4.1 Base Salary. Employee shall be paid a base salary ("Base Salary") at an annual rate of three hundred thousand dollars ($300,000) per year, payable at such intervals as the other executive officers of the Company are paid, but in any event at least on a monthly basis. The Base Salary for each fiscal year during the Term shall be reviewed by the Compensation Committee of the Board (the "Committee") prior to the commencement of such fiscal year, with such reviews to commence for the fiscal year ending March 2001 (the "2001 Fiscal Year"), and shall be subject to increase in the sole discretion of the Committee, taking into account merit, corporate and individual performance and general business conditions, including changes in the cost of living index. Such increase shall be effective on April 1 of each year during the Term commencing in 2000.

           4.2 Bonus Compensation. Employee's bonus compensation ("Bonus Compensation") for the Company's fiscal year ended March 1999 shall be governed by the Old Employment Agreement. Employee's bonus compensation ("Bonus Compensation") for the Company's fiscal year ended March 2000 (the "2000 Fiscal Year") shall be governed as follows: (i) if the Company achieves 90% of the net income set forth in the approved business plan of the Company for the 2000 Fiscal Year, Employee will receive Bonus Compensation equal to 20% of Employee's Base Salary for the 2000 Fiscal Year; and (ii) for each 1% of net income (over 90%) set forth in the approved business plan of the Company for the 2000 Fiscal Year, Employee will receive Bonus Compensation (in addition to the Bonus Compensation set forth in (i) above) equal to 2% of Employee's Base Salary for the 2000 Fiscal Year. Employee shall also be entitled to Bonus Compensation as set forth in the next succeeding sentence commencing with the 2001 Fiscal Year. Employee shall be entitled to Bonus Compensation for the fiscal years of the Term pursuant to the terms of the Senior Management Incentive Plan of the Company (the "SMIP Plan") or in accordance with a formula to be established by the Committee in advance of each such fiscal year. All issues of interpretation in connection with the calculation of the Bonus Compensation of Employee shall be resolved by the Committee in its reasonable discretion. The Company shall pay the Bonus Compensation to Employee for each fiscal year of the Term within (30) days of the completion by the Company's certified public accountants of their audit of the Company's financial statements for each such fiscal year or, if the employment of Employee shall have been terminated for any reason prior to such date, in accordance with Section 7 below.

           4.3  Stock Options; SARs.

                (a) The Committee may from time to time grant to Employee awards of stock options ("Stock Options") and/or stock appreciation rights ("SARs"). Grants of Stock Options and SARs to Employee shall be considered by the Committee on or before April 1 of each year during the Term, with such reviews to commence in 2000, and shall be subject to grant in the sole discretion of the Committee, taking into account merit, corporate and individual performance and general business conditions. All such Stock Options shall be issued pursuant to, and in accordance with, the Company's 1994 Stock Option Plan, as amended (the "Stock Option Plan"), and all SARs shall be awarded pursuant to, and in accordance with, the Company's Stock Appreciation Rights Award Plan (the "SAR Plan").

                (b) Each Stock Option shall be exercisable at a price equal to the Fair Market Value (as defined in the Stock Option Plan) of the Common Stock on the date of issuance of such Stock Option (or if such date is not a business day, than such option shall be exercisable at a price equal to the Fair Market Value on the next business day following such date) in accordance with the terms of the Stock Option Plan and shall vest over a three-year period from the date of grant at a rate of 33 1/3% per year, commencing with the first anniversary of the date of grant. Employee's vested Stock Options shall be exercisable for a period of ten years from the date of issuance. Subject to Section 4.3(d) hereof, upon the termination of this Agreement other than in accordance with Section 7.3, any unvested Stock Options shall immediately vest, and Employee shall have until the earlier to occur of (i) the 90th day from the date of the termination of this Agreement and (ii) the expiration of the Stock Options in accordance with their terms and with the Stock Option Plan to exercise any vested Stock Options. Upon the termination of this Agreement in accordance with Section 7.3, any unvested Stock Options shall lapse, and Employee shall not have any right to exercise any vested Stock Options.

                (c) Each SAR shall be exercisable at a price equal to the Fair Market Value (as defined in the SAR Plan) of the Common Stock on the date of issuance of such SAR (or if such date is not a business day, than such option shall be exercisable at a price equal to the Fair Market Value on the next business day following such date) in accordance with the terms of the SAR Plan. Employee's SARs shall have a term of three years from the date of issuance. Subject to Section 4.3(d) hereof and notwithstanding any provisions in the SAR Plan, upon the termination of this Agreement other than in accordance with Section 7.3, Employee shall have until the expiration of the SARs in accordance with their terms and with the SAR Plan to exercise any SARs granted hereunder.

                (d) Promptly after the date of this Agreement, the Board of Directors of the Company shall approve amendments to the Stock Option Plan in order that the grants and awards described in this Section 4.3 may be made and shall cause the Company to hold a stockholder meeting in order to approve, and shall recommend approval of, such amendments. The grants and awards described in this Section 4.3 shall be made subject to stockholder approval of such amendments.

      5.   Employee Benefits.

           5.1 Benefit Programs. During the Term, Employee shall be entitled to participate in and receive benefits generally made available now or hereafter to executive officers of the Company under all benefit programs, arrangements or perquisites of the Company including, but not limited to, pension and other retirement plans, hospitalization, surgical, dental and major medical coverage and short and long term disability. In addition, Employee shall be entitled to reimbursement for payments under the long term disability plan maintained by him on the same basis as is currently in effect.

           5.2 Vacation. During the Term, Employee shall be entitled to four (4) weeks vacation with pay in any one calendar year (pro-rated as necessary for partial calendar years during the Term). Such vacation may be taken, in Employee's discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. Except as expressly provided elsewhere in this Agreement, Employee shall not be entitled to any additional compensation in the event that Employee, for whatever reason, fails to take such vacation during any year of his employment hereunder. Employee shall also be entitled to all paid holidays given by the Company to its executive officers.

           5.3 Life Insurance. During the Term, the Company shall continue to maintain in effect and pay the premiums consistent with past practices for Employee for the life insurance policy covering Employee which is currently in effect in an amount equal to two million four hundred thousand dollars ($2,400,000) (the "Life Insurance Amount"), the beneficiary of which shall be designated by Employee.

           5.4 Car Allowance. During the Term, the Company shall lease and provide the Employee with an appropriate automobile, and pay or reimburse Employee for all expenses relating to the insurance, maintenance and operation thereof. The total cost borne by the Company under this Section
 5.4 shall be approximately $1,200 per month, unless a greater amount is approved by the Company's President and Chief Operating Officer.

      6. Expenses. During the Term, the Company shall reimburse Employee upon presentation of appropriate vouchers or receipts and in accordance with the Company's expense reimbursement policies for executive officers, for all reasonable travel and entertainment expenses (other than automobile expenses) incurred by Employee in connection with the performance of his duties under this Agreement.

      7.   Consequences of Termination of Employment.

           7.1 Death. In the event of the death of Employee prior to the third (3rd) anniversary of the Effective Date (such third anniversary being hereinafter referred to as the "Stated Term"), Employee's employment hereunder shall be terminated as of the date of his death and Employee's designated beneficiary, or, in the absence of such designation, the estate or other legal representative of Employee (collectively, the "Estate") shall be paid, in addition to any life insurance proceeds pursuant to
 Section 5.3 above, Employee's unpaid Base Salary through the month in which the death occurs and any unpaid Bonus Compensation which is set forth in this Agreement or thereafter approved by the Company's Board (taking into account the recommendation of the Company's Chief Executive Officer) for any fiscal year which has ended as of the date of such termination or which was at least one half (1/2) completed as of the date of death. In the case of such incomplete fiscal year, the Bonus Compensation shall be pro-rated and all such Bonus Compensation payable as a result of this Section 7.1 shall be otherwise payable as set forth in Section 4.2 above. The Estate shall be entitled to all other death benefits in accordance with the terms of the Company's benefit programs and plans

           7.2 Disability. In the event Employee shall be unable to render the services or perform his duties hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) for a period of either (i) ninety (90) consecutive days or (ii) one hundred eighty (180) days in any consecutive three hundred sixty-five (365) day period, the Company shall have the right to terminate this Agreement by giving Employee ten (10) days' prior written notice. If Employee's employment hereunder is so terminated, Employee shall be paid, in addition to payments under any disability insurance policy in effect, Employee's unpaid Base Salary through the month in which such termination occurs, plus Bonus Compensation on the same basis as is set forth in Section 7.1 above.

           7.3 Termination of Employment of Employee by the Company for Cause. Nothing herein shall prevent the Company from terminating Employee's employment under this Agreement for Cause (as defined below). In the event Employee is terminated for Cause, Employee shall be paid his unpaid Base Salary (but no Bonus Compensation) through the month in which such termination occurs. The term "Cause" as used herein, shall mean (i) Employee's misappropriation of funds, embezzlement or fraud in the performance of his duties hereunder, (ii) the continued failure or refusal of Employee (following written notice thereof) to carry out in any material respect any reasonable request of the Board for the provision of services hereunder, (iii) the material breach of any material provision of this Agreement by Employee, (iv) Employee's performance of his duties hereunder with gross negligence or (v) the entering of a plea of guilty or nolo contendere to, or the conviction of Employee of, a felony or any other criminal act involving moral turpitude, dishonesty, theft or unethical business conduct.

      Termination of employment of Employee pursuant to this Section 7.3 shall be made by delivery to Employee of a letter from the Board generally setting forth a description of the conduct which provides the basis for a termination of employment of Employee for Cause; provided, however, that, prior to the termination of this Agreement for a basis set forth in Sections 7.3(ii) or 7.3(iii) above (which is capable of being cured), Employee shall be given notice of the basis for termination by the Company and a reasonable opportunity (not less than thirty (30) days) to cure such breach.

           7.4 Termination of Employment Other than for Cause, Death or Disability.

                (a) Termination. This Agreement may be terminated (i) by the Company (in addition to termination pursuant to Sections 7.1, 7.2 or 7.3 above) at any time and for any reason, (ii) by Employee at any time and for any reason or (iii) upon the expiration of the Stated Term.

                (b)  Severance and Non-Competition Payments.

                     (1) If this Agreement is terminated by the Company, including by reason of a Constructive Termination (as defined below), other than as a result of death or disability of Employee or for Cause (and other than in connection with a change in control (as defined below) of the Company), the Company shall pay Employee a severance and noncompetition payment equal to the Base Salary for the remainder of the Stated Term earned by the Employee in respect of the last year immediately preceding the year of termination, multiplied by the number of year ends remaining in the Stated Term; provided; however, that a termination during the last twelve (12) months of the Stated Term shall be governed by Subsection 7.4(b)(5) below. Such severance and non-competition payment shall be payable in equal monthly installments commencing on the first day of the month following termination and shall continue for the remainder of the Stated Term.

                     (2) For purposes of this Agreement, a "change in control" of the Company means and includes each of the following: (i) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Rules and Regulations")) by any person or entity or any group of persons or entities who constitute a group (within the meaning of Section 13(d)(3) of the Rules and Regulations) (other than Employee, a member of his immediate family, a trust or similar estate planning vehicle established by Employee, or an entity in which Employee owns, directly or indirectly, a majority of the equity securities or voting rights), of any securities of the Company such that, as a result of such acquisition, such person, entity or group either
 (A) beneficially owns (within the meaning of Rule 13d-3 of the Rules and Regulations), directly or indirectly, more than 30% of the Company's outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board; (ii) a change in the composition of the Board such that a majority of the members of the Board are not Continuing Directors (as defined below); or
 (iii) the closing date of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iv) the stockholders of the Company approve a plan of complete liquidation of the Company; or (v) the closing date of the sale or disposition by the Company (if consummated in more than one transaction, the initial closing date) of all or substantially all of the Company's assets, following shareholder approval of such sale or disposition. For purposes of this Agreement, a "Continuing Director" means members of the Board on the date of this Agreement (including directors appointed from time to time pursuant to the Brera Transaction (as defined below)) or persons nominated for election or elected to the Board with the affirmative vote of the continuing directors who were members of the Board at the time of such nomination or election. In addition, the convertible preferred stock transaction described in the Investment Agreement between the Company and Brera Capital Partners, LLC ("Brera") or any subsequent acquisition of securities of the Company by Brera or its affiliates (the "Brera Transaction"), through an acquisition, merger, consolidation or otherwise, shall not be deemed to be a change in control.

                     (3) For purposes of this Agreement, a "Constructive Termination" shall be deemed to have occurred upon (i) the removal of Employee as the Executive Vice President and Chief Financial Officer of the Company, (ii) any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to such positions or (iii) the material breach by the Company of this Agreement if, in any such case, Employee does not agree to such change and elects to terminate his employment. A termination by reason of a Constructive Termination shall be made by delivery by Employee of a letter to the Board; provided, however, that, prior to the termination of this Agreement for a basis set forth in this Subsection 7.4(b)(3) (which is capable of being cured), the Board shall be given notice of the basis for termination by Employee and a reasonable opportunity (not less than thirty (30) days) to cure such breach.

                     (4) In the event of a termination of employment by the Company following a change in control of the Company (including by reason of a Constructive Termination), the Company shall pay the Employee a severance and non-competition payment equal to two (2) times the sum of the Base Salary in respect of the year immediately preceding the year of termination. Such severance and non-competition payment shall be payable in a lump sum on the first day of the month following the termination.

                     (5) If this Agreement is not renewed beyond the Stated Term for at least one year on substantially similar terms by the parties hereto or if this Agreement is terminated by the Company (other than as a result of death or disability of Employee or for Cause and other than in connection with a change in control), including by reason of a Constructive Termination, in accordance with this Section 7 during the last twelve (12) months of the Stated Term, the Company shall pay Employee a severance and noncompetition payment equal to the Base Salary in respect of the year immediately preceding the year of termination. Such severance and non-competition payment shall be payable in twelve (12) equal monthly installments commencing on the first day of the month following termination.

                     (6) If Employee terminates his employment voluntarily prior to the expiration of the Stated Term, Employee shall be paid his unpaid Base Salary (but no Bonus Compensation) through the month in which the voluntary termination occurs.

                     (7) Employee shall not be required to mitigate the amount of any severance and non-competition payment provided for under this Agreement by seeking other employment or otherwise. To the extent that Employee shall receive compensation, benefits or service credit for any other employment following termination under this Agreement, the payments to be made and the benefits to be provided by the Company under this Agreement shall be correspondingly reduced.

      8.   Confidential Information.

           8.1 Employee agrees not to use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company except (i) while employed by the Company, in the business of and for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of this Agreement, "Confidential Information" shall mean non-public information concerning the Company's financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company to others not subject to confidentiality agreements. In the event Employee's employment is terminated hereunder for any reason, he immediately shall return to the Company all Confidential Information in his possession.

           8.2 Employee and the Company agree that the covenant regarding confidential information contained in this Section 8 is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Employee agrees that any breach of the covenant contained in this Section 8 would irreparably injure the Company. Accordingly, Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 8.

           8.3 The provisions of this Section 8 shall extend for the Term and shall survive the termination of this Agreement for the greater of (x) the period in which severance and non-competition payments are made pursuant to this Agreement or (y) two years from the date this Agreement is terminated.

      9.   Non-Competition; Non-Solicitation.

           9.1 Employee agrees that, during the Non-Competition Period (as defined in Section 9.4 below), without the prior written consent of the
 Company: (i) he shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, greater than five percent (5%) holder of any class or series of equity securities, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in or otherwise be connected with, any entity which now, or at the time, has material operations which are engaged in any business activity competitive (directly or indirectly) with the business of the Company including, for these purposes, any business in which, at the termination of his employment, there was a bona fide intention on the part of the Company which was communicated to Employee to engage in the future; and (ii) he shall not, on behalf of any competing entity, directly or indirectly, have any dealings or contact with any suppliers or customers of the Company.

           9.2 During the Non-Competition Period, Employee agrees that, without the prior written consent of the Company (and other than on behalf of the Company), Employee shall not, on his own behalf or on behalf of any person or entity, directly or indirectly hire or solicit the employment of any employee who has been employed by the Company at any time during the one (1) year period immediately preceding such date of hiring or solicitation.

           9.3 Employee and the Company agree that the covenants of non-competition and non-solicitation contained in this Section 9 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Employee agrees that any breach of the covenants contained in this Section 9 would irreparably injure the Company. Accordingly, Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter, restraining any further violation of this
 Section 9.

           9.4 The provisions of this Section 9 shall extend for the Term and survive the termination of the Agreement for the greater of (x) one year from the date of such termination and (y) the period in which severance and non-competition payments are made to Employee pursuant to this Agreement (herein referred to as the "Non-Competition Period").

      10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission or overnight courier. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier) or one day after deposit with an overnight courier, as follows:

 To the Company:     Safety Components International, Inc.
                     2160 North Central Road
                     Fort Lee, New Jersey 07024
                     Telephone: 201-592-0008
                     Telecopy:  201-592-7501
                     Attention: President and Chief Operating Officer
                                and Chief Executive Officer

 To Employee:        Jeffrey J. Kaplan
                     310 River Road
                     Grandview, New York 10960
                     Telephone: 914-365-0524
                     Telecopy:  914-365-0855

      11. Entire Agreement. This Agreement, the Old Employment Agreement (until April 1, 1999 only), the SMIP Plan and the Stock Option Plan and the SAR Plan contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements or understandings among the parties related to such matters (including without limitation the Old Employment Agreement from and after April 1, 1999, except as set forth in Section 3.3 hereof).

      12. Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon Employee. "Successors and assigns" shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or capital stock of the Company.

      13. No Assignment. Except as contemplated by Section 12 above, this Agreement shall not be assignable or otherwise transferable by either party.

      14. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Board and is agreed to in writing, signed by Employee and by a duly authorized officer of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

      15. Fees and Expenses. If either party institutes any action or proceedings to enforce any rights the party has under this Agreement, or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of each party's rights or obligations hereunder or to set aside any provision hereof, or for any other judicial remedy, the prevailing party shall be entitled to reimbursement from the other party for its costs and expenses incurred thereby, including but not limited to, reasonable attorneys' fees and disbursements.

      16. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to its conflicts of law rules.

      17. Titles. Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

      18. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

      19. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.



      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                           SAFETY COMPONENTS INTERNATIONAL, INC.


                           By:  ______________________________________
                           Name:  Robert A. Zummo
                           Title: President and Chief Executive Officer


                           ____________________________________
                           Jeffrey J. Kaplan




                                                             Exhibit K



                     AMENDMENT TO EMPLOYMENT AGREEMENT


           THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into by and between Safety Components International, Inc., a Delaware corporation (the "Company"), and Jeffrey J. Kaplan ("Employee") and is dated as of the ____ day of _____, 1999.

                            W I T N E S S E T H:

           WHEREAS, the Company and Employee are party to an Employment Agreement dated as of February 15, 1997 (the "Original Agreement"; capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Agreement); and

           WHEREAS, the Company and Employee desires to amend the Original Agreement upon the terms set forth in the Agreement.

           NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties agree as follows:

           1. The last sentence of Section 4.3 of the Original Agreement is hereby amended and restated to read as follows:

           Subject to receiving stockholder approval, upon the termination of this Agreement other than in accordance with Section 7.3, any unvested Stock Options shall immediately vest, and Employee shall have until the earlier to occur of (i) ninety (90) days after the termination of this Agreement and (ii) the expiration of the Stock Options in accordance with their terms and with the Stock Option Plan to exercise any vested Stock Options.

           2. As soon as practicable after the date of this Agreement, the Board of Directors of the Company shall approve amendments to the Stock Option Plan in order that the grants and awards described in Section 1 hereof may be made and shall cause the Company to hold a stockholder meeting in order to approve, and shall recommend approval of, such amendments.

           3. Section 7.4(b)(3) of the Original Agreement is hereby amended and restated in its entirety as follows:

                (1) For purposes of the Agreement, a "change in control of the Company" shall be deemed to have occurred if (i) the Company shall have merged or consolidated with an unaffiliated entity or the Company shall have transferred or sold all or substantially all of its assets to an unaffiliated entity, or (ii) there shall be a change in the constituency of a majority of the members of the Board within any twelve (12) month period.

           4. From and after the date hereof, Employee's address for delivery of notices under the Original Agreement is 310 River Road, Grandview, New York 10960, telephone: (914) 365-0524, telecopy: (914) 365-0855.

           5. Except as expressly modified hereby, the terms of the Original Agreement shall remain in full force and effect. This Agreement and the Original Agreement contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements or understandings among the parties related to such matters.

           6. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of New York, without regard to its conflicts of law rules.

           7. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.




           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                          SAFETY COMPONENTS INTERNATIONAL, INC.


                          By:  ____________________________________
                               Name:  Robert A. Zummo
                               Title: President and Chief Executive
                                      Officer


                          ____________________________________
                          Jeffrey J. Kaplan